FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-262701-08

FREE WRITING PROSPECTUS, DATED FEBRUARY 4, 2025

BENCHMARK 2025-V13 Mortgage Trust
Commercial Mortgage Pass-Through Certificates, Series 2025-V13,
Class A-1, Class A-2, Class A-3, Class A-4, Class X-A, Class X-B,

Class A-S, Class B and Class C

The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission (File No. 333-262701) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the Securities and Exchange Commission for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission website at www.sec.gov. Alternatively, the depositor, Citigroup Global Markets Inc., BMO Capital Markets Corp. or any other underwriter or dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.

The certificates offered by the Preliminary Prospectus (as defined below), and the asset pool backing them, are subject to modification or revision (including the possibility that one or more classes of certificates may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a “when, as and if issued” basis. You understand that, when you are considering the purchase of these certificates, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have verified the allocation of certificates to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.

This free writing prospectus does not contain all information that is required to be included in the prospectus.

STATEMENT REGARDING ASSUMPTIONS AS TO SECURITIES, PRICING ESTIMATES AND OTHER INFORMATION

This material is for your information, and none of Citigroup Global Markets Inc., BMO Capital Markets Corp. or any other underwriter is soliciting any action based upon it. This material is not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal.

Neither this document nor anything contained herein shall form the basis for any contract or commitment whatsoever. The information contained herein is preliminary as of the date hereof. These materials are subject to change, completion or amendment from time to time. The information contained herein is in addition to information delivered to you as part of the preliminary prospectus relating to the Benchmark 2025-V13 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2025-V13 (the “Preliminary Prospectus”). The information contained herein should be reviewed only in conjunction with the entire Preliminary Prospectus. All of the information contained herein is subject to the same limitations and qualifications contained in the Preliminary Prospectus. The information contained herein does not contain all relevant information relating to the underlying mortgage loans or mortgaged properties that is contained in the Preliminary Prospectus. The information contained herein should not be viewed as projections, forecasts, predictions or opinions with respect to value. Prior to making any investment decision, prospective investors are strongly urged to read the Preliminary Prospectus in its entirety. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Certain capitalized terms used but not otherwise defined in this free writing prospectus are defined in the Preliminary Prospectus.

This document contains forward-looking statements. Those statements are subject to certain risks and uncertainties that could cause the success of collections and the actual cash flow generated to differ materially from the information set forth herein. While such information reflects projections prepared in good faith based upon methods and data that are believed to be reasonable and accurate as of the dates thereof, the depositor undertakes no obligation to revise these forward-looking statements to reflect subsequent events or circumstances. Individuals should not place undue reliance on forward-looking statements and are advised to make their own independent analysis and determination with respect to the forecasted periods, which reflect the issuer’s view only as of the date hereof.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation being made that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential, are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

The Herald Center Mortgage Loan and the Herald Center Trust Subordinate Companion Loan are part of a whole loan structure comprised of 11 promissory notes, each of which is secured by the same mortgage instrument on the Mortgaged Property identified on Annex A to the Preliminary Prospectus as Herald Center (the “Herald Center Mortgaged Property”).

On January 3, 2025 (the “Origination Date”), Bank of Montreal (“BMO” or, with respect to the Herald Center Whole Loan, the “Originator”), acting through its Chicago branch, originated (i) the Herald Center Trust Subordinate Companion Loan, (ii) the Herald Center Mortgage Loan, and (iii) the Herald Center Pari Passu Companion Loans. BMO is also referred to in this free writing prospectus as the “Mortgage Loan Seller” with respect to the Herald Center Trust Subordinate Companion Loan and the Herald Center Mortgage Loan. On the closing date for the securitization contemplated by the Preliminary Prospectus (the “Closing Date”), BMO will sell the Herald Center Mortgage Loan and the Herald Center Trust Subordinate Companion Loan to the Depositor.

The Herald Center Whole Loan, in the initial aggregate principal balance of $300,000,000, is evidenced by the following 11 promissory notes (each, an “HC Note” or a “Note”) made in favor of BMO:

(i) one senior pari passu promissory note designated as Note A-1, having a Cut-off Date Balance of $50,000,000 (“Note A-1”) that evidences and is referred to as the “Herald Center Mortgage Loan”, and which will be included in the Issuing Entity and pooled with the Mortgage Loans to back the Public Certificates and the Private Certificates;

(ii) five senior pari passu companion promissory notes, with an aggregate principal balance as of the Cut-off Date of $109,000,000, designated as: Note A-2, having a Cut-off Date Balance of $31,000,000 (“Note A-2”); Note A-3, having a Cut-off Date Balance of $26,000,000 (“Note A-3”); Note A-4, having a Cut-off Date Balance of $20,000,000 (“Note A-4”); Note A-5, having a Cut-off Date Balance of $12,000,000 (“Note A-5”); and Note A-6, having a Cut-off Date Balance of $20,000,000 (“Note A-6”; and, collectively with Note A-2, Note A-3, Note A-4 and Note A-5, the “Herald Center Pari Passu Companion Loans”; and, together with the Herald Center Mortgage Loan, the “Herald Center Senior Loan”), which will not be included in the Issuing Entity; and

(iii) five subordinate promissory notes, with an aggregate principal balance as of the Cut-off Date of $141,000,000, designated as: Note B, having a Cut-off Date principal balance of $39,805,000 (“Note B”); Note C, having a Cut-off Date principal balance of $34,370,000 (“Note C”); Note D, having a Cut-off Date principal balance of $34,590,000 (“Note D”); Note E, having a Cut-off Date principal balance of $25,235,000 (“Note E”); and Note F, having a Cut-off Date principal balance of $7,000,000 (“Note F”; and, collectively with Note B, Note C, Note D and Note E, the “Herald Center Trust Subordinate Companion Loan”), which are collectively subordinate to the Herald Center Senior Loan and which will be included in the Issuing Entity to solely back the Herald Center Loan-Specific Certificates.

The holder of the Herald Center Trust Subordinate Companion Loan is referred to as the “Herald Center Trust Subordinate Companion Loan Holder”. The Herald Center Senior Loan and the Herald Center Trust Subordinate Companion Loan are collectively referred to as the “Herald Center Whole Loan”. The

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Herald Center Trust Subordinate Companion Loan is also referred to as a “Trust Subordinate Companion Loan”. The characteristics of the Herald Center Whole Loan and the Herald Center Mortgaged Property are described under “Description of the Mortgage Pool” in the Preliminary Prospectus and on Annex A thereto.

DESCRIPTION OF THE Herald Center WHOLE LOAN

The following is a summary of the principal provisions of the Herald Center Whole Loan made pursuant to the Loan Agreement, dated as of January 3, 2025 (the “Mortgage Loan Agreement”), between the Originator and Herald Center Department Store of New York LLC (“Fee Borrower”) and Herald Center Department Store of New York Leasehold LLC (“Leasehold Borrower”, individually and/or collectively, as the context may require, together with their permitted successors and/or assigns, the “Borrower”). The Mortgage Loan Agreement and the other documents were executed and/or delivered by the Lender and the Borrower on or before the Origination Date to evidence and/or secure the Herald Center Whole Loan (collectively, “Mortgage Loan Documents”).

Certain defined terms used in this “Description of The Herald Center Whole Loan” section reflect defined terms used in the Mortgage Loan Documents for the purpose of determining the occurrence of certain events or compliance with certain covenants in the Mortgage Loan Documents. The results of these calculations will differ, and may differ substantially, from similar numerical information and statistics regarding the Herald Center Mortgaged Property and the Herald Center Whole Loan presented elsewhere in this free writing prospectus.

General

The Herald Center Whole Loan (the “Whole Loan”) was originated by BMO, a Canadian chartered bank acting through its Chicago Branch, as collateral agent for the benefit of the holder of Note A-1, the holder of Note A-2, the holder of Note A-3, the holder of Note A-4, the holder of Note A-5, the holder of Note A-6, the holder of Note B, the holder of Note C, the holder of Note D, the holder of Note E and the holder of Note F and their respective successors and/or assigns on January 3, 2025. The original principal balance of the whole loan is $300,000,000.00.

The Whole Loan is a five (5) year interest-only fixed rate loan and is evidenced by six (6) A Notes and five (5) subordinate Notes. Note A-1 is in the original principal amount of $50,000,000.00, Note A-2 is in the original principal amount of $31,000,000.00, Note A-3 is in the original principal amount of $26,000,000.00, Note A-4 is in the original principal amount of $20,000,000.00, Note A-5 is in the original principal amount of $12,000,000.00 and Note A-6 is in the original principal amount of $20,000,000.00. Note A-6 was sold to 3650 Real Estate Investment Trust 2 LLC on January 3, 2025. Note B is in the original principal amount of $39,805,000.00, Note C is in the original principal amount of $34,370,000.00, Note D is in the original principal amount of $34,590,000.00, Note E is in the original principal amount of $25,235,000.00, and Note F is in the original principal amount of $7,000,000.00.

The interest rate is (i) with respect to Note A-1, 5.43100430157233% per annum, (ii) with respect to Note A-2, 5.43100430157233% per annum, (iii) with respect to Note A-3, 5.43100430157233% per annum, (iv) with respect to Note A-4, 5.43100430157233% per annum, (v) with respect to Note A-5, 5.43100430157233% per annum, (vi) with respect to Note A-6, 5.43100430157233% per annum, (vii) with respect to Note B, 6.994570% per annum, (viii) with respect to Note C, 7.855490% per annum, (ix) with respect to Note D, 8.903910% per annum, (x) with respect to Note E, 6.551400% per annum, and (xi) with respect to Note F, 13.243920% per annum.

Security for the Herald Center Whole Loan

The Whole Loan is secured by, among other things, the fee interest and leasehold interest in the Herald Center Mortgaged Property, the revenues from the Herald Center Mortgaged Property, and all other tangible and intangible property in respect of which Lender is granted a lien under the Mortgage Loan

Documents, and all proceeds of the foregoing. Upon the satisfaction of the conditions precedent set forth in Section 2.6 of the Mortgage Loan Agreement, the Leasehold Borrower is permitted to convert the Herald Center Mortgaged Property into a leasehold condominium containing two (2) units and sell one of the units to Yeshiva University, (“Yeshiva”) a not for profit corporation (such unit, the “Yeshiva Unit”) and retain the other unit (the “Borrower Unit”), and upon the leasehold condominium conversion and sale of the Yeshiva Unit to Yeshiva, the lien of the leasehold mortgage on the Yeshiva Unit will be released by Lender. In addition, following the leasehold condominium conversion and sale of the Yeshiva Unit to Yeshiva, if the fourth (4th) floor of the Borrower Unit becomes available and Yeshiva exercises its right of first offer, upon the satisfaction of the conditions precedent set forth in Section 2.7 of the Mortgage Loan Agreement, the Borrower Unit will be subdivided and the fourth (4th) Floor will be conveyed to Yeshiva and the lien of the leasehold mortgage on such fourth (4th) Floor will be released by Lender.

Principal and Interest Payments

Interest payments on the Whole Loan are required to be made on the sixth (6th) day of each calendar month (each a “Payment Date”) in which the Interest Accrual Period ends without any grace periods (or if the sixth (6th) day is not a Business Day, the immediately preceding Business Day).

The entire principal balance of the Whole Loan will be due and payable by Borrower on the Maturity Date or such earlier date as may result from prepayment or acceleration of the Whole Loan in accordance with the terms of the Mortgage Loan Documents. No payments of principal will be due and payable by either Borrower prior to the Maturity Date, except in connection with certain casualties or condemnations.

Interest on the outstanding principal amount will be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) the Applicable Interest Rate divided by three hundred sixty (360) by (c) the Outstanding Principal Balance.

Upon the occurrence and during the continuance of an Event of Default, (a) interest on the Outstanding Principal Balance and, to the extent permitted by applicable law, overdue interest and other amounts due in respect of the Herald Center Whole Loan, will accrue at the Default Rate under the applicable Note, calculated from the date such payment was due without regard to any grace or cure periods contained herein and (b) in addition to the monthly debt service amount, Lender will be entitled to receive and Borrower is obligated to pay to Lender on each Payment Date an amount equal to the Net Cash Flow After Debt Service for the prior month, such amount to be applied by Lender to the payment of the Debt in such order as Lender determines in its sole discretion, including, without limitation, alternating applications thereof between interest and principal. Interest at the Default Rate and Net Cash Flow After Debt Service will both be computed from the occurrence of the Event of Default until the actual receipt and collection of the Debt (or that portion thereof that is then due). To the extent permitted by applicable law, interest at the Default Rate will be added to the Debt, and will itself accrue interest at the same rate as the Loan and will be secured by the Security Instrument.

Any payments made by Borrower pursuant to the Mortgage Loan Documents and received by Lender will be applied, first to amounts due under Note A (which will be applied pro rata to the indebtedness evidenced under Note A-1, Note A-2, Note A-3, Note A-4, Note A-5 and Note A-6), second, to amounts due under Note B, third, to amounts due under Note C, fourth, to amounts due under Note D, fifth, to amounts due under Note E and last, to amounts due under Note F.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which national banks are not open for general business in (i) the State of New York, (ii) the state where the corporate trust office of the Trustee is located, or (iii) the state where the servicing offices of the servicer are located.

“Default Rate” means, with respect to the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate, or (b) four percent (4%) above the Applicable Interest Rate.

“Interest Accrual Period” means the period beginning on (and including) the sixth (6th) day of each calendar month during the term of the Loan and terminating on the fifth (5th) day of the next succeeding calendar month; provided, however, that the initial Interest Accrual Period began on January 3, 2025 and ended on January 5, 2025.

“Maturity Date” means the Payment Date occurring in January, 2030, or such other date on which the final payment of the principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or in the other Herald Center Whole Loan Documents, under the laws of such State or States whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Net Cash Flow After Debt Service” for any period means the amount obtained by subtracting Debt Service for such period from Net Cash Flow for such period.

Prepayment

On or after July 6, 2029, Borrower may, at its option and upon twenty (20) days prior written notice to Lender, prepay the Whole Loan in whole, but not in part, without payment of the Yield Maintenance Premium, provided, Borrower simultaneously pays to Lender an amount equal to the sum of (i) the Debt plus (ii) all interest that would have accrued on the amount of principal being prepaid through and including the last day of the Interest Accrual Period related to the Payment Date next occurring following the date of such prepayment, notwithstanding that such Interest Accrual Period extends beyond the date of prepayment.

“Debt” means the Outstanding Principal Balance set forth in, and evidenced by Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note B, Note C, Note D, Note E and Note F, together with all interest accrued and unpaid thereon and all other sums (including, without limitation, the Yield Maintenance Premium, if applicable) due to Lender in respect of the Loan under the Note, and the other Mortgage Loan Document, including, without limitation, all Reserve Fund Deposits.

“Reserve Fund Deposits” means the amounts to be deposited into the Reserve Funds for any given month or at any other time as provided in the Mortgage Loan Documents.

“Reserve Funds” means the Tax and Insurance Reserve Account, the Replacement Reserve Fund, the Required Repair Fund, the Material Tenant Fund, the Excess Cash Reserve Fund, the Yeshiva Reserve Fund, the JIBEI Reserve Fund, the Underlying Lease Rent Reserve Fund, the Rent Concession Fund, the Yeshiva Seller Work Reserve Fund, the Rollover Reserve Fund, following the consummation of actions described in clauses (i) and (ii) of the definition of Leasehold Condominium Conversion herein pursuant to the express terms and conditions of Section 2.6 of the Mortgage Loan Agreement and in accordance with the terms of Section 7.7 of the Mortgage Loan Agreement, the Leasehold Condominium Common Charges Fund, and any other escrow or reserve fund established by the Mortgage Loan Documents.

Following a Casualty of Condemnation, on each date on which Borrower actually receives any Net Proceeds, if and to the extent Lender is not obligated to make such Net Proceeds available to Borrower for the Restoration of the Herald Center Mortgaged Property, Borrower will be required to prepay the Outstanding Principal Balance together with all interest which would have accrued on the amount of the Whole Loan through and including the last day of the Interest Accrual Period related to the Payment Date next occurring following the date of such prepayment (or, if such prepayment occurs on a Payment Date, through and including the last day of the Interest Accrual Period related to such Payment Date) in an amount equal to one hundred percent (100%) of such Net Proceeds. No Yield Maintenance Premium will be due in connection with any such prepayment. Notwithstanding anything to the contrary contained in the

Mortgage Loan Documents, in the event that Lender elects to apply Net Proceeds to the Outstanding Principal Balance pursuant to the immediately preceding sentence and such prepayment would exceed fifty percent (50%) of the Outstanding Principal Balance, Borrower at any time during the six (6) month period following such determination by Lender, may, at its option and upon fifteen (15) days’ prior written notice to Lender (which notice will be required to specify the proposed prepayment date), prepay the remaining Outstanding Principal Balance in whole (but not in part) on any Business Day. Any prepayment received by Lender pursuant to this sentence will be accompanied by (A) all interest which would have accrued on the amount of the Loan to be prepaid through and including the last day of the Interest Accrual Period relating to the Payment Date next occurring following the date of such prepayment (or, if such prepayment occurs on a Payment Date, through and including the last day of the Interest Period relating to such Payment Date), (B) all costs incurred by Lender in connection with such prepayment and (C) all other sums due and payable under the Mortgage Loan Documents (which, unless an Event of Default is then continuing, will not include the Yield Maintenance Premium or any other prepayment fee or premium).

If, during the continuance of an Event of Default, Borrower tenders payment of all or any part of the Debt, or if all or any portion of the Debt is recovered by Lender after such Event of Default such tender or recovery will be deemed a voluntary prepayment by Borrower in violation of the prohibition against prepayment set forth in the Mortgage Loan Documents and Borrower will be required to pay, in addition to the Debt, (i) an amount equal to the greater of (a) one percent (1%) of the outstanding principal amount of the Loan to be prepaid or satisfied, or (b) the Yield Maintenance Premium that would be required if a Defeasance Event had occurred in an amount equal to the outstanding principal amount of the Loan to be satisfied or prepaid, (ii) all interest which would have accrued at the Default Rate under the applicable Note on the amount of the Loan through and including the last day of the Interest Accrual Period related to the Payment Date next occurring following the date of such prepayment, notwithstanding that such Interest Accrual Period extends beyond the date of prepayment and (iii) all other sums due and payable under the Loan Documents.

“Award” means any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.

“Net Proceeds” means: (i) the net amount of all insurance proceeds received by Lender pursuant to the Mortgage Loan Agreement as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

“Yield Maintenance Premium” means the amount (if any) which, when added to the remaining principal amount of the Note A-1, the Note A-2, the Note A-3, the Note A-4, the Note A-5, the Note A-6, the Note B, the Note C, the Note D, the Note E and the Note F will be sufficient to purchase Defeasance Collateral providing the required Scheduled Defeasance Payments. Lender’s calculation of the Yield Maintenance Premium will be conclusive absent manifest error. For clarification purposes, the Yield Maintenance Premium will be calculated separately for Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note B, Note C, Note D, Note E and Note F based on the payment terms of each applicable Note.

Defeasance

Provided no Event of Default is then existing, Borrower will have the right at any time after the Permitted Defeasance Date to voluntarily defease all, but not part, of the Whole Loan by and upon satisfaction of the following conditions (such event being a “Defeasance Event”):

(i)                        Borrower will be required to provide not less than thirty (30) (but not more than ninety (90)) days prior written notice to Lender specifying the date (the “Defeasance Date”) on which the Defeasance Event will occur, provided, however, that Borrower will have the right to cancel such notice by providing Lender with notice of cancellation not less than five (5) Business Days prior to the scheduled Defeasance Date, provided that Borrower will be required to pay all of Lender’s reasonable costs and expenses incurred as a result of such cancellation;

(ii)                      Without duplication, Borrower will be required to pay to Lender the Monthly Debt Service Payment Amount due on the Payment Date next following the Defeasance Date (the “Post Defeasance Payment Date”);

(iii)                   Borrower will be required to pay to Lender all other sums, not including scheduled interest or principal payments, then due under the Note, the Mortgage Loan Agreement, the Security Instrument, and the other Loan Documents;

(iv)                  Borrower will be required to deliver to Lender the Defeasance Deposit applicable to the Defeasance Event;

(v)                     Borrower will be required to execute and deliver a security agreement, in a form and substance that would be reasonably satisfactory to a prudent institutional lender, creating a first priority lien on the Defeasance Deposit and the Defeasance Collateral purchased with the Defeasance Deposit in accordance with the provisions of Section 2.4 of the Mortgage Loan Agreement (the “Security Agreement”);

(vi)                  Borrower will be required to deliver an opinion of counsel for Borrower in a form and substance that would be reasonably satisfactory to a prudent institutional lender stating, among other things, that Borrower has legally and validly transferred and assigned the Defeasance Collateral and all obligations, rights and duties under and to the Note to the Successor Borrower, that Lender has a perfected first priority security interest in the Defeasance Deposit and the Defeasance Collateral delivered by Borrower and that any REMIC Trust formed pursuant to a securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of such Defeasance Event;

(vii)                If required by the applicable Rating Agencies, Borrower will also deliver or cause to be delivered a non-consolidation opinion with respect to the Successor Borrower in form and substance reasonably satisfactory to Lender and satisfactory to the applicable Rating Agencies;

(viii)             Borrower will be required to deliver an Officer’s Certificate certifying that the requirements contained in this provision have been satisfied;

(ix)                  Borrower will be required to deliver a certificate of an Approved Accountant certifying that the Defeasance Collateral purchased with the Defeasance Deposit generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;

(x)                     Borrower will be required to deliver such other certificates, documents or instruments as Lender may reasonably request which are necessary to effectuate the Defeasance Event; and

(xi)                  Borrower will be required to pay all costs and expenses of Lender incurred in connection with the Defeasance Event, including, without limitation, (A) any costs and expenses associated with the release of the lien of the Security Instrument as provided in Section 2.5 of the Mortgage Loan Agreement, (B) Lender’s reasonable attorneys’ fees and expenses, (C) the costs and expenses of the Rating Agencies, (D) any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note, or otherwise required to accomplish the defeasance and (E) the costs and expenses incurred by Lender, Servicer and any trustee, including reasonable attorneys’ fees.

(xii)               In no event will Lender have any obligation to notify Borrower that the Permitted Defeasance Date has occurred with respect to the Loan, except that Lender will notify Borrower whether or not the Permitted Defeasance Date has occurred with respect to the Loan after receiving Borrower’s notice described in Section 2.4(a)(i) of the Mortgage Loan Agreement; provided, however, that the failure of Lender to so notify Borrower will not impose any liability upon Lender or grant Borrower any right to defease the Loan on or prior to the occurrence of the Permitted Defeasance Date.

(xiii)            In connection with a Defeasance Event, Borrower appoints Lender as its agent and attorney-in-fact for the purpose of using the Defeasance Deposit to purchase U.S. Obligations (the “Defeasance Collateral”), which provide payments on or prior to, but as close as possible to, all successive scheduled payment dates after the Post Defeasance Payment Date and up to and including the Open Date (assuming the Note is prepaid in full as of such Open Date and including the Outstanding Principal Balance and accrued interest on the Loan as of such Open Date plus all interest that would accrue on the Outstanding Principal Balance through and including the end of the Interest Accrual Period in which the Open Date occurs (even if such Interest Accrual Period extends beyond the Open Date), and all payments required after the Defeasance Date, if any, under the Loan Documents (the “Scheduled Defeasance Payments”). Each of the U.S. Obligations that are part of the Defeasance Collateral will be duly indorsed by the holder thereof as directed by Lender or accompanied by a written instrument of transfer in form and substance that would be satisfactory to a prudent institutional lender (including, without limitation, such instruments as may be required by the depository institution holding such securities or by the issuer thereof, as the case may be, to effectuate book entry transfers and pledges through the book entry facilities of such institution) in order to perfect upon the delivery of the Defeasance Collateral a first priority security interest therein in favor of Lender in conformity with all applicable state and federal laws governing the granting of such security interests. Borrower, pursuant to the Security Agreement or other appropriate document, will authorize and direct that the payments received from the Defeasance Collateral may be made directly to the Cash Management Account (unless otherwise directed by Lender) and applied to satisfy the obligations of Borrower under the Note. Any portion of the Defeasance Deposit in excess of the amount necessary to purchase the Defeasance Collateral required by Section 2.4 of the Mortgage Loan Agreement and satisfy Borrower’s other obligations under Section 2.4 of the Mortgage Loan Agreement and Section 2.5 of the Mortgage Loan Agreement will be remitted to Borrower.

In connection with any Defeasance Event, Borrower will be required to establish or designate a successor entity (the “Successor Borrower”) which will be a single purpose bankruptcy remote entity (meeting the requirements of the single purpose entity provisions contained in the Mortgage Loan Documents, as applicable) with one (1) Independent Director approved by Lender, and Borrower will transfer and assign all obligations, rights and duties under and to the Note together with the pledged Defeasance Collateral to such Successor Borrower. Such Successor Borrower will assume the obligations under the Note and the Security Agreement and Borrower will be relieved of its obligations under such documents and the other Loan Documents, except with respect to those obligations which are expressly stated to survive. Borrower will be required to pay $1,000 to any such Successor Borrower as consideration for assuming the obligations under the Note and the Security Agreement. Notwithstanding anything in the Mortgage Loan Agreement to the contrary, no other assumption fee will be payable upon a transfer of the Note in accordance with this Section, but Borrower will be required to pay all costs and expenses incurred by Lender, including Lender’s reasonable attorneys’ fees and expenses, actually incurred in connection therewith.

(a)       After the Permitted Defeasance Date, if Borrower has elected to defease the Loan and all the applicable requirements of Section 2.4 and Section 2.5 of the Mortgage Loan Agreement have been satisfied, the Herald Center Mortgaged Property will be released from the Lien of the Security Instrument, and the U.S. Obligations pledged pursuant to the Security Agreement will be the sole source of collateral securing the Note.

(b)       In connection with the release of the Security Instrument, Borrower will be required to submit to Lender, not less than thirty (30) days prior to the Defeasance Date, a release of Lien (and Loan Documents) for the Property for execution by Lender. Such release will be in a form appropriate in the jurisdiction in which the Property is located and that would be satisfactory to a prudent institutional lender and will contain standard provisions, if any, protecting the rights of the releasing lender. In addition, Borrower will provide all other documentation Lender reasonably requires to be delivered by

Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all applicable Legal Requirements, and (ii) will, following execution by Lender and recordation thereof, effect such release in accordance with the terms of the Mortgage Loan Agreement.

“Approved Accountant” means Baker Tilly, or a “Big Four” certified public accounting firm or other independent certified public accounting firm acceptable to Lender.

“Defeasance Deposit” means an amount sufficient to purchase the Defeasance Collateral necessary to meet the Scheduled Defeasance Payments.

“Independent Director” means a natural Person who (a) is not at the time of initial appointment and has never been, and will not while serving as Independent Director be: (i) a stockholder, director (with the exception of serving as the Independent Director of Borrower or Principal), officer, employee, partner, member (other than a “special member” or “springing member”), manager, attorney or counsel of Borrower or Principal, equity owners of Borrower, Principal or any Guarantor or any Affiliate of Borrower, Principal or any Guarantor; (ii) a customer, supplier or other person who derives any of its purchases or revenues from its activities with Borrower, Principal or any Guarantor, equity owners of Borrower, Principal or any Guarantor or any Affiliate of Borrower, Principal or any Guarantor; (iii) a Person controlling or under common control with any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person of Borrower or Principal, equity owners of Borrower, Principal or any Guarantor or any Affiliate of Borrower, Principal or any Guarantor; or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person of Borrower or Principal, equity owners of Borrower, Principal or any Guarantor or any Affiliate of Borrower, Principal or any Guarantor and (b) has (i) prior experience as an independent director or independent manager for a corporation, a trust or limited liability company whose charter documents required the unanimous consent of all independent directors or independent managers thereof before such corporation, trust or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three (3) years of employment experience with CT Corporation, Corporation Service Company or National Registered Agents, Inc. or if none of these companies is then providing professional independent directors, another nationally recognized company acceptable to Lender, that is not an Affiliate of Borrower and that provides, inter alia, professional independent directors or independent managers in the ordinary course of their respective business to issuers of securitization or structured finance instruments, agreements or securities or lenders originating commercial real estate loans for inclusion in securitization or structured finance instruments, agreements or securities (a “Professional Independent Director”) and is an employee of such a company or companies at all times during his or her service as an Independent Director. A natural Person who satisfies the foregoing definition except for being (or having been) the independent director or independent manager of a “special purpose entity” affiliated with Borrower or Principal (provided such Affiliate does not or did not own a direct or indirect equity interest in Borrower or Principal) is not be disqualified from serving as an Independent Director, provided that such natural Person satisfies all other criteria set forth above and that the fees such individual earns from serving as independent director or independent manager of Affiliates of Borrower or Principal or in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. A natural Person who satisfies the foregoing definition other than subparagraph (a)(ii) is not be disqualified from serving as an Independent Director if such individual is a Professional Independent Director and such individual complies with the requirements of the previous sentence.

“Legal Requirements” means all federal, State, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Herald Center Mortgaged Property or any part thereof, or the zoning, construction, use, alteration, occupancy or operation thereof, or any part thereof, including, without limitation, the Americans with Disabilities Act of 1990, the ICAP Program, the Condominium Act, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments of record affecting the Herald Center Mortgaged Property.

“Open Date” means the Payment Date occurring in July 2029.

“Permitted Defeasance Date” means the date that is the earlier of (a) four (4) years from the Origination Date or (b) two (2) years from the “startup day” within the meaning of Section 860G(a)(9) of the Code of the final REMIC Trust involving any portion of the Loan.

Cash Management

At the origination of the Whole Loan, Borrower established an account (the “Lockbox Account”) with Lockbox Bank in the name of Borrower for the sole and exclusive benefit of Lender into which Borrower will deposit, or cause to be deposited, all Gross Income from Operations, all forfeited security deposits and all other revenue of any kind from the Herald Center Mortgaged Property received by Borrower or Manager. In the event Lockbox Bank ceases to qualify as an Eligible Institution, resigns as Lockbox Bank, or defaults under or terminates the Lockbox Agreement, Borrower will reasonably cooperate with Lender in designating a successor Eligible Institution and transferring the Lockbox Account to such Eligible Institution, each within thirty (30) days after request by Lender. The Lockbox Account and all amounts on deposit in the Lockbox Account (i) are pledged and given as security by Borrower to Lender as collateral for the Obligations and will be held in trust for the benefit of Lender and (ii) may not be commingled with any other funds or property of Borrower or Manager. Neither Borrower nor Manager will be permitted to make withdrawals from the Lockbox Account.

Lender, on Borrower’s behalf, will establish an account with the Cash Management Bank (the “Cash Management Account”) in the name of Borrower for the sole and exclusive benefit of Lender, into which Borrower will deposit or cause to be deposited all sums on deposit in the Lockbox Account. Upon the first occurrence of a Trigger Period, Lender, on Borrower’s behalf, will also establish with Lender or Servicer an Eligible Account into which Borrower will deposit, or cause to be deposited the amounts required for the payment of Debt Service under the Loan (the “Debt Service Account”).

Borrower will, or will cause Manager to, immediately deposit all Gross Income from Operations, all forfeited Security Deposits and all other revenue of any kind from the Herald Center Mortgaged Property received by Borrower or Manager into the Lockbox Account no later than two (2) Business Days after receipt; provided, however, that all Lease Termination Payments will be deposited directly into the Rollover Reserve Account no later than two (2) Business Days after receipt; (ii) Borrower will send a notice (x) to all tenants now or hereafter occupying space at the Property directing them to pay all Rents (including, without limitation, all Lease Termination Payments) and all other sums due under the lease to which they are a party directly into the Lockbox Account and (y) to Yeshiva and any other Person occupying space in the Yeshiva Unit; directing them to pay all Leasehold Condominium Common Charges (including, without limitation, all Ground Rent Pass-Throughs) and all other sums due under the Yeshiva Documents and/or Leasehold Condominium Documents and/or Underlying Lease to which they are a party directly into the Lockbox Account (it being agreed that, to the extent any such notice must be sent by the leasehold condominium board, then Leasehold Borrower or Guarantor, because it has control of the leasehold condominium board, will cause the leasehold condominium board to deliver any such notice to Yeshiva), (iii) other than the Accounts, Borrower’s Operating Account and the accounts established and maintained in accordance with the express terms of the Preferred Equity LP Agreement, there will be no other accounts maintained by Borrower or any other Person into which revenues from the ownership and operation of the Property are deposited; and (iv) neither Borrower nor any other Person will open any other such account with respect to the deposit of income in connection with the Property other than Borrower’s Operating Account and the accounts established and maintained in accordance with the express terms of the Preferred Equity LP Agreement. Until deposited into the Lockbox Account, any Gross Income from Operations, forfeited Security Deposits and other revenue of any kind from the Property received by Borrower or Manager will be deemed to be collateral and will be required to be held in trust by it for the benefit of Lender and will not be commingled with any other funds or Property of Borrower or Manager.

Borrower warrants and covenants that it will not rescind, withdraw or change any notices or instructions required to be sent by it pursuant to this Section without Lender’s prior written consent.

The Lockbox Agreement will provide that, among other things, Borrower, or Lender, on behalf of Borrower, will direct the Lockbox Bank to transfer, on each Business Day, all funds on deposit in the Lockbox Account to (i) during any time other than during a Trigger Period, such account as will be specified by Borrower in writing to Lender and Lockbox Bank (the “Borrower’s Operating Account”) and (ii) during the continuance of a Trigger Period, the Cash Management Account.

During the continuance of a Trigger Period (other than an Event of Default), provided no Event of Default is then continuing, Lender will direct Cash Management Bank to withdraw all funds on deposit in the Cash Management Account on the date immediately preceding each Payment Date (and if such day is not a Business Day then the immediately preceding Business Day), and will disburse such funds (to the extent of such funds) in the following order of priority:

(i)                        First, funds sufficient to pay the Monthly Tax Deposit will be deposited in the tax reserve account;

(ii)                     Second, funds sufficient to pay the Monthly Insurance Premium Deposit (if required pursuant to Section 7.2 of the Mortgage Loan Agreement) will be deposited in the insurance reserve account;

(iii)                  Third, funds sufficient to pay the Monthly Debt Service Payment Amount will be deposited into the Debt Service Account;

(iv)                  Fourth, funds sufficient to pay the Replacement Reserve Monthly Deposit will be deposited in the Replacement Reserve Account;

(v)                    Sixth, to Lender, fund sufficient to pay any other amounts then due and payable under the Loan Documents (including, without limitation, to Cash Management Bank and Servicer for fees and expenses incurred in connection with the Mortgage Loan Agreement);

(vi)                 Seventh, during the continuance of a Trigger Period, funds sufficient to pay the Op Ex Monthly Deposit will be deposited in the Operating Expense Account;

(vii)               Eighth, following the consummation of the actions described in clauses (i) and (ii) of the definition of Leasehold Condominium Conversion herein in accordance with the terms and conditions of Section 2.6 of the Mortgage Loan Agreement, during the continuance of any Trigger Period, funds sufficient to pay Leasehold Condominium Common Charges will be deposited in a Leasehold Condominium Common Charges Account;

(viii)            Ninth, funds sufficient to pay the Monthly Underlying Lease Rent Deposit will be deposited into the Underlying Lease Rent Reserve Account;

(ix)                 Lastly, all amounts remaining in the Cash Management Account after deposits pursuant to clauses (i) through (viii) above for the current month and all prior months (the “Excess Cash Flow”) will be disbursed as follows:

(A)      During the continuance of a Material Tenant Monthly Deposit Event, funds sufficient to pay the Material Tenant Monthly Deposit will be deposited in the Material Tenant Account in accordance with the terms of Section 7.5 of the Mortgage Loan Agreement;

(B)      During the continuance of any Material Tenant Trigger Event other than a Material Tenant Monthly Deposit Event, to the Material Tenant Account in accordance with the terms of Section 7.5 of the Mortgage Loan Agreement;

(C)      During the continuance of any Trigger Period other than a Material Tenant Trigger Event, to the Excess Cash Reserve Account; and/or

(D)     During the continuance of a Material Tenant Monthly Deposit Event, other than a Material Tenant 100% Excess Cash Flow Event, provided no Material Tenant Trigger Event and/or Trigger Period is continuing, any remaining funds after disbursement in accordance with clause (A) of this clause (ix) above, to Borrower’s Operating Account.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person. Such term includes Guarantor unless otherwise specified or if the context may otherwise require.

“Approved Accounting Principles” means GAAP, cash basis, income tax, or such other accounting basis reasonably acceptable to Lender, which accounting basis is utilized by Borrower and Guarantor for the purposes of financial reporting in accordance with the terms and conditions of the Mortgage Loan Agreement and the other Loan Documents; provided that such accounting basis is consistently applied throughout the periods covered by the applicable financial statements and reports.

“Cash Management Agreement” means that certain Cash Management Agreement, dated as of the date of the Mortgage Loan Agreement, among Borrower, Lender, Cash Management Bank and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Management Bank” means PNC Bank, National Association. or any other Eligible Institution selected by Lender, in Lender’s sole and absolute discretion.

“Debt Service Coverage Ratio” means as of the date of calculation, a ratio calculated by Lender in which:

(a)   the numerator is the Underwritten Net Cash Flow for the twelve (12) full calendar month period preceding the date of calculation as set forth in the financial statements required under the Mortgage Loan Agreement; and

(b)   the denominator is the aggregate amount of Debt Service which would be due and payable under the Note for such twelve (12) full calendar month period, provided, that, the foregoing is calculated by Lender based upon the actual amount of debt service which would be due for such period.

Lender’s calculation of the Debt Service Coverage Ratio will be conclusive absent manifest error.

“Underwritten Net Cash Flow” means, as of the end of any calendar quarter and calculated with respect to the preceding twelve (12) month period, the amount determined by Lender as the excess of (a) to the extent such amounts are recurring in nature and properly included in Gross Income from Operations, the sum of: (i) in-place base rents, (ii) expense reimbursements, (iii) percentage rents, (iv) ancillary income and (v) Ground Rent Pass Throughs payable by Yeshiva pursuant to the Yeshiva Documents and/or Leasehold Condominium Documents; over (b) Operating Expenses, in each case adjusted to (i) include (A) intentionally omitted; (B) an amount for vacancy loss equal to the greater of (1) the actual vacancy rate at the Property and (2) five percent (5%) applied to all tenants at the Property other than (i) H&M, (ii) Bank of America, and (iii) Verizon, provided (x) no default (beyond applicable notice and cure periods then exists under each such tenant’s Lease, (y) each such tenant is in full occupancy of, and operating in, the space demised under, and pursuant to the terms of, its respective Lease, and (z) such tenant is not the subject of a bankruptcy or other Creditors Rights Laws; (C) an amount for management fees equal to three percent (3.0%) of effective gross income; (D) an amount for capital expenditures equal to (X) prior to the consummation of the actions described in clauses (i) and (ii) of the definition of Leasehold Condominium Conversion herein and/or if Yeshiva is in default beyond applicable notice and/or cure periods under any Yeshiva Document, Leasehold Condominium Document and/or the Underlying Lease, $0.20 per rentable square foot at the Property per annum (regardless of whether deposits to a reserve account for such items is required under the Mortgage Loan Agreement), which rentable square footage at the Property will be deemed to be 267,207 square feet), and (Y) following the Leasehold Condominium Conversion in accordance with the terms of Section 2.6 of the Mortgage Loan Agreement and upon the release of the leasehold lien of the Security Instrument on the Yeshiva Unit in accordance with the terms of Section 2.6 of the Mortgage Loan Agreement and the Yeshiva Documents, provided Yeshiva is not in default beyond applicable notice and/or cure periods under any Yeshiva Document, Leasehold Condominium Document and/or the Underlying Lease, $0.20 per rentable square foot at the Declarant Unit per annum (regardless of whether deposits to a reserve account for such items is required under the Mortgage Loan Agreement), which rentable square footage at the Declarant Unit will be deemed to be 147,160 square feet); and (E) during a Trigger Period, an amount for tenant improvements and leasing commission obligations equal to $1.00 per rentable square foot at the Property per annum (regardless of whether deposits to a reserve account for such items is required under the Mortgage Loan Agreement); and (ii) exclude (A) amounts representing non-recurring items and (B) amounts received from any Affiliate of Borrower or Guarantor or from any tenant in default under its Lease or in bankruptcy (unless such Lease has been assumed in the bankruptcy proceeding). Lender’s calculation of Underwritten Net Cash Flow will be final absent manifest error.

“Eligible Account” means a separate and identifiable account from all other funds held by the holding institution that is either (i) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (ii) a segregated trust account or accounts maintained with the corporate trust department of a federal or state-chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a federally chartered depository institution or trust company acting in its fiduciary capacity is subject to the regulations regarding fiduciary funds on deposit therein under 12 C.F.R. §9.10(b), and in the case of a state-chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account may not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” means a (i) depository institution or trust company insured by the Federal Deposit Insurance Corporation (a) the short-term unsecured debt obligations, commercial paper or other short-term deposits of which are rated at least “A 1” by S&P, “P 1” by Moody’s, “F 1” by Fitch and “R 1 (middle)” by DBRS Morningstar (to the extent rated by DBRS Morningstar), in the case of accounts in which funds are held for thirty (30) days or less, and (b) the long-term unsecured debt obligations or deposits of which are rated at least “A” by S&P, “A2” by Moody’s, “A” by Fitch and “A” by DBRS Morningstar (to the extent rated by DBRS Morningstar), in the case of accounts in which funds are held for more than thirty (30) days; provided that after a Securitization only the foregoing ratings requirements of each Rating Agency rating such Securitization will apply, or (ii) an institution for which a Rating Agency Confirmation has been obtained.

“Governmental Authority” means any court, board, agency, commission, office, central bank or other authority of any nature whatsoever for any governmental unit (federal, State, county, district, municipal, city, country or otherwise) or quasi-governmental unit whether now or hereafter in existence.

“Gross Income from Operations” means:

(i)                     for all purposes other than the calculation of Debt Service Coverage Ratio during the Initial Debt Service Coverage Ratio Calculation Period, all income, computed in accordance with Approved Accounting Principles derived from the ownership and operation of the Property from whatever source, including, but not limited to, (x) all amounts paid under the Yeshiva Documents and/or Leasehold Condominium Documents, including, without limitation, Ground Rent Pass Throughs and Leasehold Condominium Common Charges, and (y) the Rents, utility charges, escalations, service fees or charges, license fees, parking fees, rent concessions or credits, and other required pass-throughs, but excluding (i) sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, (ii) refunds and uncollectible accounts, (iii) sales of furniture, fixtures and equipment, (iv) Insurance Proceeds (other than business interruption or other loss of income insurance), (v) Awards, (vi) interest on credit accounts, security deposits, utility and other similar deposits, (vii) interest on the Reserve Funds, (viii) any disbursements to Borrower from the Reserve Funds, and (ix) any other rental income and/or other amounts attributable to any tenant and/or a Unit Owner, as applicable, (1) in bankruptcy that has not affirmed its Lease or any Yeshiva Documents, Leasehold Condominium Document and/or Underlying Lease, as applicable, in the applicable bankruptcy proceeding pursuant to a final, non-appealable order of a court of competent jurisdiction, (2) not paying (x) rent under its Lease or otherwise in default under its Lease beyond any applicable notice and cure periods and/or (y) not paying any amounts payable under the Yeshiva Documents and/or Leasehold Condominium Documents or otherwise in default under any Yeshiva Document and/or any Leasehold Condominium Document beyond any applicable notice and cure periods, (3) that has expressed its intention (directly, constructively or otherwise) to (x) not renew, terminate, cancel and/or reject its applicable Lease, and/or (y) terminate, cancel and/or reject any Yeshiva Document and/or Leasehold Condominium Document, (4) whose tenancy at the Property is month-to-month, (5) under a Lease which expires within nine (9) months or less of the applicable date of calculation under the Mortgage Loan Agreement and/or (6) that is not in physical occupancy of, and operating in, the space demised under (x) its Lease and/or (y) with respect to each Tranche (as defined in the Yeshiva PSA) of the Yeshiva Unit, the Yeshiva Documents and/or the Leasehold Condominium Documents, as applicable, in each case, for a period of six (6) consecutive months or longer (the period prior to such six (6) consecutive month period will be referred to herein as the “Acceptable Go Dark Period”), other than in the event the applicable tenant or Yeshiva, as applicable, subleases, assigns or transfers all or a portion of its leased premises (or the Yeshiva Unit, as applicable) to a subtenant, assignee or transferee, as applicable, in accordance with the terms of the Mortgage Loan Agreement, the other Loan Documents and the applicable Lease and/or Yeshiva Documents, as applicable, the initial period during which such tenant or Yeshiva, as appliable, or the subtenant, assignee or transferee, as applicable, is performing tenant improvements or remodeling the subleased, assigned or transferred, as applicable, premises in preparation for such subtenant, assignee or transferee to commence its operations at the subleased, assigned or transferred premises, in all cases in accordance with the terms of the Mortgage Loan Agreement, provided that (x) such Lease or Yeshiva Documents, as applicable, remain in full force, (y) the tenant or Yeshiva, as applicable, continues to remain liable to Borrower for all obligations under the Lease or Yeshiva Documents, as applicable, and (z) the tenant or Yeshiva, as applicable, continues to pay all Rent due under the Lease or Ground Rent Pass Through, Leasehold Condominium Common Charges and all other amounts due under the Yeshiva Documents, as applicable, during the period any such tenant improvements or remodeling is being performed. Notwithstanding the provisions of the immediately preceding clause (6)(y) relating solely to Yeshiva, provided no Event of Default is then existing and Borrower delivers written evidence acceptable to Lender that Yeshiva has commenced and is diligently proceeding to completion the tenant improvements it is performing in the applicable Tranche in accordance with the terms of the Yeshiva Documents, Borrower will have the right to request that Lender extend the Acceptable Go Dark Period, which consent Lender may grant or deny, in its sole and absolute discretion. For the avoidance of doubt, with respect to the Yeshiva Unit, the terms of this definition will be applicable to each Tranche individually. Gross income will not be diminished as a result of the Security Instrument or the creation of any intervening estate or interest in the Property or any part thereof; and

(ii)                  solely for all purposes of the calculation of Debt Service Coverage Ratio relating to the Initial Debt Service Coverage Ratio Calculation Period (but not for any period following the expiration of the Initial Debt Service Coverage Ratio Calculation Period), an amount equal to the sum of (I) the product of (A) twelve (12) and (B) the monthly Leasehold Condominium Common Charges (without duplication) paid by Yeshiva pursuant to the Yeshiva Documents as of the last day of the last full calendar month immediately prior to the date of such calculation and (II) all income (other than Leasehold Condominium Common Charges paid by Yeshiva), computed in accordance with Approved Accounting Principles derived from the ownership and operation of the Property from whatever source, including, but not limited to the Rents, utility charges, escalations, service fees or charges, license fees, parking fees, rent concessions or credits, and other required pass-throughs, but excluding (i) sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, (ii) refunds and uncollectible accounts, (iii) sales of furniture, fixtures and equipment, (iv) Insurance Proceeds (other than business interruption or other loss of income insurance), (v) Awards,

(vi) interest on credit accounts, security deposits, utility and other similar deposits, (vii) interest on the Reserve Funds, (viii) any disbursements to Borrower from the Reserve Funds, and (ix) any other rental income and/or other amounts attributable to any tenant and/or Unit Owner, as applicable, (1) in bankruptcy that has not affirmed its Lease or any Yeshiva Documents, Leasehold Condominium Document and/or Underlying Lease, as applicable, in the applicable bankruptcy proceeding pursuant to a final, non-appealable order of a court of competent jurisdiction, (2) not paying (x) rent under its Lease or otherwise in default under its Lease beyond any applicable notice and cure periods, and/or (y) not paying any amounts payable under any Yeshiva Document and/or Leasehold Condominium Document beyond applicable notice and cure periods, (3) that has expressed its intention (directly, constructively or otherwise) to (x) not renew, terminate, cancel and/or reject its applicable Lease, and/or (y) terminate, cancel and/or reject any Yeshiva Document and/or Leasehold Condominium Document, (4) whose tenancy at the Property is month-to-month, (5) under a Lease which expires within nine (9) months or less of the applicable date of calculation under the Mortgage Loan Agreement and/or (6) that is not in physical occupancy of, and operating in, the space demised under its Lease, in each case, for a period of six (6) consecutive months or longer, other than in the event the applicable tenant or Yeshiva, as applicable, subleases, assigns or transfers all or a portion of its leased premises (or the Yeshiva Unit, as applicable) to a subtenant, assignee or transferee, as applicable, in accordance with the terms of the Mortgage Loan Agreement, the other Loan Documents and the applicable Lease and/or Yeshiva Documents, as applicable, the initial period during which such tenant or Yeshiva, as appliable, or the subtenant, assignee or transferee, as applicable, is performing tenant improvements or remodeling the subleased, assigned or transferred, as applicable, premises in preparation for such subtenant, assignee or transferee to commence its operations at the subleased, assigned or transferred premises, in all cases in accordance with the terms of the Mortgage Loan Agreement, provided that (x) such Lease or Yeshiva Documents, as applicable, remain in full force, (y) the tenant or Yeshiva, as applicable, continues to remain liable to Borrower for all obligations under the Lease or Yeshiva Documents, as applicable, and (z) the tenant or Yeshiva, as applicable, continues to pay all Rent due under the Lease or Ground Rent Pass Through, Leasehold Condominium Common Charges and all other amounts due under the Yeshiva Documents, as applicable, during the period any such tenant improvements or remodeling is being performed.

“Ground Rent Pass Through” will have the meaning ascribed to such term in the Yeshiva Documents.

“H&M Lease” collectively means that certain Lease dated July 11, 2013, between fee owner, as landlord and H&M Hennes & Mauritz L.P. (predecessor in interest to H&M Fashion USA, Inc.), as tenant, as amended by that certain First Lease Modification dated September 15, 2014 and as the same be further amended, extended, supplemented or otherwise modified from time to time in accordance with the terms of the Herald Center Whole Loan Documents.

“Initial Debt Service Coverage Ratio Calculation Period” means the period commencing on, and including, July 1, 2025 through and including June 30, 2026.

“Leasehold Condominium Common Charges” means all common charges, maintenance fees and other assessments imposed on the Declarant Unit pursuant to the Leasehold Condominium Documents, including, without limitation, water rates and sewer rates and Ground Rent Pass Throughs.

“Lockbox Agreement” means that certain Deposit Account Control Agreement dated as of the date of the Mortgage Loan Agreement, among Lender, Borrower and Lockbox Bank.

“Lockbox Bank” means Wells Fargo Bank, National Association, provided that it remains an Eligible Institution, and any successor Eligible Institution or other Eligible Institution selected by Borrower, subject to Lender’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

“Material Tenant” means (i) any tenant of all or a portion of the Property under a Material Tenant Lease and (ii) Yeshiva or any Person who succeeds to Yeshiva’s interests under the Yeshiva Documents pursuant to the express terms and conditions of the Yeshiva Documents.

“Material Tenant 35% Excess Cash Flow Event” means the then long term unsecured debt rating of H&M is at least “BB-” by S&P, “Ba3” by Moody’s and “BB-” by Fitch (and their equivalents by the other Rating Agencies) or higher but below any of the Required Ratings (or their equivalents by the other Rating Agencies), provided no other Material Tenant Go Dark Event has occurred with respect to H&M.

“Material Tenant 50% Excess Cash Flow Event” means the then long term unsecured debt rating of H&M is at least “B-” by S&P, “B3” by Moody’s and “B-” by Fitch (and their equivalents by the other Rating Agencies) or higher but below “BB-” by S&P, “Ba3” by Moody’s or “BB-” by Fitch (or their equivalents by the other Rating Agencies), provided no other Material Tenant Go Dark Event has occurred with respect to H&M.

“Material Tenant 75% Excess Cash Flow Event” means the occurrence of any of the following events: (i) a Material Tenant Go Dark Event with respect to H&M while the long term unsecured debt rating of H&M is equal to the Required Ratings (and their equivalents by the other Rating Agencies) or higher, (ii) a Material Tenant Go Dark Event with respect to H&M while the long term unsecured debt rating of H&M is equal to “BB-” by S&P, “Ba3” by Moody’s and “BB-” by Fitch (and their equivalents by the other Rating Agencies) or higher, but below any of the Required Ratings (or their equivalents by the other Rating Agencies), or (iii) the long term unsecured debt rating of H&M is below “B-” by S&P, “B3” by Moody’s or “B-” by Fitch (or their equivalents by the other Rating Agencies), provided no other Material Tenant Go Dark Event has occurred with respect to H&M.

“Material Tenant 100% Excess Cash Flow Event” means the occurrence of any of the following events: (i) a Material Tenant Go Dark Event with respect to H&M while the long term unsecured debt rating of H&M is at least “B-” by S&P, “B3” by Moody’s and “B-” by Fitch (and their equivalents by the other Rating Agencies) or higher but below “BB-” by S&P, “Ba3” by Moody’s or “BB-” by Fitch (or their equivalents by the other Rating Agencies), or (ii) a Material Tenant Go Dark Event with respect to H&M while the long term unsecured debt rating of H&M is below “B-” by S&P, “B3” by Moody’s or “B-” by Fitch (or their equivalents by the other Rating Agencies).

“Material Tenant Go Dark Event” means a Material Tenant “goes dark” or ceases to conduct business in the ordinary course at all or a portion of its Material Tenant Space for a period of six (6) consecutive months or longer, subject to the applicability of an Acceptable Go Dark Period, other than (i) in connection with portions of the space demised to such Material Tenant that are not being utilized due to such Material Tenant’s implementation of a “hybrid work” program (i.e. a program whereby employees are required to work physically in the workplace on most business days but are permitted to otherwise work remotely) and each of the following conditions is satisfied: (x) a majority of such Material Tenant’s demised premises remains available and functional for the use contemplated by said Material Tenant Lease if and to the extent on any given day employees of such Material Tenant were to elect to utilize such space for work and (y) onsite staff remain in place during normal business hours at the applicable premises to implement and provide standard and customary services with respect to the applicable space (i.e. mailroom, reception, administrative assistance, etc.), (ii) in the event that a Material Tenant subleases all or a portion of its Material Tenant Space to a subtenant in accordance with the terms of the Mortgage Loan Agreement, the other Loan Documents and the applicable Material Tenant Lease, the initial period during which such Material Tenant or the subtenant is performing tenant improvements or remodeling the subleased premises in preparation for such subtenant to commence its operations at the subleased premises, in all cases in accordance with the terms of the Mortgage Loan Agreement, provided that (x) the Material Tenant Lease remains in full force, (y) the Material Tenant continues to remain liable to Borrower for all obligations under the Material Tenant Lease, and (z) the Material Tenant continues to pay all Rent due under the Material Lease during the period any such tenant improvements or remodeling is being performed, (iii) with respect to the portion of the space in the Yeshiva Unit identified as Tranche 1 Premises (as defined in the Yeshiva PSA), Tranche 2 Premises and Tranche 3 Premises (each as defined in the Yeshiva PSA) only, the period commencing on the Origination Date and continuing through the date that is (A) with respect to Tranche 1 Premises, July 30, 2025, (such period from the Origination Date to July 30, 2025, the “Yeshiva Tranche 1 Pre-Possession Period”), (B) with respect to Tranche 2 Premises, thirty (30) days after the Tranche 2 Commencement Date (as defined in the Yeshiva PSA) (such period from the Origination Date to thirty (30) days after the Tranche 2 Commencement Date, the “Yeshiva Tranche 2 Pre-Possession Period”) and (C)

with respect to Tranche 3 Premises, thirty (30) days after the Tranche 3 Commencement Date (as defined in the Yeshiva PSA) (such period from the Origination Date to thirty (30) days after the Tranche 3 Commencement Date, the “Yeshiva Tranche 3 Pre-Possession Period”), a Material Tenant Go Dark Event will not be deemed to have occurred with respect to (I) Tranche 1 Premises during the Yeshiva Tranche 1 Pre-Possession Period, (II) Tranche 2 Premises during the Yeshiva Tranche 2 Pre-Possession Period and (III) Tranche 3 Premises during the Yeshiva Tranche 3 Pre-Possession Period, or (iv) with respect to Tranche 1 Premises, Tranche 2 Premises and Tranche 3 Premises only, solely in connection with a Permissible Closure (as defined in the Underlying Lease). For the avoidance of doubt, a Material Tenant Go Dark Event with respect to Yeshiva will only be deemed to occur if Yeshiva (or any permitted assignee of Yeshiva) has “gone dark” or ceases to conduct business in the ordinary course in each Tranche for a period of six (6) consecutive months or longer.

“Material Tenant Lease” means (i) the H&M Lease, (ii) the Yeshiva Documents and/or the Leasehold Condominium Documents, (iii) any Lease which together with all other Leases to the same tenant and to all Affiliates of such tenant, (A) provides for rental income representing fifteen percent (15%) or more of the total rental income for the Property or (B) covers more than fifteen percent (15%) or more of the total square feet at the Property, or (iv) any instrument guaranteeing or providing credit support for any Lease identified in the immediately preceding clauses (i), (ii) and/or (iii).

“Material Tenant Monthly Deposit” means:

(i)                     if a Material Tenant 35% Excess Cash Flow Event has occurred and is continuing, the amount of thirty-five percent (35%) of the Excess Cash Flow;

(ii)                  if a Material Tenant 50% Excess Cash Flow Event has occurred and is continuing, the amount of fifty percent (50%) of the Excess Cash Flow;

(iii)               if a Material Tenant 75% Excess Cash Flow Event has occurred and is continuing, the amount of seventy-five percent (75%) of the Excess Cash Flow;

(iv)               if a Material Tenant 100% Excess Cash Flow Event has occurred and is continuing, the amount of one hundred percent (100%) of the Excess Cash Flow; or

(v)                  if any Material Tenant Trigger Event (other than a Material Tenant Monthly Deposit Event) has occurred and is continuing, the amount of one hundred percent (100%) of the Excess Cash Flow.

“Material Tenant Monthly Deposit Event” means, individually and/or collectively, as the context will require, (i) a Material Tenant 35% Excess Cash Flow Event, (ii) a Material Tenant 50% Excess Cash Flow Event, (iii) a Material Tenant 75% Excess Cash Flow Event and/or (iv) a Material Tenant 100% Excess Cash Flow Event.

“Material Tenant Trigger Event” means:

(i)                    if a Material Tenant gives written notice to Borrower of its intention to terminate or not extend its Material Tenant Lease;

(ii)                  if, on or prior to the date that is twelve (12) months prior to the then-applicable expiration date under its Material Tenant Lease, a Material Tenant does not extend such Material Tenant Lease on the same or equivalent terms expressly provided by such Material Tenant Lease or otherwise on terms and conditions reasonably acceptable to Lender;

(iii)               if, on or prior to the date by which a Material Tenant is required under its Material Tenant Lease to notify Borrower of its election to extend such Material Tenant Lease, such Material Tenant does not give such notice;

(iv)                if a monetary or material non-monetary default beyond the expiration of applicable notice and/or cure periods occurs under a Material Tenant Lease;

(v)                  any bankruptcy action of a Material Tenant or any parent company and/or lease guarantor with respect to a Material Tenant Lease;

(vi)                if a Material Tenant Lease is terminated or is no longer in full force and effect;

(vii)             if a Material Tenant Go Dark Event occurs with respect to any Material Tenant other than H&M; or

(viii)           the occurrence of a Material Tenant Monthly Deposit Event.

“Material Tenant Trigger Event Cure” means:

(i)                     if the Material Tenant Trigger Event is caused solely by the occurrence of clause (i), (ii), (iii) or (vi) in the definition of “Material Tenant Trigger Event”, (A) the applicable Material Tenant Lease is extended with respect to all or substantially all of the applicable Material Tenant Space pursuant to the terms of such Material Tenant Lease (to the extent of any option set forth therein, if applicable) or a Qualified Material Tenant Lease or (B) all or substantially all of the applicable Material Tenant Space is leased pursuant to one or more Qualified Material Tenant Leases; provided that, in each case, the Material Tenant Occupancy Conditions (as and to the extent applicable) will have been satisfied as reasonably determined by Lender;

(ii)                  if the Material Tenant Trigger Event is caused solely by the occurrence of clause (i) in the definition of “Material Tenant Trigger Event” and the conditions of clause (i) in this definition are not satisfied, the unconditional revocation or rescission by the applicable Material Tenant of all termination or non-extension notices with respect to its Material Tenant Lease;

(iii)               if the Material Tenant Trigger Event is caused solely by the occurrence of clause (iv) in the definition of “Material Tenant Trigger Event,” a cure of the applicable default, as determined by Lender in its reasonable discretion;

(iv)               if the Material Tenant Trigger Event is caused solely by the occurrence of clause (v) in the definition of “Material Tenant Trigger Event,” the affirmation of the applicable Material Tenant Lease in the applicable bankruptcy proceeding, provided that the applicable Material Tenant will be actually paying all rents and other amounts due under its Material Tenant Lease (or, if applicable, the discharge or dismissal of the applicable lease guarantor from the applicable bankruptcy proceeding, provided that such bankruptcy (after dismissal or discharge) does not have a material adverse effect on such lease guarantor’s ability to perform its obligations under its lease guaranty, as determined by Lender in its reasonable discretion);

(v)                  if the Material Tenant Trigger Event is caused solely by the occurrence of clause (vii) in the definition of “Material Tenant Trigger Event”, the applicable Material Tenant re-commences its operations and the conduct of business in the ordinary course at its Material Tenant Space or the applicable portion thereof, as the case may be, such that it is no longer dark, and has not vacated or ceased to conduct business in the ordinary course at the Property or a portion thereof; or

(vi)               if the Material Tenant Trigger Event is caused solely by the occurrence of clause (viii) in the definition of “Material Tenant Trigger Event”, (A) the applicable Material Tenant re-commences its operations and the conduct of business in the ordinary course at its Material Tenant Space or the applicable portion thereof, as the case may be, such that it is no longer dark, and has not vacated or ceased to conduct business in the ordinary course at the Property or a portion thereof and (B) the long term unsecured debt rating of the applicable Material Tenant, lease guarantor and/or with respect to the H&M Lease, H&M, as applicable, is subsequently raised such that it then satisfies the Required Ratings;

provided that each Material Tenant Trigger Event Cure will be subject to the following conditions: (1) after giving effect to such Material Tenant Trigger Event Cure, no other Material Tenant Trigger Event will exist and (2) Borrower will have paid all of Lender’s costs incurred in connection with such Material Tenant Trigger Event Cure (including reasonable attorneys’ fees).

“Material Tenant Space” means the Herald Center Mortgaged Property or the portion of the Herald Center Mortgaged Property, as applicable, that, as of the date of determination, (i) is demised to a tenant or Yeshiva, as applicable, pursuant to a Material Tenant Lease or (ii) was previously demised to a tenant or Yeshiva pursuant to a Material Tenant Lease that has since expired or terminated (in whole or in part) and, following such expiration or termination (in whole or in part), has not been demised to (x) a replacement tenant pursuant to a Lease entered into in accordance with the terms and conditions of the Mortgage Loan Agreement, or (y) with respect to Yeshiva, demised or transferred to a replacement party pursuant to the terms of the Yeshiva Documents, the Underlying Lease, the Leasehold Condominium Documents and the Mortgage Loan Documents.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, State, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Rating Agency Confirmation” means, with respect to any matter arising under the Mortgage Loan Agreement, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event with respect to which such Rating Agency Confirmation is sought will not in and of itself result in the downgrade, withdrawal or qualification of the then current rating assigned to any Securities (if then rated by such Rating Agency); provided that upon receipt of a written acknowledgment or waiver (which may be in electronic form and whether or not specifically identifying the matter or in general, press release form) from a Rating Agency indicating its decision not to review or to waive review of the matter for which Rating Agency Confirmation is sought, or following the failure of a Rating Agency to respond to the request for which Rating Agency Confirmation is sought within the time frames and in the manner prescribed in any pooling or trust and servicing agreement governing the administration of all or any portion of the Loan, the requirement to obtain a Rating Agency Confirmation for such matter at such time will be considered not to apply (as if such requirement did not exist for such matter at such time) with respect to such Rating Agency. In the event that, at any given time, no Securities are then outstanding, then the term Rating Agency Confirmation will be deemed instead to require the prior written consent of Lender.

"Rents" means all rents, additional rents, percentage rent, rent equivalents, payments in connection with any termination, cancellation or surrender of any lease, revenues, issues and profits (including, without limitation, all oil and gas or other mineral royalties and bonuses) from the Herald Center Mortgaged Property whether paid or accruing before or after the filing by or against Borrower of any petition for relief under the Bankruptcy Code and all proceeds from the sale or other disposition of the leases.

“Required Ratings” means a long term unsecured debt rating of at least “BBB-” by S&P, “Baa3” by Moody’s and “BBB-” by Fitch (and their equivalents by the other Rating Agencies), to the extent that the long term unsecured debt obligations of the applicable Person are rated by the applicable Rating Agency. All references to a specific level of a credit rating mean such rating with a “stable” or “positive” outlook, but not a “negative” outlook or “on watch” associated with such rating.

“Trigger Period” means a period of time (A) commencing upon the earliest of (i) the occurrence of an Event of Default, (ii) the Debt Service Coverage Ratio being less than (x) during the Initial Debt Service Coverage Ratio Calculation Period, 1.10 to 1.00 for two (2) consecutive quarters, (y) during the Secondary Debt Service Coverage Ratio Calculation Period, 1.15 to 1.00 for two (2) consecutive quarters, and (z) for any period following the expiration of the Secondary Debt Service Coverage Ratio Calculation Period, 1.20 to 1.00 for two (2) consecutive quarters, or (iii) the occurrence of a Material Tenant Trigger Event; and (B)

expiring upon (w) with regard to any Trigger Period commenced in connection with clause (i) above, the cure (if applicable) of such Event of Default, (x) with regard to (1) any Trigger Period commenced in connection with clause (ii)(x) above, the date that the Debt Service Coverage Ratio is equal to or greater than 1.10 to 1.00 for two (2) consecutive quarters, (2) any Trigger Period commenced in connection with clause (ii)(y) above, the date that the Debt Service Coverage Ratio is equal to or greater than 1.15 to 1.00 for two (2) consecutive quarters, and (3) any Trigger Period commenced in connection with clause (ii)(z) above, the date that the Debt Service Coverage Ratio is equal to or greater than 1.20 to 1.00 for two (2) consecutive quarters, provided, however, so long as no other Trigger Period is continuing, Borrower has the right to suspend a Trigger Period commenced solely in connection with clause (ii) above, upon delivering to Lender the applicable DSCR Suspension LOC, (y) with regard to any Trigger Period commenced with clause, or (iii) above, the occurrence of a Material Tenant Trigger Event Cure, provided no other Material Tenant Trigger Event exists. Notwithstanding the foregoing, a Trigger Period will not be deemed to expire in the event that a Trigger Period then exists for any other reason. In the event Borrower delivers a DSCR Suspension LOC to Lender pursuant to the immediately preceding clause (B)(x), provided no other Trigger Period then exists, upon the Debt Service Coverage Ratio (without taking into account the DSCR Suspension LOC) is equal to or greater than (i) in connection with a Trigger Period commenced in connection with clause (ii)(x) above, 1.10 to 1.00 for two (2) consecutive quarters, (ii) in connection with a Trigger Period commenced in connection with clause (ii)(y) above, 1.15 to 1.00 for two (2) consecutive quarters, and (iii) in connection with a Trigger Period commenced in connection with clause (ii)(z) above, 1.20 to 1.00 for two (2) consecutive quarters, Lender is required to return the DSCR Suspension LOC to Borrower. For the avoidance of doubt, solely for purposes of clause (A)(ii) of this definition of “Trigger Period”, Debt Service Coverage Ratio will not be tested for any period commencing prior to the Initial Debt Service Coverage Ratio Calculation Period.

“Underlying Lease” collectively means (i) that certain Amended and Restated Ground Lease dated as of the date of the Mortgage Loan Agreement between Fee Borrower, as ground lessor and Leasehold Borrower, as ground lessee, and (ii) that certain Memo of Amended and Restated Ground Lease, dated as of the date of the Mortgage Loan Agreement, which is attached hereto as Exhibit E-3, as each may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms of the Mortgage Loan Agreement.

“Underlying Lease Rent” means all rent and any and all other sums and charges payable by Leasehold Borrower under the Underlying Lease.

“Unit Owner” has the meaning ascribed in the Leasehold Condominium Declaration.

“Yeshiva Common Charges” means all common charges, maintenance fees and other assessments imposed on the Yeshiva Unit pursuant to the Leasehold Condominium Documents and/or the Yeshiva Documents, including, without limitation, water rates and sewer rates and Ground Rent Pass Throughs.

“Yeshiva Documents” individually and/or collectively, as the context may require, means the Yeshiva PSA, the Yeshiva Supplemental Agreement, the Yeshiva Temporary Occupancy Agreement and the Yeshiva SNDA.

“Yeshiva PSA” means that certain Purchase and Sale Agreement, to be entered into in connection with the Leasehold Condominium Conversion, between Herald Center Department Store of New York Leasehold LLC (the “Underlying Lease Lessee”), as seller, and Yeshiva, as purchaser, in form and substance substantially similar to the document attached hereto as Exhibit B, as the same may be amended, extended, supplemented or modified from time to time in accordance with the terms of the Mortgage Loan Agreement.

“Yeshiva SNDA” means that certain Subordination Non-Disturbance and Attornment Agreement dated as of the date of the Mortgage Loan Agreement between and among Yeshiva, each Borrower and Lender, a copy of which is attached hereto as Exhibit D, as the same may be amended, extended, supplemented or modified from time to time in accordance with the terms of the Mortgage Loan Agreement.

“Yeshiva Supplemental Agreement” means that certain Supplemental Agreement, to be entered into in connection with the Leasehold Condominium Conversion, among Borrower, Underlying Lease Lessee and Yeshiva, in form and substance substantially similar to the document attached hereto as Exhibit C, as the same may be amended, extended, supplemented or modified from time to time in accordance with the terms of the Mortgage Loan Agreement.

“Yeshiva Temporary Occupancy Agreement” means that certain letter agreement dated as of the date of the Mortgage Loan Agreement between Yeshiva and each Borrower, a copy of which is attached hereto as Exhibit F, as the same may be amended, extended, supplemented or modified from time to time in accordance with the terms of the Mortgage Loan Agreement.

Reserves

Pursuant to the Mortgage Loan Documents, certain reserve accounts described below (each, a “Reserve Account” and collectively, the “Reserve Accounts”) were required to be established on the Origination Date and are required to be funded upon the occurrence of specified events as described below and are required to be maintained as set forth below.

Required Repair Reserve Account

On the Origination Date, Borrower deposited into an Eligible Account held by Lender or Servicer (the “Required Repair Account”) the amount of $502,807.00 to perform certain Required Repairs at the Herald Center Mortgaged Property.

Tax and Insurance Reserve Account

On the Origination Date, Borrower deposited into an Eligible Account held by Lender $1,196,026.43 for the payment of real estate taxes. The initial deposit (and monthly deposits) for insurance premiums was waived at closing due to Borrower’s maintenance of a blanket insurance policy.

In addition, Borrower will pay (or cause to be paid) on each Payment Date (a) one-twelfth of the real estate property taxes (the “Monthly Tax Deposit”) that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate in the Tax Account sufficient funds to pay all such real estate property taxes at least thirty (30) days prior to their respective due dates; and (b) at the option of Lender, if the liability or casualty Policy maintained by Borrower covering the Property will not constitute an approved blanket or umbrella Policy, or Lender will require Borrower to obtain a separate Policy, one-twelfth of the insurance premiums (the “Monthly Insurance Premium Deposit”) that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate in the Insurance Premium Account sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (all such amounts in (a) and (b) above, collectively the “Tax and Insurance Escrow Fund”). Lender anticipates that, subject to any requirements of the Servicer, based on its knowledge, the balance in the Monthly Tax Account for each Leasehold Condominium Real Estate Tax Year is not expected to exceed an amount equal to the sum of thirteen (13) multiplied by the applicable Monthly Tax Deposit during such Leasehold Condominium Real Estate Tax Year.

Replacement Reserve Account

On each Payment Date, Borrower will be required to deposit into an Eligible Account held by the amount of $4,453.00 for replacements and repairs required to be made to the Herald Center Mortgaged Property.

Yeshiva Reserve Account

On the Origination Date, Borrower deposited into an Eligible Account held by Lender or Servicer (the “Yeshiva Reserve Account”) an amount equal to $31,005,000.00 on account of outstanding Yeshiva Approved TI/LC Expenses set forth on Schedule VI of the Mortgage Loan Agreement which amount will be deposited in the Yeshiva Reserve Account for tenant improvement allowances obligations incurred following the Origination Date.

Material Tenant Reserve Account

On each Payment Date during the continuance of a Material Tenant Trigger Event, Borrower will deposit into an Eligible Account held by Lender or Servicer (the “Material Tenant Account”) the applicable Material Tenant Monthly Deposit for Approved Material Tenant TI/LC Expenses that may be incurred or required to be reimbursed by Borrower in connection with Qualified Material Tenant Leases.

“Approved Material Tenant TI/LC Expenses” means actual out-of-pocket tenant allowances, tenant improvements and/or leasing commissions incurred by Borrower in leasing a Material Tenant Space pursuant to a Qualified Material Tenant Lease entered into in accordance with the terms of the Loan Documents, which amounts (i) are either (a) specifically included and described in the applicable Qualified Material Tenant Lease previously approved by Lender in writing, or (b) otherwise approved by Lender, which approval will not be unreasonably withheld, conditioned or delayed, and (ii) are evidenced by executed Qualified Material Tenant Lease documents and/or brokerage agreements, as applicable, previously delivered to Lender.

“Qualified Material Tenant Lease” means (i) an extension of the existing Material Tenant Lease, (ii) a modification of the existing Material Tenant Lease, or (iii) a replacement Lease or Leases, as applicable, that demises (whether solely or together with any other Qualified Material Tenant Lease) fifty percent (50%) or more of the Material Tenant Space under the prior Material Tenant Lease, provided the annual in-place base rent under such replacement Lease or replacement Leases, as applicable, is equal to or greater than the annual in-place base rent that was payable under the prior Material Tenant Lease immediately prior to the termination thereof, which extension, modification or replacement Lease, in each case, (1) will have been entered into in accordance with the terms and conditions of the Mortgage Loan Agreement and (2) provides for terms and conditions reasonably acceptable to Lender (it being understood and agreed that an extension of a Material Tenant Lease strictly in accordance with the express terms and conditions thereof will be deemed to be reasonably acceptable to Lender).

Operating Expense Reserve Account

On each Payment Date during the continuance of a Trigger Period, provided there is sufficient Gross Income from Operations, Borrower will deposit (or will cause there to be deposited) into an Eligible Account held by Lender or Servicer (the “Operating Expense Account”) an amount equal to the aggregate amount of Approved Operating Expenses and Approved Extraordinary Expenses to be incurred by Borrower for the then current Interest Accrual Period (such amount, the “Op Ex Monthly Deposit”).

“Approved Extraordinary Expense” means an operating expense of the Property not set forth on the Approved Annual Budget but approved by Lender in writing (which such approval will not be unreasonably withheld, conditioned or delayed).

“Approved Operating Expense” means an operating expense of the Property set forth on the Approved Annual Budget.

Leasehold Condominium Common Charges

Following the consummation of the actions described in clauses (i) and (ii) of the definition of Leasehold Condominium Conversion herein in accordance with the terms and conditions of Section 2.6 of the Mortgage Loan Agreement, and only on each Payment Date during the continuance of a Trigger Period, Borrower will deposit (or will cause there to be deposited) into an Eligible Account held by Lender or Servicer (the “Leasehold Condominium Common Charges Account”), an amount equal to one-twelfth of the Leasehold Condominium Common Charges that Lender estimates will be payable by Leasehold Borrower, as owner of the Declarant Unit, during the next ensuing twelve (12) months in order to accumulate in the

Leasehold Condominium Common Charges Account sufficient funds to pay all such Leasehold Condominium Common Charges at least thirty (30) days prior to their respective due date.

Underlying Lease Rent Reserve Account

On each Payment Date, Borrower will pay to Lender, the amount (the “Monthly Underlying Lease Rent Deposit”) that is due and payable by Leasehold Borrower, as owner of the Declarant Unit, under the Underlying Lease for Underlying Lease Rent in order to accumulate with Lender sufficient funds to pay all sums payable under the Underlying Lease at least seven (7) Business Days prior to the dates due. The account in which such amounts are held will hereinafter be referred to as the “Underlying Lease Rent Reserve Account”.

Rent Concession Account

On the Origination, Borrower deposited into an Eligible Account held by Lender or Servicer (the “Rent Concession Account”) the amount of $268,391.00 with respect to the outstanding free rents, rent abatements or other rent concessions (including any free rents, rent abatements or rent concessions imputed by Lender to any period prior to the commencement of the actual free rent or rent abatement period and/or the actual rent commencement date) under the JIBEI Lease.

JIBEI Reserve Account

On the Origination Date, Borrower deposited into an Eligible Account held by Lender or Servicer (the “JIBEI Reserve Account”) the amount of $800,250.00 relating to JIBIE Work.

“JIBEI” means The Joint Industry Board of the Electrical Industry, the tenant under the JIBEI Lease.

“JIBEI Lease” means that certain Agreement of Lease, dated as of April 12, 2023, between Fee Borrower, as landlord and JIBEI, as tenant, as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time in accordance with the terms of the Mortgage Loan Agreement.

“JIBEI Work” means the work required to be performed by Leasehold Borrower pursuant to the terms of the JIBEI Lease, as more particularly described on Schedule X attached to the Mortgage Loan Agreement.

Excess Cash Reserve

On each Payment Date during the continuance of a Trigger Period, other than a Material Tenant Trigger Event, Borrower will deposit (or cause to be deposited) into an Eligible Account with Lender or Servicer (the “Excess Cash Reserve Account”) an amount equal to the Excess Cash Flow generated by the Property for the immediately preceding Interest Accrual Period.

Yeshiva Seller Work Reserve

On the Origination Date, Borrower deposited into an Eligible Account held by Lender or Servicer (the “Yeshiva Seller Work Reserve Account”) the amount of $2,465,548.00 representing the estimated cost to complete the Seller’s Work (as defined in the Yeshiva PSA) with respect to Tranche 2 Premises and Tranche 3 Premises (each as defined in the Yeshiva PSA).

Rollover Reserve

Borrower will deposit All Lease Termination Payments into an Eligible Account held by Lender or Servicer (the “Rollover Reserve Account”) for tenant improvement and leasing commission obligations incurred following the Origination Date.

“Lease Termination Payments” means all payments made to Borrower in connection with any termination, contraction, cancellation, surrender, sale or other disposition of any Lease.

Property Management

The Herald Center Mortgaged Property is to be operated under the terms and conditions of the Management Agreement. In no event will the management fees under the Management Agreement (excluding supervisory fees and third party leasing commissions) exceed three percent (3.0%) of the Gross Income from Operations.

Borrower, upon the request of Lender, will terminate the Management Agreement and replace Manager, without penalty or fee, if at any time during the Loan: (a) Affiliated Manager will become insolvent or a debtor in any bankruptcy or insolvency proceeding, (b) there exists an Event of Default, or (c) there exists a default by Affiliated Manager under the Management Agreement beyond any applicable notice and cure periods. At such time as the Affiliated Manager may be removed, (i) not later than thirty (30) days after the effective termination date, a Qualified Manager will assume management of the Herald Center Mortgaged Property pursuant to a Replacement Management Agreement and (ii) if requested by Lender, Borrower will deliver to Lender evidence that the engagement of such Qualified Manager will not result in a Property Document Event.

“Affiliated Manager” means J.E.M.B. Realty Corp. or any other property manager which is an Affiliate of Borrower, Principal, or Guarantor, or in which Borrower, Principal, or Guarantor has, directly or indirectly, any legal, beneficial or economic interest.

“Borrower Party” means each of any Borrower, Principal, Sole Member and any Guarantor.

“Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. § § 1701 et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in any such Borrower Party (whether directly or indirectly) is prohibited by applicable law or the Mortgage Loan made by the Lender is in violation of applicable law.

“Guarantor” means individually and/or collectively, as the context may require, (i) Joseph Jerome, an individual (the “Individual Guarantor”), (ii) Bailey Family 1998 Grandchildren’s Trust (the “Trust Guarantor”) and (iii) any other entity guaranteeing any payment or performance obligation of Borrower.

“Guaranty” means that certain Guaranty of Recourse Obligations of Borrower, dated as of the date of the Mortgage Loan Agreement, from Guarantor to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Management Agreement” means the property management agreement entered into by and between Borrower and Affiliated Manager, pursuant to which the Affiliated Manager is to provide management and other services with respect to the Herald Center Mortgaged Property, or, if the context requires, the Replacement Management Agreement executed in accordance with the terms and provisions of the Mortgage Loan Documents, as the same may be amended, restated, extended, renewed, supplemented or otherwise modified from time to time in accordance with the terms and provisions of the Mortgage Loan Agreement.

“Material Adverse Effect” means a material adverse effect on (i) the value, current use or operation of the Property, (ii) the business, profits, operations or condition (financial or otherwise) of the Borrower, Guarantor or the Herald Center Mortgaged Property, (iii) the enforceability, validity, perfection or priority of the security instrument and the other Mortgage Loan Documents, (iv) Guarantor’s ability to maintain its compliance with the financial covenants set forth in the Guaranty, or (v) the ability of Borrower and/or

Guarantor to perform its obligations under the security instrument or the other Mortgage Loan Documents, as applicable.

“Property Document” means, individually or collectively (as the context may require), (i) to the extent a Leasehold Condominium Conversion is effectuated pursuant to Section 2.6 of the Mortgage Loan Agreement, the Leasehold Condominium Documents, the Underlying Lease and the Yeshiva Documents together with any replacements, amendments, or supplements thereto.

“Property Document Event” means any event which would, directly or indirectly, cause a termination right, right of first refusal, first offer or any other similar right, cause any termination fees to be due or would cause a material default of any Borrower to occur under any Property Document (in each case, beyond any applicable notice and cure periods under the applicable Property Document); provided, however, any of the foregoing will not be deemed a Property Document Event to the extent Lender’s prior written consent is obtained with respect to the same.

“Qualified Manager” means (a) Manager, or (b) a reputable and experienced professional property management organization approved by Lender, which approval will not have been unreasonably withheld, conditioned or delayed, and which may at Lender’s option, following a Securitization, be conditioned upon Lender’s receipt of a Rating Agency Confirmation, provided that with respect to any Affiliated Manager, Lender has received an Additional Insolvency Opinion; provided, however, in order for any entity to qualify as a “Qualified Manager” under clause (b) above, the following must also be true at the time of determination: (A) such entity has not been the subject of a voluntary or involuntary bankruptcy proceeding in the previous seven (7) years, (B) such entity has not been, and is not controlled by any party which has ever been, convicted of a felony, and (C) such entity has never been, and is not affiliated with any person which has been, indicted or convicted for a Patriot Act offense, is not on any anti-terrorism list and Lender has received Satisfactory Search Results with respect to such entity.

“Replacement Management Agreement” means, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (ii) a management agreement with a Qualified Manager, which management agreement will be reasonably acceptable to Lender in form and substance, provided, with respect to this subclause (ii), after a Securitization, Lender, at its option, may require that Borrower obtain a Rating Agency Confirmation with respect to such management agreement, (b) a conditional assignment and subordination of management agreement substantially in the form of the Assignment of Management Agreement (or such other form reasonably acceptable to Lender), executed and delivered to Lender by Borrower and such Qualified Manager at Borrower’s expense; and (c) if such replacement manager is an Affiliated Manager, Borrower will have delivered, or cause to be delivered, to Lender, an updated Additional Insolvency Opinion with respect to such Affiliated Manager.

“Satisfactory Search Results” means the results of credit history check, litigation, lien, bankruptcy, judgment and other similar searches with respect to any Person and its direct and indirect owners and its applicable affiliates, in each case, (i) revealing no matters which would have a Material Adverse Effect; (ii) demonstrating that any transferee is neither an Embargoed Person nor a Prohibited Entity and (iii) yielding results which are otherwise acceptable to Lender in its sole discretion acting in good faith.

Permitted Transfers

Provided no Event of Default is then continuing, the following transfers will be permitted under the Mortgage Loan Documents: (i) the transfer (but not a pledge), in one or a series of transactions, of not more than forty-nine percent (49%) of the direct or indirect equity interests in Borrower; provided, however, no such transfers will result in the change of Control in Borrower, and as a condition to each such transfer, Lender will receive not less than thirty (30) days prior written notice of such proposed transfer, (ii) any transfer by a shareholder in any publicly traded corporation of its shares in any Publicly Traded Corporation, (iii) transfers (but not pledges) made in good faith for estate planning purposes of an individual’s interests in any Restricted Party to the spouse or any lineal descendant of such individual, or to a trust for the benefit of any one or more of such individual, spouse or lineal descendant, provided such Restricted Party is reconstituted, if required, following such transfer, (iv) a transfer in connection with a sale of the Herald Center Mortgaged Property and assumption of the Whole Loan in accordance with the terms and conditions of the Mortgage Loan Agreement, and (v) the pledge of not more than forty-nine percent (49%) of the indirect non-controlling equity interests in Borrower in connection with a credit facility made to an Affiliate of Borrower by an Institutional Lender, provided, however, no such pledge (nor the exercise of any rights under the documents evidencing any such pledge) will result in the change of Control in any Borrower, and as a condition to each such pledge, Lender will receive not less than twenty (20) days prior written notice of such proposed pledge.

At all times Guarantor must continue to “control” (as defined in the Mortgage Loan Agreement) (i) each Borrower and own, directly or indirectly, at least a 25% interest in each Borrower and (ii) unless Lender has previously accepted in writing the resignation of each member of the Leasehold Condominium Board pursuant to the Conditional Resignation of Leasehold Condominium Board Member delivered by such member and otherwise exercised its rights and remedies to appoint replacement members to the Leasehold Condominium Board and control the Leasehold Condominium Board, provided, however, solely in connection with a Change in Control Event in accordance with the terms and conditions of paragraph 10(d) of the Preferred Equity LP Agreement and Section 4.1.25 of the Mortgage Loan Agreement, Supplemental Guarantor must continue to control (x) each Borrower and own, directly or indirectly, at least a 1% interest in each Borrower and (y) control the Leasehold Condominium Board. At all times following a transfer of the Herald Center Mortgaged Property and assumption of the Whole Loan in accordance with the terms and provisions of the Mortgage Loan Agreement, sponsor(s) and/or principal(s) approved by Lender pursuant to the terms of the Mortgage Loan Agreement must continue to control the Transferee and the applicable replacement guarantor approved by Lender as required by such Section and own, directly or indirectly, at least a 25% interest in such Transferee and such replacement guarantor.

In the event of the death or incapacity of Guarantor, Borrower will cause Guarantor to be replaced with an Approved Transferee (hereinafter defined) who controls Borrower by causing such Approved Transferee to (i) execute and deliver to Lender a guaranty of recourse obligations in form substantially the same as the Guaranty and an environmental indemnity agreement in form substantially the same as the Environmental Indemnity, each within forty-five (45) days after the occurrence of such death or incapacity, pursuant to which such Approved Transferee will assume all of the obligations of Guarantor under the Guaranty and Environmental Indemnity, and (ii) deliver to Lender such information, documentation and opinions as may be required by Lender in connection with such assumption. Upon the assumption of Guarantor’s obligations under the Guaranty and Environmental Indemnity by an Approved Transferee pursuant to this paragraph, such Approved Transferee will be deemed the Guarantor for all purposes under the Mortgage Loan Agreement and the Loan Documents.

Notwithstanding anything to the contrary contained in the Mortgage Loan Agreement, a Change in Control Event, in and of itself, provided any such Change in Control Event is consummated in accordance with the express terms of paragraph 10(d) of the Preferred Equity LP Agreement and the applicable conditions of Section 4.2.10 of the Mortgage Loan Agreement, will not be deemed a prohibited Transfer under the Mortgage Loan Agreement.

“Approved Transferee” means a Person who (1) is neither an Embargoed Person nor a Prohibited Entity and (2) possesses the experience and financial strength, which in Lender’s discretion and based on underwriting and credit criteria typically applied to similar loans which are sold in the secondary market (as evidenced, in part, Satisfactory Search Results), is sufficient and comparable to others who own and operate properties similar in size, use, value and location to the Property, and who, at Lender’s option, may be conditioned upon Lender’s receipt of a Rating Agency Confirmation.

“Change in Control Event” means the removal of the Operating General Partner by the PE Investor and the designation or replacement by the PE Investor of a new general partner (or a Person in the capacity of a new general partner) of Sole Member in accordance with the terms and conditions of paragraph 10(d) of the Preferred Equity LP Agreement.

“Change in Control Period” means any period commencing at 12:00 am (eastern standard time) on the date a Change in Control Event occurs and continuing until 12:00 am (eastern standard time) on the date that PE Investor or its designee has resigned its position, or has been removed, in each case, and a new general partner (that is owned and controlled by Guarantor) of Sole Member is designated (or the previously removed Operating General Partner resumes its position as the sole general partner of Sole Member).

“Conditional Resignation of Leasehold Condominium Board Member” means that certain Conditional Resignation of Leasehold Condominium Board Member, to be dated as of the Leasehold Condominium Date, substantially in form and substance as the form of conditional leasehold condominium board member resignation letter attached as Exhibit E-4 to the Mortgage Loan Agreement, to be given by each member of the Leasehold Condominium Board to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms of the Mortgage Loan Documents, which, among other things, tenders the conditional resignation of such member of the Leasehold Condominium Board (including, without limitation, if such member is an the initial member) effective only upon the occurrence of an Event of Default and Lender’s written acceptance of such resignation.

“Environmental Indemnity” means that certain Environmental Indemnity Agreement dated as of the date of the Mortgage Loan Agreement executed by Borrower and Guarantor in connection with the Herald Center Whole Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Institutional Lender” means any Person reasonably acceptable to Lender in all respects that is either (a) a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan; (b) an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D; (c) an institution substantially similar to any of the foregoing entities described in clauses (a) or (b); (d) any entity wholly owned and controlled by any of the entities described in clauses (a), (b) or (c) above; or (e) an investment fund, limited liability company, limited partnership or general partnership where a Permitted Fund Manager or an entity that is otherwise an Institutional Lender under clauses (a), (b), (c) or (d) of this definition acts as the general partner, managing member or fund manager and at least fifty percent (50%) of the equity interests in such investment fund are owned, directly or indirectly, by one or more entities that are otherwise Institutional Lenders under clauses (a), (b), (c) or (d) of this definition.

“Operating General Partner” will have the meaning ascribed to the term “General Partner” in the Preferred Equity LP Agreement. As of the Origination Date, the Operating General Partner is Herald Center Department Store GP LLC, a Delaware limited liability company.

“PE Investor” means BIG Real Estate Fund II, L.P., a Delaware limited partnership.

“Permitted Fund Manager” means any Person that, on the date of determination, is a nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate.

“Preferred Equity Investment” means that certain preferred equity investment, in the maximum amount of up to $30,000,000.00, made by PE Investor to Sole Member in accordance with the terms of the Preferred Equity Documents.

“Preferred Equity Documents” means, individually and/or collectively, as the context may require, (i) the Preferred Equity LP Agreement, (ii) that certain Guaranty of Recourse Obligations dated as of the date of the Mortgage Loan Agreement, given by Individual Guarantor and Trust Guarantor, (iii) that certain Environmental Indemnity Agreement dated as of the date of the Mortgage Loan Agreement, given by Borrower, Individual Guarantor and Trust Guarantor, and (iv) each other document or instrument entered into in connection with the Preferred Equity LP Agreement and the transaction contemplated thereunder which are listed on Schedule XIII of the Mortgage Loan Agreement.

“Preferred Equity LP Agreement” means that certain Sixth Amended and Restated Agreement of Limited Partnership of Herald Center Department Store, L.P. ( a Delaware limited partnership), the sole member of Borrower, dated as of the date of the Mortgage Loan Agreement, between Herald Center Department Store GP LLC, a Delaware limited liability company, as the sole general partner, PE Investor and the Limited Partners (other than ISC), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms of the Loan Documents.

“Restricted Party” means Borrower, Principal, Guarantor, and any Affiliated Manager and any shareholder, partner, member or non-member manager, and any direct or indirect legal or beneficial owner of, Borrower, Principal, Guarantor, any Affiliated Manager or any non-member manager.

“Supplemental Guarantor” means a supplemental guarantor that is acceptable to Lender in Lender’s sole but reasonable discretion, which determination will be based upon, among other things, (A) such supplemental guarantor having Control, or being under common Control with, each Borrower, Sole Member and the Property, (B) the delivery of written evidence reasonably acceptable to Lender that such supplemental guarantor has a Net Worth and Liquid Assets sufficient to satisfy the Financial Covenants (as defined in the Guaranty), (C) Lender’s receipt of searches (including credit, negative news, OFAC, litigation, judgment, lien and bankruptcy searches) required by Lender with respect to such supplemental guarantor, the results of which must be reasonably acceptable to Lender, (D) such supplemental guarantor otherwise satisfying Lender’s then-current applicable underwriting criteria and requirements, (E) such supplemental guarantor has at least a one percent (1.0%) legal, beneficial and economic interests in each Borrower and Sole Member, and (F) such supplemental guarantor (x) is not the subject of a Bankruptcy Action; and (y) is not a Prohibited Person or Prohibited Entity. Notwithstanding the foregoing sentence, upon a Change in Control Event, BIG Real Estate Fund II, L.P., will be deemed an acceptable supplemental guarantor provided that it then satisfies the requirements of clauses (A), (B), (C), (E) and (F) of this definition of Supplemental Guarantor.

Sale of the Herald Center Mortgaged Property and Assumption of the Loan

Lender will not unreasonably withhold its consent to a sale, assignment, or other transfer of the Herald Center Mortgaged Property provided that (i) Lender receives prior written notice of such transfer, (ii) no Event of Default has occurred and is continuing both at the time such notice is given and as of the closing date of such transaction, (iii) no such sale, assignment or other transfer of the Property will occur during the period that is ninety (90) days prior to a Secondary Market Transaction or the period that is ninety (90) days after a Secondary Market Transaction and (iv) upon the satisfaction of the following conditions precedent:

(a)       The identity, experience (including, without limitation, demonstrated expertise in owning and operating properties similar in location, size, class and operation to the Property), financial condition, creditworthiness (including, without limitation, no pending regulatory action or litigation and no existing defaults under any other permitted indebtedness), single purpose nature and bankruptcy remoteness of the transferee (“Transferee”) will be satisfactory to Lender, including, without limitation, receipt of Satisfactory Search Results with respect to such Transferee;

(b)       The identity, experience (including, without limitation, demonstrated expertise in owning and operating properties similar in geographic area, size, class and operation to the Property), financial condition and creditworthiness (including, without limitation, no history of any bankruptcy or similar proceeding within the preceding ten (10) years) of the sponsor(s) or principals(s) of Transferee and of any party proposed to become a substitute Guarantor, as evidenced by financial statements and other information requested by Lender, will be satisfactory to Lender, including, without limitation, receipt of Satisfactory Search Results with respect to such sponsor(s) or principal(s) of Transferee and of any party proposed to become a substitute Guarantor;

(c)        The organizational documents of the Transferee and its sponsor(s) or principal(s) will be in form and substance satisfactory to Lender;

(d)       Borrower or Transferee will pay any and all reasonable out-of-pocket costs incurred in connection with the transfer (including, without limitation, Lender’s attorneys’ fees and disbursements and all recording fees, transfer taxes, title insurance premiums and mortgage and intangible taxes and any fees of the Rating Agencies), it being acknowledged and agreed that Borrower will have this obligation if the transaction is not consummated;

(e)       The Transferee will comply with all single purpose entity covenants of Borrower;

(f)           Transferee will not be an Affiliate of either Borrower or Guarantor;

(g)       Transferee will not be (I) a Prohibited Entity, (II) controlled (directly or indirectly) by any Prohibited Entity or (III) more than 49% owned (directly or indirectly) by any Prohibited Entity;

(h)       Transferee will assume all of the obligations of Borrower under the Note, the Security Instrument, the Mortgage Loan Agreement and the other Loan Documents, and the sponsor(s) or principal(s) of Transferee and any other party approved by Lender (or an Affiliate or principal thereof acceptable to Lender in all respects) will assume all of the obligations of Guarantor under the Guaranty and the Environmental Indemnity, in each case, in a manner satisfactory to Lender in all respects, including, without limitation, by entering into an assumption agreement in form and substance reasonably satisfactory to Lender and delivering such legal opinions as Lender may reasonably require;

(i)            The Property will be managed by a Qualified Manager following such transfer;

(j)              If a Securitization has occurred, Transferee will deliver to Lender a Rating Agency Confirmation with respect to the transfer and the assumption by Transferee;

(k)        Transferee will deliver an endorsement to the existing Title Insurance Policy in form and substance reasonably acceptable to Lender insuring the Security Instrument as modified by the assumption agreement, as a valid first lien on the Property and naming Transferee as owner of the Property, naming the then current holder of the Loan as the insured, bringing forward the date and time of the Title Insurance Policy to the date and time of the recording of the assumption agreement or a memorandum thereof, and addressing such other matters as Lender will require, and which endorsement will insure that as of the recording of the assumption agreement, the Property will not be subject to any additional exceptions or liens other than those contained in the Title Insurance Policy; and

(l)            Borrower will pay to Lender an assumption fee equal to one-half of one percent (0.50%) of the Outstanding Principal Balance with respect to the first assumption of the Loan and one percent (1.0%) of the Outstanding Principal Balance for each subsequent assumption of the Loan;

(m)      Transferee will deliver to Lender an Additional Insolvency Opinion with respect to the proposed Transferee and its constituent entities (partners, members or shareholders);

(n)       Following the consummation of the actions described in clauses (i) and (ii) of the definition of Leasehold Condominium Conversion herein in accordance with the terms and conditions of Section 2.6 of the Mortgage Loan Agreement, the Transfer of the Property is permitted pursuant to the terms of the Leasehold Condominium Documents and all required approvals under the Leasehold Condominium Documents have been obtained and copies of such approvals have been delivered to Lender;

(o)       The Transfer of the Property is not prohibited pursuant to the terms of the Underlying Lease and all required approvals under the Underlying Lease have been obtained and copies of such approvals have been delivered to Lender;

(p)       The Transfer of the Property is not prohibited pursuant to the terms of the Yeshiva Documents and all required approvals under the Yeshiva Documents have been obtained and copies of such approvals have been delivered to Lender; and

(q)       The Transfer (i) is not prohibited pursuant to the terms of the ICAP Documents and all required approvals relating to such Transfer have been obtained and delivered to Lender and (ii) will not result in a reduction of any benefits Borrower is then receiving, or increase any of Borrower’s obligations under, any ICAP Documents.

“Additional Insolvency Opinion” means a non-consolidation opinion letter delivered in connection with the Loan subsequent to the Origination Date reasonably satisfactory in form and substance to Lender and, following a Securitization, satisfactory in form and substance to the Rating Agencies, and from counsel reasonably acceptable to Lender and, following a Securitization, acceptable to the Rating Agencies.

“Crowdfunded Person” means a Person capitalized primarily by monetary contributions (A) of less than $35,000 each from more than 35 investors who are individuals and (B) which are funded primarily (I) in reliance upon Regulation Crowdfunding promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended and/or (II) through internet-mediated registries, platforms or similar portals, mail-order subscriptions, benefit events and/or similar methods.

“ICAP Documents” means the ICAP Final Application, the ICAP Notice of Completion, the ICAP Preliminary Application, the Second ICAP Certificate of Continuing Use, the Third ICAP Certificate of Continuing Use and the Fourth ICAP Certificate of Continuing Use and any other documents or instrument related to the ICAP Program applicable to the Property as each may be amended, extended, supplemented or otherwise modified in accordance with the express terms of the Loan Documents.

“ICAP Program” means The Industrial and Commercial Abatement Program as set forth in Sections 489-aaaaaa et. seq. of the New York State Real Property Tax Law, Section 11-268 et. seq. of the Administrative Code of the City of New York, and Section 36-01 et. seq. of the Rules and Regulations of the City of New York, and any successor statute, local law, or regulations, in each case as in effect from time to time.

“ICAP Final Application” means that certain ICAP Final Application for Certificate of Eligibility bearing ICAP Application No. 17870, Manhattan, Block 809, Lot 45, filed January 21, 2014 with the DOF.

“ICAP Notice of Completion” means that certain Notice of Completion bearing ICAP Application No. 17870, Manhattan, Block 809, Lot 45, filed December 30, 2016 with the DOF.

“ICAP Preliminary Application” means that certain ICAP Preliminary Application bearing ICAP Application No. 17870, Manhattan, Block 809, Lot 45, filed July 13, 2012 with the DOF.

“ICAP Property” means the portion of the Property eligible to receive tax benefits under the ICAP Program, which, for the avoidance of doubt, will exclude the portions of the Property subject to the Bank of America Lease and the H&M Lease.

“Fourth ICAP Certificate of Continuing Use” means that certain ICAP Certificate of Continuing Use bearing ICAP Application No. 17870, Manhattan, Block 809, Lot 45, filed December 18, 2024 with the DOF to preserve the Projected ICAP Benefit available to the ICAP Property for the 2025/2026 and 2026/2027 tax years.

“Prohibited Entity” means any Person which (i) is a DST, or that is controlled by a DST, or in which a DST owns any direct or indirect ownership interest, (ii) owns a direct or indirect interest in Borrower or the Herald Center Mortgaged Property through a tenancy-in-common, and/or (iii) is a Crowdfunded Person, or that is controlled by a Crowdfunded Person, or in which a Crowdfunded Person owns any direct or indirect ownership interest.

“Secondary Market Transaction” means any of the following transactions by Lender (i) the sale or otherwise transfer the Whole Loan (or any portion thereof and/or interest therein), (ii) the sale of participation interests in the Whole Loan (or any portion thereof and/or interest therein) or (iii) the securitization of the Whole Loan (or any portion thereof and/or interest therein) in a single asset securitization or a pooled asset securitization.

“Second ICAP Certificate of Continuing Use” means that certain ICAP Certificate of Continuing Use bearing ICAP Application No. 17870, Manhattan, Block 809, Lot 45, filed January 4, 2021 with the DOF.

“Security Instrument” means that certain first priority Consolidated, Amended and Restated Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, executed and delivered by Borrower, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Title Insurance Policy” means that certain ALTA (or its equivalent) mortgagee title insurance policy issued with respect to the Property and insuring the lien of the Security Instrument delivered to Lender on or prior to the Closing Date.

“Third ICAP Certificate of Continuing Use” means that certain ICAP Certificate of Continuing Use bearing ICAP Application No. 17870, Manhattan, Block 809, Lot 45, filed October 25, 2022 with the DOF.

Leasehold Condominium Conversion and Partial Release

At any time other than the thirty (30) days prior to and following any Secondary Market Transaction, provided no Event of Default has occurred and is continuing, Lender will not unreasonably withhold, condition or delay its consent (based upon the Prudent Lender Standard) to the Leasehold Condominium Conversion, including, without limitation, the release (the “Partial Release”) of the leasehold lien of the Security Instrument against the Yeshiva Unit (the Yeshiva Unit, as so released, the “Released Property” and the Property remaining subject to the lien of the Security Instrument, the “Remaining Property”) to Yeshiva provided that each of the following terms and conditions are satisfied:

(a)       No Event of Default will have occurred and be continuing as of each of the Leasehold Condominium Documents Notice Date (defined below), the Leasehold Condominium Notice Date (defined below), the Leasehold Condominium Date (as defined below) and/or the date of consummation of the Partial Release (the “Partial Release Consummation Date”);

(b)       Lender will have received at least two (2) Business Days prior written notice of the date on which Borrower intends to consummate the actions described in clause (i) of the definition of Leasehold Condominium Conversion herein (the date of such notice, the “Leasehold Condominium Documents Notice Date”) and twenty (20) days prior written notice of the date on which Borrower intends to consummate, together with Yeshiva, as applicable, the actions described in clauses (ii) through and including (iv) of the definition of Leasehold Condominium Conversion herein (the date of such notice, the “Leasehold Condominium Notice Date”); provided that such 2-day period or 20-day period, as applicable, will not prohibit the occurrence of the actions described in the applicable clause(s) of the definition of Leasehold Condominium Conversion herein after the end of such 2-day or 20-day period, as applicable, to the extent that Borrower (and Yeshiva, as applicable) have commenced pursuing the Leasehold Condominium Conversion within such 2-day or 20-day period, as applicable, and thereafter are diligently pursuing in good faith such Leasehold Condominium Conversion in accordance with the terms and conditions of the Mortgage Loan Agreement;

(c)       Lender will have received written evidence (in a form reasonably acceptable to Lender), but not in excess of Yeshiva’s requirements pursuant to section 4.1(f) of the Yeshiva PSA, that upon implementation of the Leasehold Condominium Conversion, Yeshiva will promptly apply for an exemption under Section 420-a of the New York Real Property Tax Law (any such exemption being referred to herein as a “Tax Exemption”) and upon the granting of such Tax Exemption, Yeshiva will receive a significant tax exemption which will be applied to the Yeshiva Unit retroactively to the Leasehold Condominium Date and such Tax Exemption will not be reallocated to either Borrower’s fee simple interest in the Property or Declarant’s interest in the Declarant Unit;

(d)       Borrower will deliver to Lender an Officer’s Certificate certifying as to the accuracy of all representations made by each Borrower in the Loan Documents as of (i) Leasehold Condominium Documents Notice Date, (ii) the Leasehold Condominium Notice Date, (iii) the Leasehold Condominium Date and (iv) the Partial Release Consummation Date;

(e)       Within ten (10) days of issuance of the final approval to the Leasehold Condominium Declaration and the Leasehold Condominium Tax Lot Drawings, in each case by the DOF, Declarant will submit for recording in compliance with the Condominium Act (x) a declaration (including the by-laws annexed thereto as an exhibit) in form and substance substantially similar to the form attached hereto as Exhibit E-1 (the “Leasehold Condominium Declaration”) and (y) related tax lot drawings substantially similar to the form attached hereto as Exhibit E-2 (the “Leasehold Condominium Tax Lot Drawings”) to impose a leasehold condominium regime (the “Leasehold Condominium Regime”) on its leasehold interest in the Underlying Lease and will deliver, the Leasehold Condominium Declaration, the related tax lot drawings, written evidence of the New York City Department of Finance’s approval of the Leasehold Condominium Declaration, and an estoppel letter from the Leasehold Condominium Board to Lender in form and substance reasonably acceptable to Lender. All documents, conveyances, instruments and agreements to be entered into in order to consummate the Leasehold Condominium Regime, (such documents, letters, conveyances, instruments and agreements, including, without limitation, the Leasehold Condominium Declaration, that certain “no action” letter issued by the Attorney General of the State of New York dated September 25, 2024 (the “AG No Action Letter”), the Conditional Resignation of Leasehold Condominium Board Member from each then designated member of the Leasehold Condominium Board, the Collateral Assignment of Leasehold Condominium Common Charges and Ground Rent Pass Through Agreement and the Leasehold Condominium Tax Lot Drawings will collectively be referred to herein as the “Leasehold Condominium Documents”);

(f)        No Leasehold Condominium Document may be amended, restated, supplemented or otherwise modified (other than to correct a scrivener’s error) without Lender’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed and no Leasehold Condominium Document may be submitted for filing/recording with the applicable Governmental Authority prior to obtaining Lender’s prior written consent to the applicable Leasehold Condominium Document that is being filed/recorded;

(g)       Without limiting the generality of the foregoing, (i) the Leasehold Condominium Documents and the Leasehold Condominium Regime will (A) affect only Declarant’s interest in the Underlying Lease, (B) be subject and subordinate to the Underlying Lease and to all matters to which the Underlying Lease is subject and subordinate, (C) initially consist exclusively of two (2) commercial leasehold condominium units (each, a “Unit” and collectively, the “Units”) together with their respective appurtenant related Leasehold Condominium Common Elements, which Units will initially be owned by Declarant, (D) provide that the Units will consist of the Yeshiva Unit and the Declarant Unit, (E) require each Unit owner to pay all real estate taxes with respect to its Unit once such Units are separately assessed for real estate taxes or otherwise pursuant to the terms of the Yeshiva Documents, including, without limitation, the Yeshiva Temporary Occupancy Agreement, (F) provide for a Leasehold Condominium Board, consisting of two (2) members, each of whom will be appointed by Declarant and approved by Lender (which approval, provided no Event of Default is then existing, will not be unreasonably withheld, conditioned or delayed) and (G) permit that upon the occurrence of an Event of Default, Lender may remove each member of the Leasehold Condominium Board (including, without limitation, the initial members) pursuant to the Conditional Resignation of Leasehold Condominium

Board Member and designate new members in its sole and absolute discretion). For the avoidance of doubt, upon the creation of the Leasehold Condominium Regime, Declarant’s interest under the Underlying Lease will be assigned (pursuant to the form of Assignment and Assumption of Underlying Lease attached as exhibit L to the Yeshiva PSA) to the Leasehold Condominium Board, (provided, however, Declarant will retain ownership of each of the Units (and the lien of the Security Instrument will be spread to include each of the Units) until the transfer to, and release of, the Yeshiva Unit to Yeshiva as contemplated below and pursuant to the terms of the Yeshiva Documents);

(h)       Lender will have received such documents, instruments, financing statements and other agreements and assurances as may be reasonably required by Lender in connection with the Leasehold Condominium Conversion, including, without limitation, the Partial Release, the Conditional Resignation of Leasehold Condominium Board Member from each member of the Leasehold Condominium Board, the Collateral Assignment of Leasehold Condominium Common Charges and Ground Rent Pass Through Agreement and such modifications, supplements, and/or replacements to the Loan Documents that Lender deems appropriate in its reasonable discretion (such modifications, supplements, and/or replacements, the “Leasehold Condominium Amendments”). Without limitation, the Leasehold Condominium Amendments will (i) establish and maintain Lender’s first priority lien on the entirety of the Borrower’s fee simple interest in the Property and Declarant’s leasehold interest in the Units (except the Released Property following the consummation of the Partial Release in accordance with the terms of the Mortgage Loan Agreement), (ii) reflect the creation and existence of the Leasehold Condominium Regime and the consummation of the Leasehold Condominium Conversion, including without limitation, (A) to reflect the legal description of the Units, (B) to provide such additional provisions as Lender deems appropriate (in its reasonable discretion) relating to the Underlying Lease, the Leasehold Condominium Regime, the Units, the Yeshiva Documents and the Leasehold Condominium Documents, (C) to modify the cash management provisions, including, without limitation, delivery of new tenant direction letters to such Persons as Lender deems appropriate (in its reasonable discretion, including, without limitation, to Yeshiva) and (D) cause the Leasehold Condominium Board, on behalf of Declarant, as Leasehold Borrower, to collaterally assign the Leasehold Condominium Common Charges payable by (i) Yeshiva as the owner of the Yeshiva Unit and (ii) Declarant, as owner of the Declarant Unit, to Lender as additional collateral for the Loan;

(i)        Borrower will have (A) delivered and paid for in full such endorsements, supplements and amendments to Lender’s Title Insurance Policy and the Policies as may be reasonably required by Lender and (B) obtained such additional title insurance and Policies as may be reasonably required by Lender (including, without limitation, endorsements to the Title Insurance Policy reflecting the existence of the Leasehold Condominium Regime and the new legal description of the Yeshiva Unit (it being understood that the Yeshiva Unit will be released from the leasehold lien of the Security Instrument upon the consummation of the Partial Release in accordance with the terms of the Mortgage Loan Agreement) and the Declarant Unit, which endorsements will insure that (i) such new legal description covers the same land and improvements as the prior legal description reflected in the Title Insurance Policy and (ii) there are no additional title exceptions;

(j)        The Partial Release will occur promptly after the Leasehold Condominium Regime becomes effective and all applicable Leasehold Condominium Documents have been recorded (the “Leasehold Condominium Date”);

(k)       In connection with the Partial Release: (i) the Yeshiva Unit will be conveyed to Yeshiva pursuant to the terms of the Yeshiva PSA, (ii) Lender will execute a partial release of leasehold lien (and related Loan Documents) for the Yeshiva Unit, which partial release will be in a form reasonably acceptable to Lender and Yeshiva, (iii) Yeshiva will have executed and delivered to Declarant the Yeshiva Supplemental Agreement and the Yeshiva Temporary Occupancy Agreement, (iv) Declarant will have collaterally assigned the Yeshiva Documents to Lender as additional security for the Debt pursuant to such documentation as Lender will deem reasonably necessary (such assignment documentation, the “Yeshiva Collateral Assignment”), and (v) Borrower, Declarant, Yeshiva, and Lender will have entered into the Yeshiva SNDA. Each of the Yeshiva Documents, the Yeshiva SNDA and the Yeshiva Collateral Assignment will be substantially similar to each such document attached to the Mortgage Loan Agreement and be subject to Lender’s review and reasonable approval in all respects (it being agreed and acknowledged that Lender’s approval of said documents and placement of the executed documents into escrow with a title insurance company reasonably acceptable to Lender (pursuant to an escrow agreement reasonably acceptable to Lender) will be a pre-condition to recordation of the Leasehold Condominium Documents and effectiveness of the Leasehold Condominium Regime);

(l)        The Leasehold Condominium Conversion and the implementation of the terms and provisions of Section 2.6 of the Mortgage Loan Agreement (including, without limitation, the Underlying Lease, the Leasehold Condominium Documents, the Leasehold Condominium Amendments, the Partial Release and the Yeshiva Documents) will, in each case and in all respects, be permitted under applicable REMIC Requirements;

(m)      Borrower will (i) deliver to Lender (A) a REMIC Opinion with respect to Leasehold Condominium Conversion (including, without limitation the Partial Release) and the implementation of the terms and conditions of Section 2.6 of the Mortgage Loan Agreement, (B) such other opinions of counsel acceptable to the Rating Agencies and reasonably acceptable to Lender (issued by counsel acceptable to the Rating Agencies and reasonably acceptable to Lender) with respect to such other matters as may be reasonably required by Lender, including, without limitation: (i) with respect to the due authorization, execution, delivery and enforceability of the Leasehold Condominium Amendments, the Yeshiva Documents, the Yeshiva Collateral Assignment and the Underlying Lease, (ii) an updated non-consolidation opinion letter addressing such matters as Lender deems appropriate relating to the Leasehold Condominium Conversion, and (iii) with respect to the formation and good standing of Yeshiva, and the due execution and authorization of the Yeshiva Documents, the Underlying Lease, the Leasehold Condominium Documents and the Yeshiva Collateral Assignment;

(n)       Borrower will pay (or cause to be paid) all of Lender’s reasonable costs and expenses and the costs and expenses of the Rating Agencies in connection with the Leasehold Condominium Conversion (including, without limitation, the Partial Release) and/or the implementation of the terms and conditions of Section 2.6 of the Mortgage Loan Agreement including, without limitation, counsel fees. On the Leasehold Condominium Documents Notice Date, Borrower will deposit with Lender an amount reasonably determined by Lender to be credited towards such costs;

(o)       Lender will have received evidence reasonably acceptable to Lender that the Leasehold Condominium Conversion (including, without limitation, the Partial Release) (i) will not violate any Property Document, Management Agreement and/or Lease and (ii) will not result in any termination rights, abatement rights or reduction of rents or other amounts payable, nor trigger or give any tenant any option, offer, right of first refusal, right of first offer or other similar right to acquire all or any portion of the Property or any Unit, in each case, under any Lease, Property Document, any Yeshiva Document, any Leasehold Condominium Document or the Management Agreement; provided, however, for the avoidance of doubt, Lender acknowledges and agrees that on the Partial Release Consummation Date, the Yeshiva Temporary Occupancy Agreement will be terminated in accordance with the terms thereof (and replaced with the Yeshiva Documents in connection with the consummation of the Leasehold Condominium Conversion and the Partial Release). In connection with each component of the Leasehold Condominium Conversion (including, without limitation, the Partial Release), Borrower will have delivered to Lender estoppels and attornment agreements from each tenant at the Property in such form as may be reasonably required by Lender;

(p)       Notwithstanding anything to the contrary set forth in the Mortgage Loan Agreement, the Underlying Lease, any Leasehold Condominium Document, any Yeshiva Document, any requirement in any Lease or, to the extent the ICAP Program has not expired or terminated pursuant to the express terms of the ICAP Documents, in any ICAP Document, for so long as the Loan or any portion thereof is included in a Securitization, if the loan to value ratio (such value to be determined by Lender in its sole discretion based on a commercially reasonable valuation method permitted to a REMIC Trust using only the portion of the Property which constitutes acceptable real estate collateral under the Code for a REMIC Trust) immediately after the Leasehold Condominium Conversion (including, without limitation the Partial Release) or any release of the Lien of the Security Instrument against the Declarant Unit is more than one hundred and twenty-five percent (125%), the principal balance of the Loan must be paid down by a “qualified amount” as that term is defined in the IRS Revenue Procedure 2010-30, as the same may be amended, modified or supplemented from time to time (and no Yield Maintenance Premium or any other prepayment premium or fee will be due in connection therewith), in order to meet the foregoing loan to value ratio unless Borrower delivers to Lender an opinion of counsel, acceptable to Lender in its reasonable discretion, that if such amount is not paid, such Securitization will not fail to maintain its status as a REMIC Trust or subject such Securitization to federal income tax as a REMIC Trust; and

(q)       Borrower will have delivered to Lender evidence reasonably acceptable to Lender that (i) after giving effect to the Leasehold Condominium Conversion, the Released Property will be legally subdivided from the remainder of the Remaining Property; (ii) after giving effect to the Leasehold Condominium Conversion, each of the Released Property and the Remaining Property (A) conforms to and is in compliance with applicable Legal Requirements, Permitted Encumbrances and Property Documents and (B) constitutes a separate lot for tax and assessment purposes or will be in the process of being separately assessed by the New York City Department of Finance; (iii) any lien imposed on the Remaining Property or the Leasehold Condominium Common Elements related to the Released Property (other than the lien created by the Security Instrument) would be required, under applicable Legal Requirements and/or the Leasehold Condominium Documents, to be removed by Declarant or the Leasehold Condominium Board, as applicable; (iv) Borrower has obtained (or caused to be obtained) all necessary approvals, consents or permits with respect to the Leasehold Condominium Conversion (whether from applicable Governmental Authorities, parties to instruments of record affecting the Property or otherwise); (v) all aspects of the Leasehold Condominium Conversion (including, without limitation, the creation of the Underlying Lease, the creation of the Leasehold Condominium Regime, and the Partial Release) are consummated in a manner that complies with all Legal Requirements; and (vi) after consummation of all aspects of the Leasehold Condominium Conversion, the Property, the lien of the Security Instrument and the Loan Documents (as each is modified in connection with the Leasehold Condominium Conversion) will comply with all Legal Requirements.

For the avoidance of doubt, notwithstanding anything to the contrary contained herein or in any Mortgage Loan Document, at no time during the Term, will Lender be required to release the lien of the Security Instrument on the fee interest in the Property in connection with Leasehold Borrower’s exercise of the terms of Section 2.6 of the Mortgage Loan Agreement.

“Condominium Act” means Article 9-B of the Real Property Law of the State of New York, as amended and as it may be further amended from time to time, and all regulations with respect thereto, now or hereafter promulgated.

“Collateral Assignment of Leasehold Condominium Common Charges and Ground Rent Pass Through Agreement” means that certain Collateral Assignment of Leasehold Condominium Common Charges and Ground Rent Pass Through Agreement, to be dated as of the Leasehold Condominium Date, given by the Declarant, as Leasehold Borrower and Fee Borrower, to Lender, (it being agreed that, to the extent the same must be given by the Leasehold Condominium Board, then Leasehold Borrower or Guarantor, because it has control of the Leasehold Condominium Board, is required to cause the Leasehold Condominium Board to give same to Lender in accordance with applicable Legal Requirements), substantially in the form attached to the Mortgage Loan Agreement as Exhibit G, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Declarant” means Leasehold Borrower, an affiliate of Borrower and the ground lessee under the Underlying Lease.

“Declarant Unit” means, (I) following the Leasehold Condominium Conversion in accordance with the terms of Section 2.6 of the Mortgage Loan Agreement and prior to the release of the leasehold lien of the Security Instrument on the Yeshiva Unit in accordance with the terms of Section 2.6 of the Mortgage Loan

Agreement and the Yeshiva Documents, collectively, (A) the Yeshiva Unit and (B) (i) the unit referred to as Unit 2 in the Leasehold Condominium Declaration, (ii) the related 49.3774% undivided interest in the Leasehold Condominium Common Elements appurtenant to Unit 2 and (iii) the rights of such Unit under the Leasehold Condominium Declaration with respect to the Limited Common Elements (as defined in the Leasehold Condominium Declaration) appurtenant to Unit 2, including, without limitation, the Exclusive Façade & Signage Area for Unit 2 Only (as defined in the Leasehold Condominium Declaration) and (II) following the Leasehold Condominium Conversion in accordance with the terms of Section 2.6 of the Mortgage Loan Agreement and upon the release of the leasehold lien of the Security Instrument on the Yeshiva Unit in accordance with the terms of Section 2.6 of the Mortgage Loan Agreement and the Yeshiva Documents, collectively, (i) the unit referred to as Unit 2 in the Leasehold Condominium Declaration, (ii) the related 49.3774% undivided interest in the Leasehold Condominium Common Elements appurtenant to Unit 2 and (iii) the rights of such Unit under the Leasehold Condominium Declaration with respect to the Limited Common Elements (as defined in the Leasehold Condominium Declaration) appurtenant to Unit 2, including, without limitation, the Exclusive Façade & Signage Area for Unit 2 Only (as defined in the Leasehold Condominium Declaration). For the avoidance of doubt, the term Declarant Unit will include all Units referred to as a “Declarant Unit” in the Leasehold Condominium Declaration.

“Default” means the occurrence of any event under the Mortgage Loan Agreement or under any other Mortgage Loan Document which, but for the giving of notice or passage of time, or both, would constitute an Event of Default.

“Leasehold Condominium Common Elements” will have the meaning ascribed to “Common Elements” in the Leasehold Condominium Declaration.

“Leasehold Condominium Conversion” will refer to a transaction to be consummated in accordance with the terms and conditions of Section 2.6 of the Mortgage Loan Agreement and the Yeshiva Documents whereby the following will occur (in the following order): (i) Declarant records the Leasehold Condominium Documents whereby it will subject its interest in the Underlying Lease to a leasehold condominium regime, which regime will consist of two (2) commercial condominium units (one will be referred to herein as the Yeshiva Unit (as defined herein) and the other will be referred to herein as the Declarant Unit (as defined herein)), (ii) for the avoidance of doubt, the lien of the Security Instrument will be spread to cover each of the aforementioned leasehold condominium units, (iii) Declarant will sell the Yeshiva Unit to Yeshiva pursuant to the terms of the Yeshiva PSA and the other Yeshiva Documents (and the Yeshiva Unit will be released from the leasehold lien of the Security Instrument) pursuant to the terms of the Yeshiva PSA (which will provide that the Leasehold Condominium Common Charges payable by the owner of the Yeshiva Unit will include a pro-rata portion of the ground rent payable by Declarant to Fee Borrower pursuant to the terms of the Underlying Lease which when taken together with the other amounts payable by the owner of the Yeshiva Unit, will be reasonably equivalent (mutatis mutandis), in all material respects, to the rent that Yeshiva would have otherwise had to pay if it leased the Yeshiva Unit from the Declarant as opposed to purchasing the Yeshiva Unit), and (iv) the Declarant, as Leasehold Borrower and Fee Borrower will execute and deliver to Lender a collateral assignment of all Leasehold Condominium Common Charges (including, without limitation, the Ground Rent Pass Throughs) payable by the owner of the Yeshiva Unit and the owner of the Declarant Unit, in each case, pursuant to the Leasehold Condominium Documents and with respect to the Yeshiva Unit, the Yeshiva Documents and the Leasehold Condominium Documents. For the avoidance of doubt, upon the termination or expiration of the Underlying Lease, the Leasehold Condominium Regime created in connection with the Leasehold Condominium Conversion will be of no further force and effect and Yeshiva and Declarant will be automatically divested of its ownership interest in the Yeshiva Unit and Declarant Unit, respectively, and the Underlying Lease and Leasehold Condominium Regime will terminate and be of no further force and effect and thereafter the Fee Borrower will continue to own the fee simple interest in the entire Property, including, without limitation, the fee simple interest in the property that was previously referred to as the Yeshiva Unit and the Declarant Unit.

“Permitted Encumbrances” means collectively, (a) the liens and security interests created by the Mortgage Loan Agreement, and the other Mortgage Loan Documents, (b) all liens, encumbrances and other matters disclosed in the Title Insurance Policy, (c) liens, if any, for taxes imposed by any Governmental Authority not yet delinquent or which are being contested in accordance with the express terms and conditions of the Mortgage Loan Agreement, (d) existing leases and new leases entered into in accordance with the express terms and conditions of the Mortgage Loan Agreement, (e) any mechanic’s, materialman’s or other similar Lien, including liens related to tenant work, so long as such lien is (A) being contested by appropriate legal proceedings, promptly initiated and conducted in good faith and with due diligence in accordance with the terms and conditions of the Mortgage Loan Agreement and the other Mortgage Loan Documents, (B) such proceeding is permitted under and is conducted in accordance with the provisions of any other instrument to which Borrower is subject and does not constitute a default thereunder and such proceeding is permitted by and conducted in accordance with all applicable Legal Requirements, (C) neither the Herald Center Mortgaged Property nor any part thereof or interest there in will be in danger of being sold, forfeited, terminated, canceled or lost, (D) Borrower promptly upon final determination thereof pay the amount of such lien, together with all costs, interest and penalties which may be payable in connection therewith, (E) such proceeding suspends the collection of such contested lien from the Herald Center Mortgaged Property and (F) Borrower furnished such security as may be required in the proceedings fully bonded by a surety company acceptable to Lender and the Rating Agencies within thirty (30) days after Borrower first receives written notice of such lien, (f) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion; (g) Property Documents and (h) the grant of easements, agreements, restrictions, reservations and rights of way in the ordinary course of business for use, access, water and sewer lines, telephone and telegraph lines, electric lines or other utilities or for other similar purposes, provided, however, none of the items set forth above, individually or in the aggregate, materially interferes with the value, current use or operation of the Herald Center Mortgaged Property or with the current ability of the Herald Center Mortgaged Property to generate net cash flow sufficient to service the Loan or Borrower’s ability to pay and perform the Obligations under the Mortgage Loan Documents when they become due.

“Prudent Lender Standard” with respect to any matter, is deemed to have been met if the matter in question (i) prior to a Securitization, is reasonably acceptable to Lender and (ii) after a securitization, (A) if permitted by REMIC Requirements applicable to such matter, would be reasonably acceptable to Lender or (B) if the Lender discretion in the foregoing subsection (A) is not permitted under such applicable REMIC Requirements, would be acceptable to a prudent lender of securitized commercial mortgage loans.

“REMIC Requirements” means any applicable legal requirements relating to any REMIC Trust (including, without limitation, those relating to the continued treatment of the Loan (or the applicable portion thereof and/or interest therein) as a “qualified mortgage” held by such REMIC Trust, the continued qualification of such REMIC Trust as such under the IRS Code, the non-imposition of any tax on such REMIC Trust under the IRS Code (including, without limitation, taxes on “prohibited transactions” and “contributions”) and any other constraints, rules and/or other regulations and/or requirements relating to the servicing, modification and/or other similar matters with respect to the Loan (or any portion thereof and/or interest therein) that may now or hereafter exist under applicable legal requirements (including, without limitation under the IRS Code)).

“REMIC Opinion” means, as to any matter, an opinion as to the compliance of such matter with applicable REMIC Requirements (which such opinion is, in form and substance and from a provider, in each case, reasonably acceptable to Lender and acceptable to the Rating Agencies).

“Yeshiva Unit” collectively means (i) the unit referred to as Unit 1 in the Leasehold Condominium Declaration, (ii) the related 50.6226% undivided interest in the Leasehold Condominium Comment Elements appurtenant to Unit 1, and (iii) the Limited Common Elements (as defined in the Leasehold Condominium Declaration) appurtenant to Unit 1, including, without limitation, the Exclusive Façade & Signage Area for Unit 1 Only (as defined in the Leasehold Condominium Declaration), as the same may be amended from time to time in the event Yeshiva exercises its ROFO Option in accordance with section 15 of the Yeshiva Supplemental Agreement and the terms of the Loan Documents.

Partial Release of Fourth (4th) Floor

In the event the ROFO Premises (as defined in the Yeshiva Supplemental Agreement) become Available (as defined in the Yeshiva Supplemental Agreement) and Yeshiva exercises its right to purchase the ROFO Premises in accordance with the terms of section 15 of the Yeshiva Supplemental Agreement, provided no Event of Default has occurred and is continuing, Lender will not unreasonably withhold, condition or delay its consent (based upon the Prudent Lender Standard) to (i) the subdivision of the Declarant Unit into two (2) units, (the “Declarant Unit Subdivision”) with one unit to be comprised of the ROFO Premises (the “ROFO Unit”) and the second unit to be comprised of the remaining portion of the Declarant Unit (excluding the ROFO Unit) (the “Remaining Declarant Unit”) and (ii) the sale and conveyance of the ROFO Unit to Yeshiva in accordance with the terms of section 15 of the Yeshiva Supplemental Agreement and the terms of Section 2.7 of the Mortgage Loan Agreement and the release of the ROFO Unit from the leasehold lien of the Security Instrument (the “ROFO Released Property”; and the Property remaining subject to the leasehold lien of the Security Instrument, the “ROFO Remaining Property”) provided that each of the following terms and conditions are satisfied:

(a)       No Event of Default will have occurred and be continuing on the date notice is provided to Lender pursuant to clause (b) below and/or on the date of the consummation of the sale of ROFO Unit and to Yeshiva and the partial release of the leasehold lien of the Security Instrument on the ROFO Unit;

(b)      Lender will have received at least ninety (90) days prior written notice of the date on which Borrower intends to consummate the Declarant Unit Subdivision;

(c)      Lender will have received written evidence (in a form reasonably acceptable to Lender), that upon the acquisition of the ROFO Unit in accordance with the terms of Section 2.7 of the Mortgage Loan Agreement, Yeshiva will promptly apply for a Tax Exemption on the ROFO Unit, and that Yeshiva will receive a significant tax exemption which will be applied to the ROFO Unit retroactively to the date Yeshiva acquired the ROFO Unit and such Tax Exemption will not be reallocated to either Borrower’s fee simple interest in the Property or Declarant’s interest in the Declarant Unit;

(d)      Borrower will have delivered to Lender an amendment to the AG No Action Letter, stating, among other things, the approval of the subdivision of the Declarant Unit into the ROFO Unit and the Remaining Declarant Unit;

(e)      Lender will have received such documents, instruments, financing statements and other agreements and assurances as may be reasonably required by Lender in connection with the Declarant Unit Subdivision, including, without limitation, (i) such modifications, supplements, and/or replacements to the Loan Documents (such modifications, supplements, and/or replacements, the “ROFO Loan Document Amendments”) and (ii) such modifications, supplements and/or replacements to the Yeshiva Documents, the Leasehold Condominium Documents, the Leasehold Condominium Tax Lot Drawings and the Underlying Lease (such modifications, supplements, and/or replacements, the “ROFO Leasehold Condominium Amendments”), in each case, that Lender deems appropriate in its reasonable discretion and that are acceptable, in form and substance, to Lender in all respects. Without limitation, (x) the ROFO Loan Document Amendments will, among other things, (i) establish and maintain Lender’s first priority lien on the entirety of the Borrower’s fee simple interest in the Property and Declarant’s interest in the Declarant Unit (except the ROFO Released Property following the consummation of the partial release of the ROFO Unit in accordance with the terms of the Mortgage Loan Agreement), (ii) reflect the subdivision of the Declarant Unit into the ROFO Unit and the Remaining Declarant Unit, including without limitation, (A) to reflect the legal description of the Yeshiva Unit, the ROFO Unit and the Remaining Declarant Unit, (B) to provide such additional provisions as Lender deems appropriate (in its reasonable discretion) relating to the Underlying Lease, the Leasehold Condominium Regime, the Units, the Yeshiva Documents and the Leasehold Condominium Documents, (C) to modify the cash management provisions, including, without limitation, delivery of new tenant direction letters to such Persons as Lender deems appropriate (in its reasonable discretion) and (D) collaterally assign the Leasehold Condominium Common Charges payable by Yeshiva as the leasehold owner of the ROFO Unit to Lender as additional collateral for the Loan and (y) the ROFO Leasehold Condominium Amendments will, among other things, (I) establish that all of the provisions relating to the Yeshiva Unit pursuant to the Yeshiva Documents, the Leasehold Condominium Documents and the Underlying Lease will equally apply to the ROFO Unit, (II) that Yeshiva will also be obligated to pay Ground Rent Pass Through and Leasehold Condominium Common Charges on the ROFO Unit, (III) reflect that the Leasehold Condominium has been revised to contain three (3) Units; and (IV) if applicable, allocate any Limited Common Elements to the ROFO Unit;

(f)        Borrower will have (A) delivered and paid for in full such endorsements, supplements and amendments to Lender’s Title Insurance Policy and the Policies as may be reasonably required by Lender and (B) obtained such additional title insurance and Policies as may be reasonably required by Lender (including, without limitation, endorsements to the Title Insurance Policy reflecting the new legal descriptions of the ROFO Unit and the Remaining Declarant Unit (it being understood that the ROFO Unit will be released from the leasehold lien of the Security Instrument upon the consummation of the partial release of the leasehold lien of the Security Instrument on the ROFO Unit in accordance with the terms of the Mortgage Loan Agreement), which endorsements will insure that (i) such new legal description covers the same real property interests, including, without limitation, the land and improvements as the prior legal description reflected in the Title Insurance Policy and (ii) there are no additional title exceptions;

(g)      The partial release of the ROFO Premises will occur promptly after the Declarant Unit is legally subdivided to create the ROFO Unit and Remaining Declarant Unit in accordance with all Legal Requirements, including, without limitation, the issuance of an amended AG No Action Letter approving the Declarant Unit Subdivision, amended Leasehold Condominium Tax Lot Drawings and the filing and/or recording of all other necessary documents with the appropriate Governmental Authority;

(h)      In connection with the partial release of the leasehold lien of the Security Instrument against the ROFO Unit: (i) the ROFO Unit will be conveyed to Yeshiva pursuant to the terms of section 15 of the Yeshiva Supplemental Agreement, (ii) if requested by Yeshiva or if required by Lender, Lender will execute a release of leasehold lien (and related Loan Documents) for the ROFO Unit, which release will be in a form reasonably acceptable to Lender and Yeshiva, (iii) Yeshiva will execute and deliver to Declarant the ROFO Leasehold Condominium Amendments, (iv) Declarant will collaterally assign the ROFO Leasehold Condominium Amendments to Lender as additional security for the Debt. Each of the ROFO Leasehold Condominium Amendments and the ROFO Loan Document Amendments will be subject to Lender’s review and reasonable approval in all respects (it being agreed and acknowledged that Lender’s approval of the ROFO Leasehold Condominium Amendments and placement of the applicable executed ROFO Leasehold Condominium Amendments into escrow with a title insurance company reasonably acceptable to Lender (pursuant to an escrow agreement reasonably acceptable to Lender) will be a pre-condition to recordation of the applicable ROFO Leasehold Condominium Amendments and effectiveness of the Declarant Unit Subdivision);

(i)        The Declarant Unit Subdivision and the implementation of the terms and provisions of Section 2.7 of the Mortgage Loan Agreement will, in each case and in all respects, be permitted under applicable REMIC Requirements;

(j)        Lender will have received a Rating Agency Confirmation with respect to the implementation of all aspects of the Declarant Unit Subdivision (it being understood and agreed that (i) Lender, Borrower and Yeshiva will cooperate in requesting the Rating Agency Confirmation, (ii) Borrower will use commercially reasonable efforts to provide and prepare all information and documentation requested by the Rating Agencies in connection with such request, and (iii) the Rating Agencies may grant or deny any request for a Rating Agency Confirmation in their sole and absolute discretion);

(k)      Borrower will (i) deliver to Lender (A) a REMIC Opinion with respect to Declarant Unit Subdivision (including, without limitation the partial release of the leasehold lien of the Security Instrument on the ROFO Unit) and the implementation of the terms and conditions of Section 2.7 of the Mortgage Loan Agreement and (B) such other opinions of counsel acceptable to the Rating Agencies and reasonably acceptable to Lender (issued by counsel acceptable to the Rating Agencies and reasonably acceptable to Lender) with respect to such other matters as may be reasonably required by Lender, including, without limitation: (i) with respect to the due authorization, execution, delivery and enforceability of the ROFO Leasehold Condominium Documents and ROFO Loan Document

Amendments, (ii) an updated non-consolidation opinion letter addressing such matters as Lender deems appropriate relating to the Declarant Unit Subdivision, and (iii) with respect to the formation and good standing of each Borrower, and the due execution and authorization of the ROFO Leasehold Condominium Amendments;

(l)        Borrower will pay (or cause to be paid) all of Lender’s reasonable costs and expenses and the costs and expenses of the Rating Agencies in connection with the Declarant Unit Subdivision (including, without limitation, the partial release of the leasehold lien on the ROFO Unit) and/or the implementation of the terms and conditions of Section 2.7 of the Mortgage Loan Agreement including, without limitation, counsel fees. On the date Borrower submits its request pursuant to clause (b) above, Borrower will deposit with Lender an amount reasonably determined by Lender to be credited towards such costs;

(m)     Lender will have received evidence reasonably acceptable to Lender that the Declarant Unit Subdivision (including, without limitation, the partial release of the leasehold lien of the Security Instrument against the ROFO Unit) (i) will not violate any Property Document, Management Agreement and/or Lease and (ii) will not result in any termination rights, abatement rights or reduction of rents or other amounts payable, in each case, under any Lease, Property Document or Management Agreement. In connection with each component of the Declarant Unit Subdivision, Borrower will have delivered to Lender estoppels and attornment agreements from each tenant at the Property in such form as may be reasonably required by Lender;

(n)      Notwithstanding anything to the contrary set forth in the Mortgage Loan Agreement, the Underlying Lease, any Leasehold Condominium Document, any Yeshiva Document, any requirement in any Lease or, to the extent the ICAP Program has not expired or terminated pursuant to the express terms of the ICAP Documents, in any ICAP Document, for so long as the Loan or any portion thereof is included in a Securitization, if the loan to value ratio (such value to be determined by Lender in its sole discretion based on a commercially reasonable valuation method permitted to a REMIC Trust using only the portion of the Property which constitutes acceptable real estate collateral under the Code for a REMIC Trust) immediately after the Leasehold Condominium Conversion (including, without limitation the Partial Release) or any release of the Lien of the Security Instrument against the Declarant Unit is more than one hundred and twenty-five percent (125%), the principal balance of the Loan must be paid down by a “qualified amount” as that term is defined in the IRS Revenue Procedure 2010-30, as the same may be amended, modified or supplemented from time to time (and no Yield Maintenance Premium or any other prepayment premium or fee will be due in connection therewith), in order to meet the foregoing loan to value ratio unless Borrower delivers to Lender an opinion of counsel, acceptable to Lender in its reasonable discretion, that if such amount is not paid, such Securitization will not fail to maintain its status as a REMIC Trust or subject such Securitization to federal income tax as a REMIC Trust; and

(o)      Borrower will have delivered to Lender evidence reasonably acceptable to Lender that (i) after giving effect to the Declarant Unit Subdivision, the ROFO Unit will be legally subdivided from the Remaining Declarant Unit; (ii) after giving effect to the Declarant Unit Subdivision, each of the ROFO Released Property and the ROFO Remaining Property (A) conforms to and is in compliance with applicable Legal Requirements, Permitted Encumbrances and Property Documents and (B) constitutes a separate lot for tax and assessment purposes; (iii) any lien imposed on the ROFO Remaining Property or Leasehold Condominium Common Elements related to the ROFO Released Property (other than the lien created by the Security Instrument) would be required, under applicable Legal Requirements and/or the Leasehold Condominium Documents, to be removed by Yeshiva; (iv) Borrower has obtained (or caused to be obtained) all necessary approvals, consents or permits with respect to the Declarant Unit Subdivision (whether from applicable Governmental Authorities, parties to instruments of record affecting the Property or otherwise); (v) all aspects of the Declarant Unit Subdivision are consummated in a manner that complies with all Legal Requirements; and (vi) after consummation of all aspects of the Declarant Unit Subdivision, the Property, the lien of the Security Instrument and the Loan Documents (as each is modified in connection with the Declarant Unit Subdivision) will comply with all Legal Requirements.

For the avoidance of doubt, notwithstanding anything to the contrary contained herein or in any other Loan Document, at no time during the term of the Herald Center Whole Loan, will Lender be required to release the lien of the Security Instrument on the fee interest in the Property in connection with Leasehold Borrower’s exercise of the terms of Section 2.7 of the Mortgage Loan Agreement.

Additional Indebtedness and Liens

The Mortgage Loan Documents prohibit any Borrower from having any debt other than the Whole Loan and Permitted Debt.

“Permitted Debt” means (i) trade and operational indebtedness incurred in the ordinary course of business of owning and operating the Property with trade creditors, provided such indebtedness is (a) unsecured, (b) not evidenced by a note, (c) on commercially reasonable terms and conditions, and (d) due not more than sixty (60) days past the date incurred and paid on or prior to such date, and/or (ii) financing leases and purchase money indebtedness incurred in the ordinary course of business relating to personal property on commercially reasonable terms and conditions; provided, however, the aggregate amount of the indebtedness described in (i) and (ii) will not exceed at any time three percent (3%) of the Outstanding Principal Balance.

"Securities" means any certificates, notes or other securities issued in connection with a securitization.

On the Origination Date, BIG Herald Investments II, LLC, a Delaware LLC (the “Preferred Equity Investor”) made a preferred equity investment in Herald Center Department Store, L.P., a Delaware limited liability partnership, the sole member of each Borrower (“Sole Member”) in the original amount of $30,000,000 (the “Closing Date Preferred Equity”). The rate of return on the Closing Date Preferred Equity is 13% provided, however, the current pay rate is 8% and the balance of 5% accrues until available cash flow is available to pay the accrued portion. Preferred Equity Investor established an interest rate reserve at the closing of the Preferred Equity Investment equal to $2,025,000. Upon the occurrences of certain events under the preferred equity documents, the Preferred Equity Investor is permitted to remove the general partner of the Sole Member and replace or designate a new general partner controlled by the Preferred Equity Investor, subject to a Supplemental Guarantor delivering to Lender a supplemental guaranty of recourse obligations and environmental substantially in the form delivered to Lender on the closing date by Guarantor, except that Supplemental Guarantor will have no obligations for the following guaranteed amounts (and for which the Guarantor on the Origination Date will remain liable for):

●	The $60,000,000 partial loan guaranty until the Leasehold Condominium Conversions occurs and the Yeshiva Unit is transferred to Yeshiva in accordance with the Mortgage Loan Documents and Yeshiva Documents;
●	The redemption price related to the redemption of a limited partnership interest in sole member (the estimated redemption amount as of the Origination Date was $470,000); and
●	For each tax year beginning with the 2024/2025 tax year, an amount equal to the difference between the actual taxes owed on the Property and the projected tax amounts in the table set forth in the Mortgage Loan Documents, as such projected amount may be adjusted based on changes in millage rates and/or citywide tax increases unrelated to the Leasehold Condominium Conversion.

In addition, upon receipt of written notice from Borrower, Lender will not unreasonably withhold its consent to a one time repayment in full of the Preferred Equity Investment in accordance with the terms of the Preferred Equity Documents and the Loan Documents and the replacement of the Preferred Equity Investment with a preferred equity investment containing rights and remedies substantially similar to those contained in the Preferred Equity Documents (such prepayment and replacement preferred equity investment, the “Replacement Preferred Equity”), provided that (i) Lender receives prior written notice of such transfer, (ii) no Event of Default has occurred and is continuing both at the time such notice is given and as of the closing date of such transaction, (iii) no such repayment and replacement of the Preferred

Equity Investment will occur during the period that is ninety (90) days prior to a Secondary Market Transaction or the period that is ninety (90) days after a Secondary Market Transaction and (iv) upon the satisfaction of each of the following conditions precedent:

(a)       Borrower will have delivered written notice to Lender (the “Replacement Preferred Equity Notice”) of the terms of the proposed Replacement Preferred Equity not less than sixty (60) days before the date on which such Replacement Preferred Equity is scheduled to close and, concurrently therewith, all such information concerning the proposed Replacement Preferred Equity as Lender will reasonably require;

(b)       The Replacement Preferred Equity is made by an Institutional Lender;

(c)       The amount of the Replacement Preferred Equity will not exceed $30,000,000.00;

(d)       The rate of return (both the current pay and the accrual rate) under the proposed Replacement Preferred Equity will be a fixed interest rate;

(e)       Such proposed Replacement Preferred Equity will not be secured by any collateral;

(f)        The preferred equity documents evidencing the proposed Replacement Preferred Equity will be acceptable to Lender, in Lender’s sole and absolute discretion, including, without limitation, the terms of the Replacement Preferred Equity;

(g)       Such proposed Replacement Preferred Equity will not require a recognition agreement from Lender;

(h)       Lender will have received a Rating Agency Confirmation to the effect that the Replacement Preferred Equity will not result in a qualification, downgrade or withdrawal of any rating initially assigned or to be assigned to the Securities;

(i)          The combined Loan-to-Value Ratio, based on the Outstanding Principal Balance and the outstanding principal balance of the Replacement Preferred Equity, as calculated by Lender in its sole and absolute discretion, will not exceed 65.2%;

(j)          The combined Debt Service Coverage Ratio (for the trailing twelve (12) month period immediately preceding the date of such determination), based on the original principal balance of the Loan and the Replacement Preferred Equity, will not be less than 1.3 to 1.00, calculated by Lender, in Lender’s sole and absolute discretion, using Lender’s then underwriting standards;

(k)       The combined Debt Yield, based on the Outstanding Principal Balance and the principal balance of the Replacement Preferred Equity, as calculated by Lender in its sole and absolute discretion, will not be less than 9.1%;

(l)           Borrower will have paid to Lender, concurrently with the closing of the proposed Replacement Preferred Equity, all Rating Agency fees and all out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred by Lender in connection with the proposed Replacement Preferred Equity;

(m)      Borrower will continue to comply with the terms of the Loan Documents, including, without limitation, the single purpose entity provisions;

(n)       Borrower will agree to any modifications reasonably required by Lender to the Loan Documents in connection with the proposed Replacement Preferred Equity; and

(o)       Borrower will have delivered such other certificates, documents, instruments, opinions, and financial information regarding the Replacement Preferred Equity, in all cases acceptable to Lender, as Lender may reasonably request (including, without limitation, an Additional Insolvency Opinion, which opinion will be in form, scope and substance acceptable in all respects to Lender and the Rating Agencies).

Leases

Borrower may enter into a proposed Lease (and/or the renewal or extension of an existing Lease (a “Renewal Lease”) that is not a Material Tenant Lease without the prior written consent of Lender, provided no Event of Default is then continuing and such proposed Lease or Renewal Lease (i) provides for rental rates and terms comparable to existing local market rates and terms (taking into account the type and quality of the tenant) as of the date such Lease is executed by Borrower (unless, in the case of a Renewal Lease, the rent payable during such renewal, or a formula or other method to compute such rent, is provided for in the original Lease), (ii) is an arms-length transaction with a bona fide, independent third party tenant, (iii) does not contain any terms which would reasonably be expected to have or do have a Material Adverse Effect, (iv) is subject and subordinate to the Security Instrument and the lessee thereunder agrees to attorn to Lender and any purchaser at a foreclosure sale, (v) does not contain any option, offer, right of first refusal, right of first offer or other similar right to acquire all or any portion of the Property, (vi) has a base term of (A) more than three (3) years and (B) less than ten (10) years including options to renew, (vii) has no rent, credits, free rents or concessions granted thereunder other than those which are reasonable and customary and comparable to existing local market terms, (viii) is written on the standard form of lease approved by Lender, (ix) following the consummation of the actions described in clauses (i) and (ii) of the definition of Leasehold Condominium Conversion herein in accordance with the terms and conditions of Section 2.6 of the Mortgage Loan Agreement, is in compliance with the Leasehold Condominium Documents, if applicable, and (x) will not violate or cause a default under any ICAP Document. At Lender’s request, Borrower will promptly deliver to Lender copies of all Leases which are entered into pursuant to this subsection together with Borrower’s certification that it has satisfied all of the conditions of this Section. Borrower will pay the reasonable costs and expenses associated with Lender or its counsel’s review of any Lease for which Lender’s consent may be required under the Mortgage Loan Agreement.

Borrower may, without the prior written consent of Lender, amend, modify or waive the provisions of or terminate, reduce Rents, accept a surrender of space under, or shorten the term of, any Lease which is not a Material Tenant Lease (including any guaranty, letter of credit or other credit support with respect thereto) provided that such Lease is not a Material Tenant Lease and that such action (taking into account, in the case of a termination, reduction in rent, surrender of space or shortening of term, the planned alternative use of the affected space) does not have a material adverse effect on the use, value or operation of the Property taken as a whole, and provided that such Lease, as amended, modified or waived, is otherwise in compliance with the requirements of the Mortgage Loan Agreement and any lease subordination agreement binding upon Lender with respect to such Lease. Any amendment, modification, waiver, termination, rent reduction, space surrender or term shortening which does not satisfy the requirements set forth in this subsection will be subject to the prior written consent of Lender, at Borrower’s expense. Borrower will deliver to Lender written notice of any tenant default under any Lease promptly following Borrower’s knowledge of the same. At Lender’s request, Borrower will promptly deliver to Lender copies of all Leases, amendments, modifications and waivers which are entered into pursuant to the Mortgage Loan Agreement together with Borrower’s certification that it has satisfied all of the conditions of the Mortgage Loan Agreement related thereto.

Violations

Borrower will, within ninety (90) days of the Origination Date of the Mortgage Loan Agreement, (i) cure FDNY Violation Order #E464624 issued by the Bureau of Fire Prevention, (ii) provide evidence acceptable to Lender of the removal of record of the following violations issued by the Bureau of Fire Prevention: (v) Violation 01209367OH; (w) Violation 011447678L; (x) Violation 010602672L; (y) Violation 0103522217K; (z) Violation 012408900 and (iii) cure the violations listed on Schedule I attached to the post closing letter.

Insurance

(a)       Borrower will obtain and maintain, or cause to be obtained and maintained, Policies for Borrower and the Property providing at least the following coverages:

(i)                       comprehensive “all risk” or “special form” insurance, including the peril of wind (and named storms) or hail, fire, lightening, explosion, civil commotion and smoke on the Improvements and the personal property, in each case (A) in an amount equal to 100% of the “Full Replacement Cost,” which for purposes of the Mortgage Loan Agreement will mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation, (B) containing an agreed amount endorsement with respect to the Improvements and personal property waiving all co-insurance provisions; (C) providing for no deductible in excess of $100,000 per occurrence, except for wind/named storm and earthquake, which will provide for no deductible in excess of 5% of the total insurable value of the Property; and (D) providing “Ordinance or Law” coverage for loss to the undamaged portion of the Improvements (with a limit equal to Full Replacement Cost), and costs of demolition and debris removal, and increased cost of construction in amounts acceptable to Lender, but with limits no less than 10% Full Replacement Cost each, in each case, if any of the Improvements or the use of the Property will at any time constitute legal non-conforming structures or uses. The Full Replacement Cost will be redetermined from time to time (but not more frequently than once in any twenty-four (24) calendar months) at the request of Lender by an appraiser or contractor designated and paid by Borrower and approved by Lender, or by an engineer or appraiser in the regular employ of the insurer. After the first appraisal, additional appraisals may be based on construction cost indices customarily employed in the trade. No omission on the part of Lender to request any such ascertainment will relieve Borrower of any of its obligations under this subsection;

(ii)                    commercial general liability insurance, including, without limitation, terrorism, against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with a limit of not less than $1,000,000.00 per occurrence and $2,000,000.00 in the aggregate with limits applying per location when covering more than one (1) location; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) contractual liability for all insured contracts; and (5) contractual liability covering the indemnities contained in Article 10 of the Security Instrument to the extent the same is available;

(iii)                 loss of rents and/or business interruption insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in Sections 5.1(a)(i), (iv)(B), (vi) through (viii), and (xi), as applicable; (C) in an amount equal to 100% of the projected gross income from the Property on an actual loss sustained basis for a minimum twenty-four (24) month period. The amount of such business interruption/loss of rents insurance will be determined prior to the Origination Date and at least once each year thereafter based on Borrower’s reasonable estimate of the estimated gross income (less non-continuing expenses), in each case for the succeeding twenty-four (24) month period and (D) containing a twelve (12) month extended period of indemnity provision or endorsement which provides that after the physical loss to the Improvements and the personal property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs. All insurance proceeds will be payable to Lender pursuant to Section 5.4 of the Mortgage Loan Agreement;

(iv)                 at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the existing coverage forms do not otherwise apply (A) commercial general liability and umbrella liability insurance covering claims related to the construction, repairs or alterations being made which are not covered by or under the terms or provisions of the insurance provided for in Section 5.1(a)(ii) and (ix); and (B) the insurance provided for in Section 5.1(a)(i) of the Mortgage Loan Agreement to be written in a so-called builder’s risk completed value form and include 100% of the recurring hard and soft costs identified in the then current budget, with other terms, conditions and sub-limits acceptable to Lender (1) on a non-reporting basis, (2) against all risks insured against pursuant to Section 5.1(a)(i) of the Mortgage Loan Agreement, (3) will include permission to occupy the Property, and (4) will contain an agreed amount endorsement or provision waiving co-insurance penalties;

(v)                     if applicable, worker’s compensation, with respect to any employees of each Borrower, subject to the statutory limits of the state in which the Property is located, with limits which are required from time to time by Lender in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable);

(vi)                 comprehensive boiler and machinery/equipment breakdown insurance, if applicable, covering all mechanical and electrical equipment and pressure vessels and boilers in an amount not less than their replacement cost or in amounts as will be reasonably required by Lender on terms consistent with the commercial property insurance policy required under Sections 5.1(a)(i) and (iii);

(vii)               if any portion of the Improvements or personal property is currently or at any time located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards (“SFHA”) pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or any successor law (the “Flood Insurance Acts”), flood hazard insurance of the following types and in the following amounts: coverage under a National Flood Insurance Program policy issued pursuant to the Flood Insurance Acts (the “Flood Insurance Policy”) for all such Improvements and/or personal property located in the SFHA in an amount equal to (1) the maximum limit of building and/or contents coverage available for the Property under the Flood Insurance Acts, or such equivalent private flood policy as deemed acceptable to Lender, in Lender’s sole discretion, and (2) such additional amounts as Lender may require in its sole discretion with deductibles no greater than the maximum limit of coverage available under the Flood Insurance Act; provided that, the insurance provided pursuant to this clause (vii) will be on terms consistent with the “All Risk” insurance policy required in Section 5.1(a)(i) of the Mortgage Loan Agreement;

(viii)            if required by Lender, earthquake (if the Property is located in seismic zone 3 or 4 and the PML/SEL of the Property is 20% or greater), sinkhole and mine subsidence insurance in amounts equal to two times (2x) the probable maximum loss of the Property as determined by Lender in its sole discretion and in form and substance satisfactory to Lender, plus business income/rental values as required in Section 5.1(a)(iii) above, provided that the insurance pursuant to Section 5.1(a)(viii) of the Mortgage Loan Agreement will be on terms consistent with the all risk insurance policy required under Section 5.1(a)(i) of the Mortgage Loan Agreement;

(ix)                umbrella liability insurance in an amount not less than One Hundred Million and No/100 Dollars ($100,000,000.00) per occurrence on terms consistent with the commercial general liability insurance policy required under Section 5.1(a)(ii) of the Mortgage Loan Agreement, including, but not limited to, supplemental coverage for subsection 5.1 (a)(x) and, (a)(xi) of the Mortgage Loan Agreement, if applicable, which umbrella liability coverage will apply in excess of such supplemental coverage;

(x)                   if Borrower owns any motor vehicles or has any direct employees, motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000); and

(xi)               such other additional insurance policies and coverage, and in such amounts, (A) as may be required pursuant to any and all agreements, declarations, covenants, and/or other arrangements to which Borrower is a party or to which Borrower or the Property is subject, including, without limitation, any declarations of covenants, the Property Documents, Replacements, conditions and restrictions or similar covenants and/or restrictions affecting the Property, franchise agreements, licenses or leases, and (B) as Lender from time to time may reasonably request against such other insurable hazards (including, but not limited to, sinkhole, mine subsidence, mold, spores or fungus) which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located and of this loan type and auto liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of One Million and NO/100 Dollars ($1,000,000), if applicable; and

(xii)            upon sixty (60) days’ written notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.

(b)       All insurance provided for in Section 5.1(a) of the Mortgage Loan Agreement will be obtained under valid and enforceable policies (the “Policies” or in the singular, the “Policy”), and will meet the conditions of this subclause (b). The Policies will be issued by financially sound and responsible insurance companies authorized to do business in the State in which the Property is located and approved by Lender. The insurance companies must have a claims paying ability/financial strength rating of (1) “A-” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the Securities and “A” or better by Fitch, to the extent Fitch rates the Securities, (provided, however for multi-layered policies, (A) if four (4) or fewer insurance companies issue the Policies, then at least 75% of the insurance coverage represented by the Policies must be provided by insurance companies with a rating of “A-” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the Securities, and “A” or better by Fitch, to the extent Fitch rates the Securities, and “BBB” or better by Fitch, to the extent Fitch rates the Securities, with no carrier below “BBB” by S&P and “Baa2” or better by Moody’s, to the extent Moody’s rates the Securities and “BBB” or better by Fitch, to the extent Fitch rates the Securities, or (B) if five (5) or more insurance companies issue the Policies, then at least sixty percent (60%) of the insurance coverage represented by the Policies must be provided by insurance companies with a rating of “A-” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the Securities and “A” or better by Fitch, to the extent Fitch rates the Securities, with no carrier below “BBB” by S&P and “Baa2” or better by Moody’s, to the extent Moody’s rates the Securities and “BBB” or better by Fitch, to the extent Fitch rates the Securities, and (2) a rating of A:VIII or better in the current Best’s Insurance Reports (each such insurer will be referred to below as a “Qualified Insurer”). Notwithstanding the foregoing, Borrower will be permitted to maintain, or cause to maintain, a portion of the coverage required under the Mortgage Loan Agreement with insurance companies which do not meet the foregoing requirements (“Otherwise Rated Insurers”) in their current participation amounts and positions within the syndicate, provided that (1) Borrower will replace, or cause to replace, the Otherwise Rated Insurers at renewal with insurance companies meeting the rating requirements set forth hereinabove and (2) if, prior to renewal, the current AM Best rating or S&P rating of any such Otherwise Rated Insurer is withdrawn or downgraded, Borrower will replace, or cause to replace, any Otherwise Rated Insurer with an insurance company meeting the rating requirements set forth hereinabove.

(c)       Borrower will be required to maintain insurance against terrorism with amounts, terms and coverage consistent with those required under Sections 5.1(a)(i), (ii), (iii), (iv) and (ix) of the Mortgage Loan Agreement. Notwithstanding the foregoing, for so long as the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”) is in effect (including any extensions thereof or if another federal governmental program is in effect relating to “acts of terrorism” which provides substantially similar protections as TRIPRA), Lender will accept terrorism insurance which insures against “covered acts” as defined by TRIPRA (or such other program) as full compliance with Section 5.1(c) of the Mortgage Loan Agreement as it relates to the risks that are required to be covered under the Mortgage Loan Agreement but only in the event that TRIPRA (or such other program) continues to cover both domestic and foreign acts of terrorism.

(d)       Any blanket insurance Policy or changes to any such blanket insurance Policy will be subject to agent approval and will otherwise provide the same protection as would a separate Policy insuring only the Properties in compliance with the provisions of Section 5.1 of the Mortgage Loan Agreement. Such Policies may be “blanket policies” covering multiple locations so long as the coverages for the Property provide the protections listed above and, provided further that, any material changes to such blanket policies will be subject to Agent’s review and approval by Agent based on the PML report(s) for the applicable catastrophic perils (such PML report(s) to be approved by Agent and secured by the applicable Borrower utilizing a third-party firm qualified to perform such risk analysis using the most current RMS software, or its equivalent, at the expense of the Borrower) and such other information as requested by Agent, and where, for the purposes of this paragraph, material change will mean any change or aggregation of the insured values covered under such blanket policies, including the reduction or erosion of flood, windstorm / named storm and earthquake limit(s) or the addition of locations that are subject to the perils of flood, windstorm / named storm and earthquake, or any other modification of the policy which would otherwise bring the policy out of compliance with the Mortgage Loan Agreement. Further, any material changes to the limits under the policy as of Origination Date or an aggregation of the insured values covered under the blanket policy, including the reduction or erosion of flood, windstorm / named storm and earthquake limit(s) or the addition of locations that are subject to the perils of flood, windstorm / named storm and earthquake, will be subject to Agent’s approval and Rating Agency Confirmation (which will be provided at the Rating Agency’s sole discretion. Further, to the extent that any blanket policy covers more than one location within a one-thousand-foot radius of the Property (the “Radius”), the limits of such blanket policy must be sufficient to maintain terrorism coverage as set forth in Section 5.1(c) for the Property and any and all other locations combined within the Radius that are covered by such blanket policy calculated on a total insured value basis. Lender acknowledges that the blanket insurance Policy in place as of the Origination Date is acceptable to Lender for purposes of closing the Loan.

(e)       All Policies provided for or contemplated by Section 5.1(a) of the Mortgage Loan Agreement, will name Borrower as a named insured and, in the case of liability policies, except for the Policy referenced in Section 5.1(a)(v) of the Mortgage Loan Agreement, will name Lender as an additional insured, its successors and/or assigns and in the case of property policies outlined in Section 5(a) of the Mortgage Loan Agreement, will contain a standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder will be payable to Lender. Borrower will promptly forward to Lender a copy of each written notice received by Borrower of any modification, reduction, non-renewal or cancellation of any of the Policies or of any of the coverages afforded under any of the Policies. All policies will include a waiver of subrogation in favor of Lender when permitted by law.

(f)        All Policies provided for in Section 5.1(a) of the Mortgage Loan Agreement will:

(i)                       with respect to the Policies of property insurance, contain clauses or endorsements to the effect that (1) no act or negligence of Borrower, or of any tenant or other occupant or failure to comply with the provisions of any Policy which might otherwise result in a forfeiture of the insurance or any part thereof, or foreclosure or similar action, will in any way affect the validity or enforceability of the insurance insofar as Lender is concerned and (2) the Policy will not be cancelled without at least thirty (30) days’ written notice to Lender, except for ten (10) days’ written notice for cancellation due to non-payment of premium;

(ii)                    with respect to the Policies of liability insurance, contain clauses or endorsements to the effect that (1) the Policy will not be cancelled without at least thirty (30) days’ written notice to Lender, except for ten (10) days’ written notice for cancellation due to non-payment of premium and (2) the issuer(s) thereof will give written notice to Lender if the issuers elect not to renew the Policy prior to its expiration;

(iii)                 not contain any clauses or endorsements to the effect that Lender will be liable for any Insurance Premiums thereon or subject to any assessments thereunder; and

(iv)                  the issuer(s) of the Policy will give written notice to Lender if the issuers elect not to renew the Policy to its expiration.

(g)       If at any time Lender is not in receipt of written evidence that all insurance required under the Mortgage Loan Agreement is in full force and effect, Lender will have the right, without notice to Borrower to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate, and all expenses including, without limitation, reasonable attorneys’ fees, incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect will be paid by Borrower to Lender upon demand and until paid will be secured by the Security Instrument and will bear interest at the Default Rate.

(h)       In the event of a foreclosure of the Security Instrument, or other transfer of title to the Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies then in force and all proceeds payable thereunder will thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

(i)        As an alternative to the Policies required to be maintained pursuant to the preceding provisions of Section 5.1 of the Mortgage Loan Agreement, Borrower will not be in default under Section 5.1 of the Mortgage Loan Agreement if Borrower maintains (or causes to be maintained) Policies which (i) have coverages, deductibles and/or other related provisions other than those specified above and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth above (any such Policy, a “Non-Conforming Policy”); provided, that, prior to obtaining such Non-Conforming Policies (or permitting such Non-Conforming Policies to be obtained), Borrower will have (1) received Lender’s prior written consent thereto and (2) confirmed that Lender has received a Rating Agency Confirmation with respect to any such Non-Conforming Policy. Notwithstanding the foregoing, Lender reserved the right to deny its consent to any Non-Conforming Policy regardless of whether or not Lender has consented to the same on any prior occasion.

Casualty and Condemnation

If the Property will be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower will give prompt notice of such damage to Lender and will, subject to Force Majeure, promptly commence and diligently prosecute the completion of the Restoration of the Property as nearly as possible to the condition the Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 5.4 of the Mortgage Loan Agreement. Borrower will pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but will not be obligated to, make proof of loss if not made promptly by Borrower. Borrower will adjust all claims for Insurance Proceeds that are in amounts less than the Restoration Threshold and Lender will have the right to reasonably approve any adjustment of claims for Insurance Proceeds in amounts equal to or in excess of the Restoration Threshold; provided, however, if an Event of Default has occurred and is continuing, Lender will have the exclusive right to participate in the adjustment of claims for Insurance Proceeds. Borrower will cooperate with Lender in obtaining for Lender the benefits of any Insurance Proceeds lawfully or equitably payable in connection with the Property and Borrower will reimburse Lender for any expenses incurred by Lender in connection therewith, including without limitation, reasonable out of pocket attorneys’ fees.

Borrower will promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of all or any part of the Property of which Borrower has knowledge and will deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower will from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower will, at its expense, diligently prosecute any such proceedings, and will consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower will continue to pay the Debt at the time and in the manner provided for its payment in the Note and in the Mortgage Loan Agreement and the Debt will not be reduced until any Award will have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt (subject to Section 2.3.2 of the Mortgage Loan Agreement). Lender will not be limited to the interest paid on the Award by the condemning authority but will be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by a condemning authority, Borrower will, subject to Force Majeure, promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 5.4 of the Mortgage Loan Agreement. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender will have the right, whether or not a deficiency judgment on the Note will have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

“Condemnation” means a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Force Majeure” means acts of God (such as tornado, earthquake, flood, tidal wave, hurricane, etc.), fires and other casualties; riots, insurrections or civil commotions, embargos, disruption to transportation or supply lines; the general unavailability of materials affecting the Herald Center Mortgaged Property that first arise after the Closing Date, so long as not due to Borrower’s failure to have originally paid for such materials as and when due; sabotage; terrorism or enemy actions; pandemic shutdowns or stop work orders imposed by Governmental Authorities; strikes or similar labor disturbances directly affecting the Herald Center Mortgaged Property; or any similar types of events; provided that, with respect to any of the circumstances described in this definition:

1.                       for the purposes of the Mortgage Loan Agreement, any period of Force Majeure applies only to such Person’s performance of the obligations necessarily affected by such circumstance and continues only so long as such Person is continuously and diligently using all reasonable efforts to minimize the effect and duration thereof, and in no event, for longer than one hundred twenty (120) days in the aggregate from the commencement of the Force Majeure period;

2.                       notwithstanding anything to the contrary set forth in the Mortgage Loan Agreement, Force Majeure does not include the unavailability or insufficiency of funds; and

3.                       Borrower has notified Lender in writing of any Force Majeure promptly following the occurrence thereof.

“Restoration” means the repair and restoration of the Property after a Casualty or Condemnation as nearly as possible to the condition the Property was in immediately prior to such Casualty or Condemnation (but excluding any tenant improvement work or tenant alterations within the space demised under a Lease to the extent Borrower is not obligated under the applicable Lease to repair or restore such tenant improvement work or tenant alterations), with such alterations as may be reasonably approved by Lender.

“Restoration Threshold” means an amount equal to five percent (5%) of the outstanding principal amount of the Loan.

Restoration

(a)       If the Net Proceeds will be less than the Restoration Threshold and the costs of completing the Restoration will be less than the Restoration Threshold, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 5.4(b)(i) of the Mortgage Loan Agreement are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of the Mortgage Loan Agreement.

(b)       If the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration is equal to or greater than the Restoration Threshold, Lender will make the Net Proceeds available for the Restoration in accordance with the provisions of Section 5.4 of the Mortgage Loan Agreement. The term “Net Proceeds” will mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 5.1(a)(i), (iv), (vi), (vii), (viii) and (ix) of the Mortgage Loan Agreement as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i)                       The Net Proceeds will be made available to Borrower for Restoration provided that each of the following conditions is met:

(A)          no Event of Default will have occurred and be continuing;

(B)          (1) in the event the Net Proceeds are Insurance Proceeds, less than thirty percent (30%) of the total floor area of the Improvements on the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is located on such land;

(C)          Borrower will, subject to Force Majeure, commence the Restoration as soon as reasonably practicable (but in no event, subject to Force Majeure, later than sixty (60) days after the issuance of a building permit with respect thereto, provided such building permit has been applied for within sixty (60) days of such Casualty or Condemnation, whichever the case may be, occurs) and will diligently pursue the same to satisfactory completion in compliance with all applicable Legal Requirements, including, without limitation, the applicable Environmental Laws and the requirements of the Property Documents;

(D)          Lender will be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 5.1(a)(iii) of the Mortgage Loan Agreement, if applicable, or (3) by other funds of Borrower;

(E)          Lender will be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, or (2) eighteen (18) months after receipt of Insurance Proceeds in connection with such Casualty, or (3) following the consummation of the actions described in clauses (i) and (ii) of the definition of Leasehold Condominium Conversion herein pursuant to the terms and conditions of Section 2.6 of the Mortgage Loan Agreement, the earliest date required for such completion under the terms of the Leasehold Condominium Documents, or (4) the earliest date required for such completion in accordance with the terms and conditions of the Property Documents and any Leases which are required in accordance with the provisions of Section 5.4(b) of the Mortgage Loan Agreement to remain in effect subsequent to the occurrence of such Casualty or Condemnation and the completion of the Restoration, or (5) for so long as the ICAP Program has not expired or terminated pursuant to the express terms of the ICAP Documents, the earliest date required for such completion under the terms of any ICAP Document, if applicable, or (6) such time as may be required under applicable law, in order to repair and restore the Property to the condition it was in immediately prior to such Casualty or Condemnation, or (7) the expiration of the insurance coverage referred to in Section 5.1(a)(iii) of the Mortgage Loan Agreement; or (8) the earliest date required for such completion under the terms of the Underlying Lease, or (9) the earliest date required for such completion under the terms of the Yeshiva Documents.

(F)           the Property and the use thereof after the Restoration will be in compliance with and permitted under the Property Documents, all applicable laws and, following the consummation of the actions described in clauses (i) and (ii) of the definition of Leasehold Condominium Conversion herein pursuant to the terms and conditions of Section 2.6 of the Mortgage Loan Agreement, the Leasehold Condominium Documents and the Underlying Lease;

(G)          Lender will be reasonably satisfied that the Debt Service Coverage Ratio after the completion of the Restoration will be equal to or greater than 1.30 to 1.00;

(H)        such Casualty or Condemnation, as applicable, does not result in the total loss of access to the Property or the related Improvements that would reasonably be expected to have a Material Adverse Effect;

(I)            Borrower will deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget will be acceptable to Lender;

(J)           the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s reasonable judgment to cover the cost of the Restoration;

(K)          the Management Agreement in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, will (1) remain in full force and effect during the Restoration and will not otherwise terminate as a result of the Casualty or Condemnation or the Restoration or (2) if terminated, will have been replaced with a Replacement Management Agreement with a Qualified Manager, prior to the opening or reopening of the Property or any portion thereof for business with the public;

(L)           For so long as the ICAP Program has not expired or terminated pursuant to the express terms of the ICAP Documents, Borrower and the ICAP Property will continue to satisfy all conditions and requirements of the ICAP Program during and after completion of the Restoration, notwithstanding the occurrence of such Casualty or Condemnation;

(M)          following the consummation of the actions described in clauses (i) and (ii) of the definition of Leasehold Condominium Conversion herein pursuant to the terms and conditions of Section 2.6 of the Mortgage Loan Agreement, the Leasehold Condominium will not be terminated;

(N)          following the consummation of the actions described in clauses (i) and (ii) of the definition of Leasehold Condominium Conversion herein in accordance with the terms and conditions of Section 2.6 of the Mortgage Loan Agreement, the Leasehold Condominium Documents will remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of such Casualty or Condemnation;

(O)          the Underlying Lease will remain in full force and effect during and after the Restoration;

(P)          The Yeshiva Documents will remain in full force and effect during and after the Restoration;

(Q)          For so long as the benefits of the ICAP Program has not expired or terminated pursuant to its express terms, the ICAP Documents will remain in full force and effect notwithstanding the occurrence of such Casualty or Condemnation; and

(R)          the Property Documents will remain in full force and effect during and after the Restoration and a Property Document Event will not occur as a result of the applicable Casualty, Condemnation and/or Restoration.

(ii)                    If the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration is equal to or greater than the Restoration Threshold, the Net Proceeds will be held by Lender in an interest-bearing account and, until disbursed in accordance with the provisions of Section 5.4(b) of the Mortgage Loan Agreement, will constitute additional security for the Debt and other obligations under the Loan Documents. The Net Proceeds will be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other Liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii)                 All plans and specifications required in connection with the Restoration will be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”), in each case, which will not be unreasonably withheld, conditioned or delayed. Lender will have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration as well as the contracts in excess of $250,000 under which they have been engaged, will be subject to prior review and acceptance by Lender and the Casualty Consultant, in each case, which will not be unreasonably withheld, conditioned or delayed. All reasonable out-of-pocket costs and expenses actually incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, will be paid by Borrower.

(iv)                 In no event will Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” will mean an amount equal to ten percent (10%), of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until such time as the Restoration is fifty (50%) complete as certified by the Casualty Consultant, at which time the Casualty Retainage will be in the amount equal to five percent (5%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage will in no event, and notwithstanding anything to the contrary set forth above in Section 5.4(b) of the Mortgage Loan Agreement, be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage will not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of Section 5.4(b) of the Mortgage Loan Agreement and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy for the Property, and Lender receives an endorsement to such Title Insurance Policy insuring the continued priority of the Lien of the Security Instrument and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage will be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman. For the avoidance of doubt, Casualty Retainage will be held by Lender and disbursed in accordance with the terms of Section 5.4(b) (iv) of the Mortgage Loan Agreement and Borrower will not be required to duplicate any Casualty Retainage being held by Lender.

(v)                    Lender will not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi)                  If at any time the Net Proceeds or the undisbursed balance thereof will not, in the opinion of Lender in consultation with the Casualty Consultant, if any, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower will deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds will be made. The Net Proceeds Deficiency deposited with Lender in a reserve account with Lender and will be held by Lender and will be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to Section 5.4(b) of the Mortgage Loan Agreement will constitute additional security for the Debt and other obligations under the Loan Documents.

(vii)              The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of Section 5.4(b) of the Mortgage Loan Agreement, and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, will be remitted by Lender to Borrower, provided no Event of Default will have occurred and will be continuing under the Note, the Mortgage Loan Agreement or any of the other Loan Documents.

(c)       All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 5.4(b)(vii) of the Mortgage Loan Agreement may be retained and applied by Lender toward the payment of the Debt (without prepayment premium or Yield Maintenance Premium) whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion will deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender approves, in its discretion.

(d)       Notwithstanding anything to the contrary set forth in the Mortgage Loan Agreement, the Underlying Lease, any Leasehold Condominium Document, any Yeshiva Document, any requirement in any Lease or, to the extent the ICAP Program has not expired or terminated pursuant to the express terms of the ICAP Documents, in any ICAP Document, to apply to casualty and/or condemnation proceeds to the Restoration of the Property, with respect to a Casualty or a Condemnation, for so long as the Loan or any portion thereof is included in a Securitization, if the loan to value ratio (such value to be determined by Lender in its sole discretion based on a commercially reasonable valuation method permitted to a REMIC Trust using only the portion of the Property which constitutes acceptable real estate collateral under the Code for a REMIC Trust) immediately after such Condemnation or Casualty, as the case may be, and prior to any Restoration (but taking into account any planned Restoration of the Property as if such planned Restoration were completed) is more than one hundred and twenty-five percent (125%), the principal balance of the Loan must be paid down by a “qualified amount” as that term is defined in the IRS Revenue Procedure 2010-30, as the same may be amended, modified or supplemented from time to time (and no Yield Maintenance Premium or any other prepayment premium or fee will be due in connection therewith), in order to meet the foregoing loan to value ratio unless Borrower delivers to Lender an opinion of counsel, acceptable to Lender in its reasonable discretion, that if such amount is not paid, such Securitization will not fail to maintain its status as a REMIC Trust or subject such Securitization to federal income tax as a REMIC Trust; provided, however, that if the immediately preceding provisions are no longer applicable under legal requirements relating to a REMIC Trust, Borrower will comply with all legal requirements relating to a Casualty or Condemnation then in effect.

Annual Budget

For the partial year period commencing on the Origination Date, and for each Fiscal Year thereafter, Borrower will submit to Lender an Annual Budget for the Property not later than sixty (60) days prior to the commencement of such period or Fiscal Year and otherwise in form and substance reasonably satisfactory to Lender, and will be subject to Lender’s written consent (each such Annual Budget after it has been approved in writing by Lender will be hereinafter referred to as an “Approved Annual Budget”). In the event that Lender objects to a proposed Annual Budget submitted by Borrower, Lender will advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower will promptly revise such Annual Budget and resubmit the same to Lender. Lender will advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower will promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget. Until such time that Lender approves a proposed Annual Budget, the most recently Approved Annual Budget will apply; provided that, such Approved Annual Budget will be adjusted to reflect actual increases in Taxes, Insurance Premiums and utilities expenses.

“Annual Budget” means the operating budget, including all planned capital expenditures, for the Property prepared by Borrower for the applicable Fiscal Year or other period.

“Taxes” means all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Herald Center Mortgaged Property or part thereof.

Financial Statements

Borrower will furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year, a complete copy of Borrower’s annual financial statements audited by an Approved Accountant in accordance with Approved Accounting Principles covering the Property for such Fiscal Year and containing statements of profit and loss for Borrower and the Property, a balance sheet for Borrower and a statement of members’ capital and cash flows. Such statements will set forth the financial condition and the results of operations for the Property for such Fiscal Year, and will include, but not be limited to, amounts representing annual Net Cash Flow, Net Operating Income, Gross Income from Operations and Operating Expenses. Borrower’s annual financial statements will be accompanied by (i) a comparison of the budgeted income and expenses and the actual income and expenses for the prior Fiscal Year; (ii) intentionally omitted; (iii) an unqualified opinion of an Approved Accountant; (iv) a list of tenants, if any, occupying more than twenty (20%) percent of the total floor area of the Improvements; (v) a breakdown showing the year in which each Lease then in effect expires and the percentage of total floor area of the Improvements and the percentage of base rent with respect to which Leases will expire in each such year, each such percentage to be expressed on both a per year and cumulative basis; (vi) a schedule audited by such Approved Accountant reconciling Net Operating Income to Net Cash Flow (the “Net Cash Flow Schedule”), which will itemize all adjustments made to Net Operating Income to arrive at Net Cash Flow deemed material by such Approved Accountant; and (vii) an unaudited Rent Roll.

In addition, Borrower will furnish, or cause to be furnished, to Lender on or before thirty (30) days after the end of each calendar quarter the following items, accompanied by an Officer’s Certificate, stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the Property (subject to normal year-end adjustments): (i) a Rent Roll for the subject quarter; (ii) quarterly and year-to-date operating statements (including Capital Expenditures) prepared for each calendar quarter, noting Net Operating Income, Gross Income from Operations, and

Operating Expenses, and other information necessary and sufficient to fairly represent the financial position and results of operation of the Property during such calendar quarter, and containing a comparison of budgeted income and expenses and the actual income and expenses together with a detailed explanation of any variances of five percent (5%) or more between budgeted and actual amounts for such periods, all in form reasonably satisfactory to Lender; (iii) a calculation reflecting the annual Debt Service Coverage Ratio for the immediately preceding twelve (12) month period as of the last day of such quarter; (iv) a Net Cash Flow and (v) any documents filed by Borrower with the DOF in such quarter in connection with the ICAP Program.

“Capital Expenditures” means, for any period, the amount expended for items capitalized under Approved Accounting Principles (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“DOF” means the Department of Finance of the City of New York.

“Fiscal Year” means each twelve (12) month period commencing on January 1 and ending on December 31 during the term of the Loan.

“Net Cash Flow” for any period means the amount obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income from Operations for such period.

“Net Operating Income” means the amount obtained by subtracting Operating Expenses from Gross Income from Operations.

“Operating Expenses” means the total of all expenditures, computed in accordance with Approved Accounting Principles of whatever kind relating to the operation, maintenance and management of the Property that are incurred on a regular monthly or other periodic basis, including without limitation, (and notwithstanding anything herein to the contrary, without duplication of any of the following costs), costs of or for utilities, ordinary repairs and maintenance, insurance premiums, license fees, Property taxes and assessments, advertising and marketing expenses, franchise fees, management fees, payroll and related taxes, computer processing charges, administrative, security and general expenses, operational equipment, payments due under the Underlying Lease or other lease payments as reasonably approved by Lender, following the consummation of the actions described in clauses (i) and (ii) of the definition of Leasehold Condominium Conversion herein pursuant to the express terms and conditions of Section 2.6 of the Mortgage Loan Agreement, Leasehold Condominium Common Charges incurred by Leasehold Borrower and other similar costs, but excluding depreciation and amortization, income taxes, Debt Service, Capital Expenditures, any item of expense for which reimbursement would be covered under any insurance policy or be paid by a third party, and any item of expense that would otherwise be covered by the provisions of the Mortgage Loan Agreement but which is paid by either (x) any tenant under such tenant’s Lease or other agreement or (y) with respect to the Yeshiva Unit, Yeshiva pursuant to the terms of the Yeshiva Documents, and contributions to the Reserve Funds.

"Rent Roll" means the rent roll delivered to in connection with the origination of the Herald Center Whole Loan.

SPE Covenants

Each Borrower covenants and agrees that it has not since the date of its formation, and will not (and its organizational documents will provide that Borrower has not since the date of its formation, and will not), and its general partner(s), if Borrower is a partnership, or its managing member(s), if Borrower is a limited liability company with multiple members (in each case, such general partner(s) or managing member(s), “Principal”) has not since the date of its formation and will not (and the organizational documents of Principal will provide that it has not since the date of its formation and will not):

(a)        with respect to Borrower, engage in any business or activity other than the acquisition, development, ownership, operation, leasing, managing and maintenance of the Property, and entering into the Loan, and activities incidental thereto and with respect to Principal, if any, engage in any business or activity other than the ownership of its equity interest in Borrower, and activities incidental thereto;

(b)        with respect to Borrower, acquire or own any material assets other than (i) the Property, and (ii) such incidental personal property as may be necessary for the operation of the Property, as the case may be and with respect to Principal, acquire or own any material asset other than its equity interest in Borrower;

(c)        merge into or consolidate with any Person or, to the fullest extent permitted by law, divide, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;

(d)       (i) fail to observe its organizational formalities or preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, and qualification to do business in the State where the Property is located, if applicable, or (ii) without the prior written consent of Lender, amend, modify, terminate or fail to comply with the provisions of Borrower’s organizational documents, as the case may be, or of Principal’s organizational documents, as the case may be, whichever is applicable;

(e)       other than Principal’s equity ownership interest in Borrower, own any subsidiary or make any investment in, any Person without the prior written consent of Lender;

(f)         commingle its assets with the assets of any of its members, general partners, Affiliates, principals or of any other Person, participate in a cash management system with any other Person or fail to use its own separate stationery, telephone number, invoices and checks;

(g)       with respect to Borrower, incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Debt and Permitted Debt, and with respect to Principal, if any, incur any debt secured or unsecured, direct or contingent (including guaranteeing any obligations) other than (A) liabilities of Principal as a general partner of a limited partnership, in the capacity as such and (B) liabilities incurred in the ordinary course of business relating to the ownership and operation of the Person which it holds an interest in and routine administration of the Person which it holds an interest in, provided that, with respect to clauses (A) and (B) in the aggregate, (x) the outstanding liabilities at any time will not exceed $25,000.00 and (y) such liabilities are normal and reasonable under the circumstances; provided, however, that this covenant will not require any shareholder, partner or member of Principal to make additional capital contributions to any such entity;

(h)      to the extent the Property produces sufficient revenue, become insolvent and fail to pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same will become due (provided that nothing in this clause (h) will obligate any shareholder, partner or member of Borrower or of Principal to make any capital contributions to Borrower);

(i)        fail to maintain its records (including financial statements), books of account and bank accounts separate and apart from those of the members, general partners, principals and Affiliates of Borrower or of Principal, as the case may be, the Affiliates of a member, general partner or principal of Borrower or of Principal, as the case may be, and any other Person, (ii) permit its assets or liabilities to be listed as assets or liabilities on the financial statement of any other Person or (iii) include the assets or liabilities of any other Person on its financial statements; provided, however, that its assets may be included in a consolidated financial statement of its Affiliates, provided that any such consolidated financial statement will contain a note indicating that its separate assets and liabilities are neither available to pay the debts of the consolidated entity nor constitute obligations of the consolidated entity;

(j)         enter into any contract or agreement with any member, general partner, principal or Affiliate of Borrower or of Principal, as the case may be, Guarantor, or any member, general partner, principal or Affiliate thereof (other than a business management services agreement with an Affiliate of Borrower, provided that (i) such agreement is acceptable to Lender, (ii) the manager, or equivalent thereof, under such agreement holds itself out as an agent of Borrower and (iii) the agreement meets the standards set forth in this subsection (j) following this parenthetical), except upon terms and conditions that are commercially reasonable, intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any member, general partner, principal or Affiliate of Borrower or of Principal, as the case may be, Guarantor, or any member, general partner, principal or Affiliate thereof;

(k)        to the fullest extent permitted by law, seek the dissolution or winding up in whole, or in part, of Borrower or of Principal, as the case may be;

(l)          fail to correct any known misunderstandings regarding the separate identity of Borrower, or of Principal, as the case may be, or any member, general partner, principal or Affiliate thereof or any other Person;

(m)     guarantee or become obligated for the debts of any other Person or hold itself out to be responsible for the debts of another Person other than with respect to the Loan;

(n)       make any loans or advances to any third party, including any member, general partner, principal or Affiliate of Borrower or of Principal, as the case may be, or any member, general partner, principal or Affiliate thereof, and will not acquire obligations or securities of any member, general partner, principal or Affiliate of Borrower or Principal, as the case may be, or any member, general partner, or Affiliate thereof (for the avoidance of doubt, the forgoing will not affect the distribution of any available cash flow to Sole Member pursuant to the express terms of Borrower’s operating agreement;

(o)      fail to file its own tax returns (or extensions, as applicable) or be included on the tax returns of any other Person except as required by applicable law;

(p)       fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name or a name franchised or licensed to it by an entity other than an Affiliate of Borrower or of Principal, as the case may be, and not as a division or part of any other entity in order not (i) to mislead others as to the identity with which such other party is transacting business, or (ii) to suggest that Borrower or Principal, as the case may be, is responsible for the debts of any third party (including any member, general partner, principal or Affiliate of Borrower, or of Principal, as the case may be, or any member, general partner, principal or Affiliate thereof);

(q)       to the extent the Property produces sufficient revenue, fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (provided that nothing in this clause (q) will obligate any limited partner of Borrower or member of Principal to make any capital contributions to Borrower);

(r)        share any common logo with or hold itself out as or be considered as a department or division of (i) any general partner, principal, member or Affiliate of Borrower or of Principal, as the case may be, (ii) any Affiliate of a general partner, principal or member of Borrower or of Principal, as the case may be, or (iii) any other Person;

(s)       fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

(t)         pledge its assets for the benefit of any other Person, and with respect to Borrower, other than with respect to the Loan;

(u)       fail to maintain a sufficient number of employees in light of its contemplated business operations;

(v)       fail to provide in its organizational documents that for so long as the Loan is outstanding pursuant to the Note, the Mortgage Loan Agreement and the other Loan Documents, (i) it will not file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors without the prior unanimous written consent of the Independent Directors and all other general partners/managing members/directors or (ii) Lender is and will be a third party beneficiary of the “special purpose” provisions of such organizational documents;

(w)      fail to hold its assets in its own name;

(x)       fail to consider the interests of its creditors in connection with all limited partnership or limited liability company actions to the extent permitted by applicable law;

(y)        have any of its obligations guaranteed by an Affiliate except Guarantor in connection with the Loan;

(z)        violate or cause to be violated the assumptions made with respect to Borrower, Guarantor, and Principal in the Insolvency Opinion;

(aa)    with respect to Principal, or Borrower, if Borrower is a single member limited liability company that complies with the requirements of Section 3.1.36(cc) below, fail at any time to have at least two (2) Independent Directors;

(bb)    with respect to a Principal, if any, or Borrower, if Borrower is a single member limited liability company that complies with the requirements of Section 3.1.36(cc) of the Mortgage Loan Agreement, permit its board of directors or other governing body to take any action which, under the terms of any certificate of incorporation, by-laws, voting trust agreement with respect to any common stock or other applicable organizational documents, requires the unanimous vote of one hundred percent (100%) of the members of the board or other governing body without the vote of the Independent Director; or

(cc)    in the event Borrower is a Delaware limited liability company that does not have a managing member which complies with the requirements for a Principal under Section 3.1.36 of the Mortgage Loan Agreement, fail to have a limited liability company agreement of Borrower (the “LLC Agreement”) which provides that (A) upon the occurrence of any event that causes the last remaining member of Borrower (“Member”) to cease to be the Member of Borrower (other than (1) upon an assignment by Member of all of its limited liability company interest in Borrower and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (2) the resignation of Member and the admission of an additional member of Borrower in accordance with the terms of the Loan Documents and the LLC Agreement), any person acting as Independent Director of Borrower will, without any action of any other Person and simultaneously with the Member ceasing to be the member of Borrower, automatically be admitted to Borrower (“Special Member”) and will continue Borrower without dissolution or division and (B) Special Member may not resign from Borrower or transfer its rights as Special Member unless (1) a successor Special Member has been admitted to Borrower as Special Member in accordance with requirements of Delaware law and (2) such successor Special Member has also accepted its appointment as an Independent Director. The LLC Agreement will further provide that (v) Special Member will automatically cease to be a member of Borrower upon the admission to Borrower of a substitute Member, (w) Special Member will be a member of Borrower that has no interest in the profits, losses and capital of Borrower and has no right to receive any distributions of Borrower assets, (x) pursuant to Section 18-301 of the Delaware Limited Liability Company Act (the “Act”), Special Member will not be required to make any capital contributions to Borrower and will not receive a limited liability company interest in Borrower, (y) Special Member, in its capacity as Special Member, may not bind Borrower and (z) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, will have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Borrower, including, without limitation, the Division, merger, consolidation or conversion of Borrower; provided, however, such prohibition will not limit the obligations of Special Member, in its capacity as an Independent Director to vote on such matters required by the LLC Agreement. In order to implement the admission to Borrower of Special Member, Special Member will execute a counterpart to the LLC Agreement. Prior to its admission to Borrower as Special Member, Special Member will not be a member of Borrower. The LLC Agreement will further provide that upon the occurrence of any event that causes the Member to cease to be a member of Borrower, to the fullest extent permitted by law, the personal representative of Member will, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in Borrower, agree in writing (A) to continue Borrower and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower, effective as of the occurrence of the event that terminated the continued membership of Member of Borrower in Borrower. Any action initiated by or brought against Member or Special Member under any Creditors Rights Laws will not cause Member or Special Member to cease to be a member of Borrower and upon the occurrence of such an event, the business of Borrower will continue without dissolution or division. The LLC Agreement will provide that each of Member and Special Member waives any right it might have to agree in writing to dissolve the Borrower upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of Borrower. In addition, the LLC Agreement will provide that (I) to the fullest extent permitted by applicable law, including Section 18-1101(c) of the Act and notwithstanding any duty otherwise existing at law or in equity, the Independent Director will consider only the interests of the constituent equity owners of Borrower (such constituent equity owners, the “Constituent Members”) (including Borrower’s creditors) in acting or otherwise voting on the matters provided for herein and in Borrower’s organizational documents (which such fiduciary duties to the Constituent Members and Borrower (including Borrower’s respective creditors), in each case, will be deemed to apply solely to the extent of their respective economic interests in Borrower exclusive of (x) all other interests (including, without limitation, all other interests of the Constituent Members), (y) the interests of other Affiliates of the Constituent Members and Borrower and (z) the interests of any group of Affiliates of which the Constituent Members or Borrower is a part)); (II) other than as provided in subsection (I) above, the Independent Director will not have any fiduciary duties to any Constituent Members, any directors of Borrower or any other Person; (III) the foregoing will not eliminate the implied contractual covenant of good faith and fair dealing under applicable law; and (IV) to the fullest extent permitted by applicable law, including Section 18-1101(e) of the Act, an Independent Director will not be liable to Borrower, any Constituent Member or any other Person for breach of contract or breach of duties (including fiduciary duties), unless the Independent Director acted in bad faith or engaged in willful misconduct.

(dd)    In the event there is ever a Principal of Borrower, such Principal will at all times be a single-member limited liability company organized under the Act.

(ee)    Borrower represented and warranted to Lender on the Origination Date that Borrower has not, since the date of its formation: (a) failed to be duly formed, validly existing, and in good standing in the applicable jurisdiction(s) of its formation and the State; (b) had any judgments or liens of any nature against it except for (i) tax liens not yet delinquent and (ii) judgments which have been satisfied in full; (c) failed to comply in all material respects with all laws, regulations, and orders applicable to it or failed to receive all Permits necessary for it to operate; (d) been involved in any dispute with any taxing authority which is unresolved as of the Origination Date or failed to pay all taxes owed prior to the delinquency thereof (or, if later, then with all applicable penalties, interest and other sums due in connection therewith); (e) ever been party to any lawsuit, arbitration, summons, or legal proceeding that is still pending or that resulted in a judgment against it that has not been paid in full; (f) failed to comply with all separateness covenants contained in its organizational documents since its formation; (g) had any material contingent or actual obligations not related to the Property; (h) except as expressly disclosed to Lender in connection with the closing of the Loan, amended, modified, supplemented, restated, replaced or terminated its organizational documents (or consented to any of the foregoing); (i) has been the product of, the subject of or otherwise involved in, in each case, any Division; (j) owned any real property other than the Property and personal property necessary or incidental to its ownership or operation of the Property and has never engaged in any business other than the ownership and operation of the Property; (k) has not incurred any indebtedness that is still outstanding other than indebtedness that is permitted under the Loan Documents, or (l) had any of its obligations guaranteed by an Affiliate, except for guarantees that have been either released or discharged (or that will be discharged as a result of the closing of the Loan). In addition, Borrower represented to Lender on the Origination Date that Borrower obtained a current Phase I environmental site assessment (or, if applicable, a current Phase II environmental assessment) (ESA) for the Property prepared consistent with ASTM Practice E 1527 and the ESA has not identified any recognized environmental conditions that require further investigation or remediation.

Mortgage Loan Events of Default

(a)       Each of the following events will constitute an event of default under the Mortgage Loan Documents (an “Event of Default”):

(i)                                 if (A) any Monthly Debt Service Payment Amount or the payment due on the Maturity Date is not paid when due under the Loan Documents, (B) any deposit to any of the Accounts required under the Mortgage Loan Agreement or under the other Loan Documents is not paid when due, or (C) any other portion of the Debt is not paid when due and, with respect to this clause (C) only, such non-payment continues for five (5) days following notice to Borrower that the same is due and payable;

(ii)                              if any of the Taxes or Other Charges are not paid on or before the date when the same are due and payable, unless (x) such Taxes are being contested in good faith in accordance with the express terms and conditions of the Mortgage Loan Agreement, (y) sufficient sums to pay such Taxes have been deposited in escrow with Lender pursuant to the terms of Section 7.2 of the Mortgage Loan Agreement and are then available to Lender to pay such Taxes, or (z) there is insufficient cash flow from the operation of the Property to pay such Taxes);

(iii)                           if (A) the Policies are not kept in full force and effect or (B) if certified copies of the Policies or certificates of insurance acceptable to Lender are not delivered to Lender within ten (10) days of written request therefor by Lender;

(iv)                           if Borrower transfers or encumbers any portion of the Property or any direct or indirect ownership interest in a Restricted Party in violation of the provisions of Section 4.2.10 (Transfers) or 4.2.11 (Transfer and Assumption) of the Mortgage Loan Agreement or Article 7 of the Security Instrument;

(v)                             if any representation or warranty made by Borrower, any Principal, or Guarantor herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender is false or misleading in any material respect as of the date the representation or warranty was made in light of the circumstances under which it was made and would be reasonably likely to result in a Material Adverse Effect;

(vi)                           if Borrower, any Principal, Guarantor or any other guarantor or indemnitor under any guaranty or indemnity, respectively, issued in connection with the Loan makes an assignment for the benefit of creditors;

(vii)                        if a receiver, liquidator or trustee is be appointed for Borrower, any Principal, Guarantor or any other guarantor or indemnitor under any guarantee or indemnity, respectively issued in connection with the Loan or if Borrower, any Principal, or Guarantor or such other guarantor or indemnitor is adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to the Bankruptcy Code, or any similar federal or State law, is filed by or against, consented to, or acquiesced in by, Borrower, any Principal, Guarantor or such other guarantor or indemnitor, or if any proceeding for the division, dissolution or liquidation of Borrower, any Principal, Guarantor or such other guarantor or indemnitor is instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, Principal, Guarantor or such other guarantor or indemnitor, upon the same not being discharged, stayed or dismissed within ninety (90) days;

(viii)                     if Borrower attempts to assign its rights under the Mortgage Loan Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix)                          if Borrower violates or does not comply with any of the provisions of Sections 4.1.16 (Leasing Matters), 4.1.19 (ICAP), 4.1.23 (Leasehold Condominium), 4.1.24 (Property Document Covenants), 4.1.25 (Preferred Equity Investment), 4.1.29 (Yeshiva Documents), 4.1.30 (Underlying Lease), or 4.2 (Negative Covenants) of the Mortgage Loan Agreement;

(x)                             if a default has occurred and continues beyond any applicable cure period under the Management Agreement (or any Replacement Management Agreement) if such default permits the Manager thereunder to terminate or cancel the Management Agreement (or any Replacement Management Agreement) and Borrower does not replace such Manager with a Qualified Manager within thirty (30) days following such default (including any applicable notice and/or grace periods);

(xi)                          if Borrower or Principal, if applicable, violates or otherwise does not comply with any of the provisions of Section 3.1.36 (Single Purpose Entity) of the Mortgage Loan Agreement or Section 4.1.22 (Single Purpose Entity Compliance) of the Mortgage Loan Agreement;

(xii)                       if the Property becomes subject to any mechanic’s, materialman’s or other Lien other than a Lien for local real estate taxes and assessments (excluding any PACE Lien) not then due and payable or being contested in good faith in accordance with the terms and conditions of the Mortgage Loan Agreement and the Lien remains undischarged of record (by payment, bonding or otherwise) for a period of forty-five (45) days;

(xiii)                    if any federal tax lien or state or local income tax lien is filed against Borrower, Principal, Guarantor or the Property and same is not discharged of record within thirty (30) days after same is filed;

(xiv)                    if (A) Borrower fails to timely provide Lender with the written certification and evidence referred to in Section 4.2.8 (ERISA) of the Mortgage Loan Agreement, (B) Borrower is a Plan or a Governmental Plan or its assets constitute Plan Assets; or (C) Borrower consummates a Prohibited Transaction or Prohibited Governmental Transaction;

(xv)                       if any default occurs under any guaranty or indemnity executed in connection herewith (including, without limitation, the Guaranty and the Environmental Indemnity) and such default continues after the expiration of applicable notice, grace and cure periods, if any;

(xvi)                    if Borrower defaults beyond applicable notice and grace periods under any other mortgage, deed of trust, deed to secure debt or other security agreement covering any part of the Property whether it be superior or junior in lien to the Security Instrument;

(xvii)                 if Borrower breaches any of the representations or warranties contained in Sections 3.1.43 (ICAP Program), 3.1.47 (Yeshiva Documents), 3.1.52 (Preferred Equity Investment) or 3.1.53 (Underlying Lease) of the Mortgage Loan Agreement;

(xviii)              if any of the assumptions contained in the Insolvency Opinion, or in any other “non-consolidation” opinion delivered to Lender in connection with the Loan is or will become untrue in any respect, provided, however, that if the foregoing was not intentional, is reasonably susceptible of being cured and has not resulted, and is not reasonably likely to result in, a Material Adverse Effect, Borrower will have the right to cure such untrue assumption(s) and deliver to Lender an updated Insolvency Opinion in form and substance acceptable to the Rating Agencies and reasonably satisfactory to Lender which addresses the cure of such untrue assumption(s) within thirty (30) days after Borrower obtains knowledge of such untrue assumption from any source (including from Affiliated Manager, Guarantor or Lender);

(xix)                     Following the consummation of the actions described in clauses (i) and (ii) of the definition of Leasehold Condominium Conversion herein in accordance with the terms and conditions of Section 2.6 of the Mortgage Loan Agreement, (A) if a breach or default by any Borrower under any condition or obligation contained in the Leasehold Condominium Documents is not cured within any applicable cure period provided therein, (B) other than Yeshiva’s express right pursuant to the terms and conditions of section 10.01 of the Underlying Lease to request that the Underlying Lease be terminated due solely to a Casualty or Condemnation, if there occurs any event or condition that gives any party to the Leasehold Condominium Documents the right to terminate or cancel the Leasehold Condominium Documents and such event or condition is not cured within any applicable cure period under the Condominium Documents, or (C) if the Leasehold Condominium Documents are terminated or cancelled without Lender’s prior written consent, or (D) if any of the terms, covenants or conditions of the Leasehold Condominium Documents will in any manner be modified, changed, supplemented, altered, or amended without Lender’s prior written consent;

(xx)                        Following the consummation of the actions described in clauses (i) and (ii) of the definition of Leasehold Condominium Conversion in accordance with the terms and conditions of Section 2.6 of the Mortgage Loan Agreement, (A) if any provision of the Leasehold Condominium Documents or any section, sentence, clause, phrase or word or the application thereof in any circumstance is held invalid and such invalidity could result in a Material Adverse Effect as reasonably determined by Lender, (B) if the Leasehold Condominium will become subject to any action for partition as a result of actions or the failure to act by any Borrower, any Guarantor, Sole Member or any Affiliate of any Borrower, any Guarantor or Sole Member, or (C) if the Leasehold Condominium is withdrawn from the condominium regime established under the Condominium Act;

(xxi)                     if a default (beyond applicable notice and cure periods) occurs under any ICAP Document;

(xxii)                  if any ICAP Document is amended, supplemented or terminated without Lender’s prior written consent;

(xxiii)               if (A) Borrower fails (beyond any applicable notice or grace period) to pay any rent, additional rent or other charges payable under any Property Document as and when payable thereunder, (B) Borrower defaults in any material respect under the Property Documents beyond the expiration of applicable notice and grace periods, if any, thereunder, (C) any of the Property Documents are amended, supplemented, replaced, restated or otherwise modified without Lender’s prior written consent, (D) any Property Document and/or the estate created thereunder is canceled, rejected, terminated, surrendered or expires pursuant to its terms as to the Property, unless in such case Borrower enters into a replacement thereof in accordance with the applicable terms and provisions of the Mortgage Loan Agreement or (E) a Property Document Event occurs;

(xxiv)              if Borrower fails to timely comply with the requirements of Section 7.8.1 of the Mortgage Loan Agreement;

(xxv)                 if there occurs a default under the Security Instrument or any of the other Loan Documents beyond any applicable notice and cure periods contained in such documents, whether as to Borrower or the Property, or if any other such event occurs or condition exists, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt;

(xxvi)              if (A) a breach or default by any Borrower under any condition or obligation contained in any Yeshiva Document is not cured within any applicable cure period provided therein, (B) other than Yeshiva’s express right pursuant to the terms and conditions of section 10.01 of the Underlying Lease to request that the Underlying Lease be terminated due solely to a Casualty or Condemnation, there occurs any event or condition that gives any party to any Yeshiva Document the right to terminate or cancel any Yeshiva Document and such event or condition is not cured within any applicable cure period under the applicable Yeshiva Document, (C) any Yeshiva Document is terminated or cancelled without Lender’s prior written consent, or (D) any of the terms, covenants or conditions of any Yeshiva Document are in any manner be modified, changed, supplemented, altered, or amended without Lender’s prior written consent;

(xxvii)           a default beyond applicable notice and/or cure periods occurs under the Underlying Lease or if the leasehold estate created by the Underlying Lease is surrendered or if the Underlying Lease ceases to be in full force and effect or the Underlying Lease is terminated or canceled, or if any of the terms, covenants or conditions of the Underlying Lease are in any manner be modified, changed, supplemented, altered, or amended without the prior written consent of Lender;

(xxviii)        if there occurs an “Event of Default” specifically identified in other Sections of the Mortgage Loan Agreement or in any of the other Loan Documents; or

(xxix)              if Borrower continues to be in Default under any of the other terms, covenants or conditions of the Mortgage Loan Agreement not specified in subsections (i) to (xxx) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower will have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period will be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days.

(b)       Notwithstanding the foregoing, PE Investor will be afforded an additional two (2) Business Days following the expiration of any cure period expressly provided in Section 8.1(a) of the Mortgage Loan Agreement to Borrower to cure any Default that can be cured by the payment of a sum of money, and, provided PE Investor has commenced curing such other Default and is diligently and expeditiously curing such other Default, an additional ten (10) Business Days following the expiration of any cure period expressly provided in Section 8.1(a) of the Mortgage Loan Agreement to Borrower to cure any other Default. For the avoidance of doubt, neither Lender nor Servicer will be required to deliver any additional notice to PE Investor pursuant to Section 8.1(b) of the Mortgage Loan Agreement, provided Lender or Servicer has delivered any notice it is expressly required to deliver pursuant to the express terms of the Mortgage Loan Agreement or any other Loan Document in accordance with the terms of Section 10.6 of the Mortgage Loan Agreement.

(c)       Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vi) or (vii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to the Mortgage Loan Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to all or the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any or all of the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi) or (vii) above, the Debt and all other obligations of Borrower under the Mortgage Loan Agreement and under the other Loan Documents will immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Remedies

(a)       Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under the Mortgage Loan Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt will be declared due and payable, and whether or not Lender will have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any part of the Property or any other Collateral. Any such actions taken by Lender will be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by applicable law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by applicable law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Lender will remain in full force and effect until Lender has exhausted all of its remedies against the Property and the other Collateral and Security Instrument has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b)       During the continuance of any Event of Default (including an Event of Default resulting from a failure to satisfy the insurance requirements specified herein), Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation under the Mortgage Loan Agreement, take any action to cure such Event of Default. Lender may enter upon any or all of the Property upon reasonable notice to Borrower for such purposes or appear in, defend, or bring any action or proceeding to protect its interest in the Collateral or to foreclosure the Security Instrument or collect the Indebtedness. The costs and expenses incurred by Lender in exercising rights under this Section (including reasonable attorneys’ fees), with interest at the Default Rate for the period after notice from Lender that such costs or expenses were incurred to the date of payment to Lender, will constitute a portion of the Debt, will be secured by the Security Instrument and the other Loan Documents and will be due and payable to Lender upon demand therefor.

(c)       With respect to Borrower and the Property, nothing contained herein or in any other Loan Document will be construed as requiring Lender to resort to the Property or Collateral for the satisfaction of any of the Debt in preference or priority to any other Property or Collateral, and Lender may seek satisfaction out of all of the Property or any other Collateral or any part thereof, in its absolute discretion in respect of the Debt. In addition, Lender will have the right from time to time to partially foreclose the Security Instrument in any manner and for any amounts secured by the Security Instrument then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Security Instrument to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire Outstanding Principal Balance, Lender may foreclose the Security Instrument to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Security Instrument as Lender may elect. Notwithstanding one or more partial foreclosures, the Property will remain subject to the Security Instrument to secure payment of sums secured by the Security Instrument and not previously recovered.

(d)       Lender will have the right, from time to time, to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender will determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided under the Mortgage Loan Agreement; provided, however, the creation of such Severed Loan Documents will not materially modify Borrower’s obligations under the Loan Documents. Borrower will execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender will request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney will do by virtue thereof; provided, however, Lender will not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. The Severed Loan Documents will not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Origination Date.

Recourse

Except as otherwise expressly provided herein, in the Security Instrument or in the other Mortgage Loan Documents, Lender will not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Mortgage Loan Agreement, the Note or the Security Instrument by any action or proceeding wherein a money judgment will be sought against Borrower or any principal, director, officer, employee, beneficiary, shareholder, partner, member, manager, direct or indirect owner, trustee, agent or Affiliate of the foregoing, except for Guarantor as to its obligations under the Guaranty and the Environmental Indemnity (an “Exculpated Party” or collectively, the “Exculpated Parties”), except that Lender may bring a foreclosure action, action for specific performance or other appropriate action or proceeding to enable Lender to enforce and realize upon the Mortgage Loan Agreement, the Note, the Security Instrument, the other Mortgage Loan Documents, and the interest in the Herald Center Mortgaged Property, the Rents and any other collateral given to Lender created by the Mortgage Loan Agreement, the Note, the Security Instrument and the other Mortgage Loan Documents; provided, however, that any judgment in any such action or proceeding will be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender. Lender, by accepting the Mortgage Loan Agreement, the Note and the Security Instrument, agrees that it will not, except as otherwise expressly provided herein or in the Security Instrument, sue for, seek or demand any deficiency judgment against Borrower or any of the Exculpated Parties in any such action or proceeding, under or by reason of or under or in connection with the Mortgage Loan Agreement, the Note, the Security Instrument or the other Loan Documents. The foregoing provisions will not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by the Mortgage Loan Agreement, the Note, the Security Instrument or the other Loan Documents; (ii) impair the right of Lender to name Borrower as a party defendant in any action or suit for judicial foreclosure and sale under the Security Instrument; (iii) affect the validity or enforceability of any indemnity (including, without limitation, the Environmental Indemnity), guaranty (including, without limitation, the Guaranty), master lease or similar instrument made in connection with the Mortgage Loan Agreement, the Note, the Security Instrument, or the other Loan Documents; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of the Assignment of Leases; (vi) impair the right of Lender to enforce the provisions of Section 10.2 of the Security Instrument or Sections 3.1.10, 3.1.30, 4.1.8 and 4.2.8 of the Mortgage Loan Agreement; or (vii) impair the right of Lender to obtain a deficiency judgment or other judgment on the Note against Borrower if necessary to (A) preserve or enforce its rights and remedies against the Property or (B) obtain any Insurance Proceeds or Awards to which Lender would otherwise be entitled under the terms of the Mortgage Loan Agreement or the Security Instrument; provided however, Lender will only enforce such judgment to the extent of the Insurance Proceeds and/or Awards.

(a)       Notwithstanding the foregoing provisions to the contrary, Borrower will be personally liable to Lender for the Losses it incurs arising out of or in connection with the following:

(i)                                  Fraud or intentional material misrepresentation by any Borrower Party in connection with the execution and the delivery of the Mortgage Loan Agreement, the Note, the Security Instrument, or the other Loan Documents or any certificate, report, financial statement or other instrument or document furnished to Lender at the time of the closing of the Loan or during the term of the Loan;

(ii)                               the gross negligence or willful misconduct by any Borrower Party;

(iii)                           any Borrower’s or any of Borrower’s Affiliate’s misapplication, misappropriation or conversion of (A) Rents received by Borrower after the occurrence of an Event of Default, (B) Security Deposits or Rents or (C) Insurance Proceeds or Awards;

(iv)                           any Borrower’s failure to pay Taxes, Other Charges (except to the extent (x) that sums sufficient to pay such amounts have been deposited in escrow with Lender pursuant to the terms of Section 7.2 (Tax and Insurance Escrow Fund) of the Mortgage Loan Agreement or (y) there is insufficient cash flow from the operation of the Property to pay such Taxes);

(v)                              any Borrower’s failure to pay charges for labor or materials or other charges that can create a Lien on the Property to the extent such Liens are not fully bonded over and discharged of recorded within fifteen (15) Business Days of the filing of any such Lien;

(vi)                           any Borrower’s failure to return or to reimburse Lender for all personal property taken from the Property by or on behalf of Borrower and not replaced with personal property of the same utility and of the same or greater value;

(vii)                        any act of intentional material physical waste or arson by any Borrower, any Principal or any Affiliate thereof or by Guarantor;

(viii)                     any Borrower’s failure to comply with the provisions of Section 10.23 (Further Assurances) of the Mortgage Loan Agreement;

(ix)                           criminal acts of any Borrower, any Principal, Guarantor, any Affiliate of Borrower, any Principal, or Guarantor, or any of their respective agents or representatives resulting in the seizure, forfeiture or loss of the Property;

(x)                              the removal or disposal of any portion of the Property after an Event of Default;

(xi)                           the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity or in the Loan Documents concerning Environmental Laws and Hazardous Materials and any indemnification of Lender with respect thereto in any Loan Document;

(xii)                        any Borrower’s failure to cooperate in transferring any Licenses requested by Lender in connection with any foreclosure of the Property, deed in lieu or other transfer of the Property to Lender or Lender’s designee;

(xiii)                     breach of any single purpose entity representation, warranty or covenant in the Mortgage Loan Agreement by any Borrower or any Principal (to the extent such breach is not expressly covered by the full recourse event set forth in clause (ii) of Section 9.4(c) of the Mortgage Loan Agreement);

(xiv)                      breach of the indebtedness covenants set forth in the Loan Documents (to the extent such breach is not expressly covered by the full recourse event set forth in clause (iii) of Section 9.4(c) of the Mortgage Loan Agreement);

(xv)                        breach of any of the transfer covenants and restrictions set forth in Section 4.2.10 of the Mortgage Loan Agreement or in Article 7 of the Security Instrument (to the extent such breach is not expressly covered by the full recourse event set forth in clause (iv) below of Section 9.4(c) of the Mortgage Loan Agreement);

(xvi)                     any Borrower’s, Principal’s, Guarantor’s, or any Affiliate of Borrower’s or Principal’s (x) delay, interference with or frustration of, in bad faith, Lender’s exercise of remedies provided under the Loan Documents after the occurrence of an Event of Default, and/or (y) failure to cooperate with Lender’s exercise of remedies provided under the Loan Documents after the occurrence of an Event of Default;

(xvii)                  any Borrower’s failure to comply with the provisions of Sections 4.1.25 (Preferred Equity Investment), 6.1 (Establishment of Accounts) and/or 6.2 (Deposits into Lockbox Account) of the Mortgage Loan Agreement;

(xviii)                the failure of any representation or warranty set forth in Sections 3.1.43 (ICAP Program), 3.1.47 (Yeshiva Documents), 3.1.52 (Preferred Equity Investment) and/or 3.1.53 (Underlying Lease) of the Mortgage Loan Agreement to be true and correct in all respects;

(xix)                     subject to clause (x) in Section 9.4(c) of the Mortgage Loan Agreement, any Borrower’s failure to comply with the terms of Section 4.1.19 (ICAP) of the Mortgage Loan Agreement;

(xx)                        subject to clause (vii) in Section 9.4(c) of the Mortgage Loan Agreement, any Borrower’s failure to comply with the terms of Sections 4.1.23 (Leasehold Condominium) and/or 4.2.12 (Leasehold Condominium Documents) of the Mortgage Loan Agreement;

(xxi)                     subject to clauses (viii) and (ix) in Section 9.4(c) of the Mortgage Loan Agreement, any Borrower’s failure to comply with the terms of Section 4.1.29 (Yeshiva Documents) of the Mortgage Loan Agreement;

(xxii)                  subject to clauses (v) and (vi) in Section 9.4(c) of the Mortgage Loan Agreement, any Borrower’s failure to comply with the terms of Section 4.1.30 (Underlying Lease) of the Mortgage Loan Agreement;

(xxiii)                following the consummation of the actions described in clauses (i) and (ii) of the definition of Leasehold Condominium Conversion herein in accordance with the terms and conditions of Section 2.6 of the Mortgage Loan Agreement, the liability of Borrower with respect to the Leasehold Condominium Common Charges, including, without limitation, any liability existing prior to the date that Lender acquires title to the Property through foreclosure, acceptance of a deed in lieu of foreclosure or otherwise, (except to the extent (x) that sums sufficient to pay such amounts have been deposited in escrow with Lender pursuant to the terms of Section 7.7 of the Mortgage Loan Agreement or (y) there is insufficient cash flow from the operation of the Property to pay such Leasehold Condominium Common Charges);

(xxiv)               the failure to pay all mortgage recording, stamp, intangible or other similar tax required to be paid in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instrument;

(xxv)                 any default, beyond applicable notice and/or cure periods set forth therein, occurs under the Preferred Equity Documents; and/or

(xxvi)              any Borrower, Sole Member, any Guarantor or Operating General Partner, or any of their respective Affiliates, seeks to have the Preferred Equity Investment re-characterized as debt or any of the foregoing colludes with Preferred Member to have the Preferred Equity Investment re-characterized as debt, provided, however, for federal income taxes purposes only, the Preferred Equity Investment may be treated as debt.

(b)       Notwithstanding the foregoing, the agreement of Lender not to pursue recourse liability as set forth in Subsection (a) above WILL BECOME NULL AND VOID and will be of no further force and effect and the Debt will be fully recourse to Borrower in the event that (i) a Bankruptcy Event occurs, (ii) a breach of any single purpose entity representation, warranty or covenant in the Mortgage Loan Agreement by any Borrower or any Principal occurs and such breach is cited as a factor in the substantive consolidation of Borrower or any Principal with any other entity in connection with any proceeding under the Bankruptcy Code or any Creditors Rights Laws, (iii) other than Permitted Debt, any Borrower fails to obtain Lender’s prior written consent to any subordinate financing or other voluntary Lien (including a PACE Lien) encumbering the Property, (iv) any Borrower voluntarily transfers the Property in violation of the Loan Documents, or there is a transfer of direct or indirect interests in, or a change of control of, Borrower in violation of the Loan Documents, (v) any default beyond applicable notice and/or cure periods occurs under the Underlying Lease (vi) the Underlying Lease is amended, supplemented or otherwise modified or the Underlying Lease is terminated, rejected, cancelled, surrendered or expires, (vii) following consummation of the actions described in clauses (i) and (ii) of the definition of Leasehold Condominium Conversion herein in accordance with the terms and conditions of Section 2.6 of the Mortgage Loan Agreement, either (1) any Leasehold Condominium Document expires, or is cancelled, surrendered or terminated, (2) any Leasehold Condominium Document is amended or modified (other than de minimus revisions that relate solely to administrative matters) without the prior written consent of Lender, (3) if the Leasehold Condominium becomes subject to any action for partition as a result of actions or the failure to act by any Borrower, any Guarantor, Sole Member or any Affiliate of any Borrower, any Guarantor or Sole Member, (4) if the Leasehold Condominium is withdrawn from the condominium regime established under the Condominium Act, or (5) any Borrower or any Affiliate of Borrower takes any action in furtherance of any of the foregoing, in each case without the prior consent of Lender; (viii) any default by Borrower beyond applicable notice and/or cure periods occurs under any Yeshiva Document (ix) any Yeshiva Document is amended, supplemented or otherwise modified or any Yeshiva Document is terminated, rejected, cancelled, surrendered or expires and (x) for so long as the ICAP Program has not expired or terminated pursuant to its express terms, any ICAP Document is (I) terminated and/or (II) amended, supplemented, which amendment or supplement decreases any Borrower rights under any such ICAP Document and/or increases any Borrower’s liabilities or obligations under any such ICAP Document, in each case, without Lender’s prior written consent.

(c)       In addition, and notwithstanding anything to the contrary contained herein or in any other Loan Document, including, without limitation, the exculpation provisions set forth in the first paragraph of Section 9.4 of the Mortgage Loan Agreement, each Borrower hereby guarantees, absolutely, primarily, unconditionally and irrevocably, and will have personal liability for the full and prompt payment to Lender of a portion of the Outstanding Principal Balance equal to the lesser of (i) $60,000,000.00 and (ii) the Outstanding Principal Balance. It is acknowledged and agreed that Borrower’s obligations pursuant to Section 9.4 (d) of the Mortgage Loan Agreement will not be subject to, and will be an express exception to, the exculpation provisions set forth in Section 9.4(a) of the Mortgage Loan Agreement. Following the (x) consummation of the Leasehold Condominium Conversion in accordance with the terms and conditions of Section 2.6 of the Mortgage Loan Agreement, (y) the sale of the Yeshiva Unit to Yeshiva pursuant to the terms and conditions of the Yeshiva Documents, the Underlying Lease and the Leasehold Condominium Documents, and (iii) Partial Release, Borrower will have no further liability under this clause (d) of Section 9.4 of the Mortgage Loan Agreement.

(d)       Notwithstanding anything to the contrary contained herein or in any other Loan Document, including, without limitation, the exculpation provisions set forth in the first paragraph of Section 9.4 of the Mortgage Loan Agreement, each Borrower hereby guarantees, absolutely, primarily, unconditionally and irrevocably, and will have personal liability for the full and prompt payment to Lender of the ICS Redemption Price and any other amounts due and payable pursuant to paragraph 18 of the Preferred Equity LP Agreement.

(e)       Notwithstanding anything to the contrary contained herein or in any other Loan Document, including, without limitation, the exculpation provisions set forth in the first paragraph of Section 9.4 of the Mortgage Loan Agreement, provided Lender has not previously accepted in writing the resignation of each member of the Leasehold Condominium Board pursuant to the Conditional Resignation of Leasehold Condominium Board Member delivered by such member of the Leasehold Condominium Board and appointed replacement members to the Leasehold Condominium Board or otherwise exercised its rights and remedies to appoint replacement members to the Leasehold Condominium Board and control the Leasehold Condominium Board, each Borrower hereby guarantees, absolutely, primarily, unconditionally and irrevocably, and will have personal liability for the full and prompt payment to Lender of any and all amounts received by the Leasehold Condominium Board from, or on behalf of, Yeshiva under any Yeshiva Document, the Underlying Lease and/or any Leasehold Condominium Document, including, without limitation, any Leasehold Condominium Common Charges and Ground Rent Pass Throughs which the Leasehold Condominium Board fails to deposit into the Lockbox Account, within five (5) Business Days of receipt of any such amounts.

(f)        Notwithstanding anything to the contrary contained herein or in any other Loan Document, including, without limitation, the exculpation provisions set forth in the first paragraph of Section 9.4 of the Mortgage Loan Agreement, following the successful exercise by Lender of its rights and remedies under the Loan Documents as a result of an Event of Default, each Borrower hereby guarantees, absolutely, primarily, unconditionally and irrevocably, and will have personal liability for the full and prompt payment to Lender of the Leasehold Condominium Real Estate Tax Differential for the applicable Leasehold Condominium Real Estate Tax Year, which amount will be payable at the time of such successful exercise of rights and/or remedies by Lender.

“Acceptable City Wide Real Estate Tax Adjustment” means, for each Leasehold Condominium Real Estate Tax Year, the positive difference between (i) the Acceptable City Wide Taxes for such Leasehold Condominium Real Estate Tax Year and (ii) the actual annual Taxes assessed and payable against the Declarant Unit for the immediately preceding Leasehold Condominium Real Estate Tax Year.

“Acceptable City Wide Taxes” means, with respect to each applicable Leasehold Condominium Real Estate Tax Year, provided Lender has accepted and approved the City Wide Real Estate Taxes Adjustment Evidence, the City Wide Real Estate Taxes for the related Leasehold Condominium Real Estate Tax Year.

“City Wide Real Estate Taxes” means, with respect to each applicable Leasehold Condominium Real Estate Tax Year, the amount of the annual Taxes assessed against the Property solely as a result of the DOF’s city wide re-assessment of all real properties within its jurisdiction, and in no way related the to the Leasehold Condominium Conversion, but specifically excluding any increases related solely to a change in millage rate which is accounted for separately in the Mortgage Loan Agreement.

“City Wide Real Estate Taxes Adjustment Evidence” means, with respect to each applicable Leasehold Condominium Real Estate Tax Year, written evidence delivered by Borrower to Lender, for Lender’s review and approval, showing that the assessment of the City Wide Real Estate Taxes (i) was in no way related to the Leasehold Condominium Conversion and (ii) was similarly applied to all real properties within the DOF’s jurisdiction.

“Leasehold Condominium” means that certain leasehold condominium regime to be created pursuant to the Leasehold Condominium Documents.

“Leasehold Condominium Adjusted Estimated Annual Taxes” means, for each Leasehold Condominium Real Estate Tax Year, the sum of (i) the Leasehold Condominium Initial Estimated Annual Taxes for such Leasehold Condominium Real Estate Tax Year set forth on Schedule XII of the Mortgage Loan Agreement, (ii) if applicable, the Millage Rate Increase Amount for such Leasehold Condominium Real Estate Tax Year and (iii) if applicable, the Acceptable City Wide Real Estate Tax Adjustment.

“Leasehold Condominium Real Estate Tax Assessment Date” means, from and after the Leasehold Condominium Date and for each Leasehold Condominium Real Estate Tax Year, the date that the annual real estate tax bill for the Declarant Unit is first made available by the DOF, provided, however, in no event will such date be later than July 1 of each Fiscal Year during the term of the Loan.

“Leasehold Condominium Real Estate Tax Differential” means, an amount determined by Lender on each Leasehold Condominium Real Estate Tax Assessment Date during the term of the Loan, equal to the positive difference between (i) the actual annual Taxes assessed and payable against the Declarant Unit for the applicable Leasehold Condominium Real Estate Tax Year and (ii) the Leasehold Condominium Adjusted Estimated Annual Taxes for such Leasehold Condominium Real Estate Tax Year.

“Leasehold Condominium Real Estate Tax Increased Guaranteed Amount” means, an amount determined by Lender for each Leasehold Condominium Real Estate Tax Year during the term of the Loan, equal to the result of applying a capitalization rate of 5.5% to the applicable Leasehold Condominium Real Estate Tax Differential.

“Leasehold Condominium Real Estate Tax Year” means, from and after the Leasehold Condominium Date, each twelve (12) month period during the term of the Loan, beginning on July 1 and ending on June 30, or such other period determined by the DOF for assessment of real estate taxes on real property in New York City, New York.

“Millage Rate” means, with respect to each Leasehold Condominium Real Estate Tax Year, the millage rate set by the DOF to determine annual Taxes for the Property for such Leasehold Condominium Real Estate Tax Year.

“Millage Rate Increase Amount” means, with respect to each Leasehold Condominium Real Estate Tax Year, the product of (A) the positive difference between (i) the actual Millage Rate for such Leasehold Condominium Real Estate Tax Year and (ii) the Base Millage Rate, multiplied by, (B) the assessed value of the Property as determined by the DOF, for the immediately preceding Leasehold Condominium Real Estate Tax Year.

Governing Law

The Mortgage Loan Agreement is deemed to be a contract entered into pursuant to the laws of the state of New York and will in all respects be governed, construed, applied and enforced in accordance with the laws of the state of New York (without regard to principles of conflicts of laws), provided however, that with respect to the creation, perfection, priority and enforcement of the lien and security interest created by the Mortgage Loan Agreement, the security instrument and the other loan documents, and the determination of deficiency judgments, the laws of the state where the property is located will apply.

Security for the Herald Center Whole Loan

The Herald Center Whole Loan is secured by, among other things, the Herald Center Mortgaged Property, the revenues from the Herald Center Mortgaged Property, and all other tangible and intangible property in respect of which Lender is granted a lien under the Mortgage Loan Documents, and all proceeds of the foregoing.

Representations and Warranties

The Borrower will make the representations and warranties in the Mortgage Loan Agreement, as of the Origination Date, set forth in “—Representations and Warranties of Borrower” on Annex A to this free writing prospectus.

Governing Law

The Mortgage Loan Documents are governed by the laws of the State of New York (without regard to principles of conflicts of laws) and any applicable law of the United States of America.

ANNEX A

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

All capitalized terms used in this Annex A that are not defined in this free writing prospectus have the meanings ascribed to such terms in the Mortgage Loan Agreement.

The Borrower made the following representations and warranties in the Mortgage Loan Agreement as of the Origination Date as to itself and the Herald Center Mortgaged Property. These representations and warranties were made at the time the Herald Center Whole Loan was originated and there can be no assurance that such representations and warranties are true and correct as of the date of this free writing prospectus.

Borrower represents and warrants to Lender as of the Origination Date that:

1.1.1.	Organization

Herald Center Whole Loan Borrower is duly organized and is validly existing and in good standing in the jurisdiction in which it is organized, with requisite power and authority to own the Herald Center Mortgaged Property and to transact the businesses in which it is now engaged. Herald Center Whole Loan Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with the Herald Center Mortgaged Property, its businesses and operations. Herald Center Whole Loan Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own the Herald Center Mortgaged Property and to transact the businesses in which it is now engaged. Attached to the Mortgage Loan Agreement as Schedule II is true, correct and complete organizational chart of Herald Center Whole Loan Borrower which identifies all direct and indirect equity and beneficial owners of ten percent (10%) or more of the equity and/or beneficial interests of Herald Center Whole Loan Borrower, and/or which Control Herald Center Whole Loan Borrower.

1.1.2.	Proceedings

Herald Center Whole Loan Borrower has taken all necessary action to authorize the execution, delivery and performance of the Mortgage Loan Agreement and the other Loan Documents. The Mortgage Loan Agreement and the other Loan Documents have been duly executed and delivered by or on behalf of Herald Center Whole Loan Borrower and constitute legal, valid and binding obligations of Herald Center Whole Loan Borrower enforceable against Herald Center Whole Loan Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

1.1.3.	No Conflicts

The execution, delivery and performance of the Mortgage Loan Agreement and the other Loan Documents by Herald Center Whole Loan Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the Herald Center Mortgaged Property or assets of Herald Center Whole Loan Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, organizational document, management agreement, or other agreement or instrument to which Herald Center Whole Loan Borrower is a party or by which any of Herald Center Whole Loan Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any court or Governmental Authority having jurisdiction over Herald Center Whole Loan Borrower or the Herald Center Mortgaged Property or any of Herald Center Whole Loan Borrower’s other assets, or any license or other approval required to operate the Herald Center Mortgaged Property, and any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Herald Center Whole Loan Borrower of the Mortgage Loan Agreement or any other Loan Documents have been obtained and is in full force and effect.

1.1.4.	Litigation

There are no actions, suits or proceedings at law or in equity, arbitrations or governmental investigations by or before any Governmental Authority or other agency now pending, filed or to the knowledge of Herald Center Whole Loan Borrower, threatened against or affecting Herald Center Whole Loan Borrower, Guarantor, or the Herald Center Mortgaged Property, which actions, suits or proceedings, arbitrations or governmental investigations, if determined against Herald Center Whole Loan Borrower, Guarantor, or the Herald Center Mortgaged Property, would reasonably be expected to have or do have a Material Adverse Effect.

1.1.5.	Agreements

Herald Center Whole Loan Borrower is not a party to any agreement or instrument or subject to any restriction which would reasonably be expected to have or does have a Material Adverse Effect. Herald Center Whole Loan Borrower is not in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Herald Center Whole Loan Borrower or the Herald Center Mortgaged Property is bound. Herald Center Whole Loan Borrower has no financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Herald Center Whole Loan Borrower is a party or by which Herald Center Whole Loan Borrower or the Herald Center Mortgaged Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Herald Center Mortgaged Property (including any obligations under Leases, Permitted Encumbrances and the Property Documents), (b) obligations under the Loan Documents and (c) obligations incurred in connection with any Permitted Debt.

1.1.6.	Title

Herald Center Whole Loan Borrower has good, marketable and insurable fee simple title to the real property comprising the Herald Center Mortgaged Property and good title to the balance of the Herald Center Mortgaged Property, free and clear of all Liens whatsoever except the Permitted Encumbrances. The Security Instrument, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a legal, valid and enforceable perfected first priority lien on the Herald Center Mortgaged Property, subject only to the Permitted Encumbrances and (b) perfected first priority security interests in and to, and perfected collateral assignments of, all personalty (including Leases), all in accordance with the terms thereof, in each case subject only to any Permitted Encumbrances. There are no mechanics’ liens, materialmen’s liens or other encumbrances affecting the Herald Center Mortgaged Property, and no rights exist which under law could give rise to any such claims for payment of work, labor or materials which are or may become a lien prior to, or of equal priority with, the Lien created by the Loan Documents. The Assignment of Leases is freely assignable without the consent of Herald Center Whole Loan Borrower and, when properly recorded in the appropriate records, will create a perfected first priority security interest in and to, and perfected collateral assignment of, all Leases and Rents, all in accordance with the terms thereof, in each case subject only to any Permitted Encumbrances. The address of the Herald Center Mortgaged Property is 1293-1311 Broadway (a/k/a 100-106 West 34th Street), New York, New York 10001.

1.1.7.	Permitted Encumbrances

None of the Permitted Encumbrances, individually or in the aggregate, materially interferes with the benefits of the security intended to be provided by the Mortgage Loan Agreement, the Security Instrument, the Note and the other Loan Documents, materially and adversely affects the value or marketability of the Herald Center Mortgaged Property, impairs the use or the operation of the Herald Center Mortgaged

Property or impairs Herald Center Whole Loan Borrower’s ability to pay the Obligations as and when required under the Loan Documents.

1.1.8.	Solvency

Herald Center Whole Loan Borrower (a) has not entered into the transaction or executed the Note, the Mortgage Loan Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Herald Center Whole Loan Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Herald Center Whole Loan Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. No petition in bankruptcy or insolvency law has been filed against any Herald Center Whole Loan Borrower, any Guarantor, any Principal or Affiliated Manager in the last ten (10) years, and neither Herald Center Whole Loan Borrower, nor any Guarantor, any Principal, or Affiliated Manager in the last ten (10) years has made an assignment for the benefit of creditors or taken advantage of any Creditors Rights Laws. Neither Herald Center Whole Loan Borrower, nor any Guarantor, any Principal or Affiliated Manager is contemplating either the filing of a petition by it under any Creditors Rights Laws or the liquidation of all or a major portion of Herald Center Whole Loan Borrower’s assets or property, and Herald Center Whole Loan Borrower has no knowledge of any Person contemplating the filing of any such petition against Herald Center Whole Loan Borrower or any Guarantor, any Principal or Affiliated Manager. Since the onset of the COVID-19 pandemic, neither Herald Center Whole Loan Borrower nor any Guarantor have experienced an economic hardship or loss of income that has caused a Material Adverse Effect on the Herald Center Whole Loan Borrower’s and Guarantor’s ability to perform their respective obligations under the Loan Documents.

1.1.9.	Full and Accurate Disclosure

No statement of fact made by Herald Center Whole Loan Borrower in the Mortgage Loan Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact presently known to Herald Center Whole Loan Borrower which has not been disclosed to Lender which materially and adversely affects, or might materially and adversely affect, the Herald Center Mortgaged Property or the business, operations or condition (financial or otherwise) of Herald Center Whole Loan Borrower which would reasonably be expected to have or does have a Material Adverse Effect.

1.1.10.	No Plan Assets

(a)   (i) Herald Center Whole Loan Borrower is not a Plan, (ii) none of the assets of Herald Center Whole Loan Borrower constitutes or will constitute Plan Assets and (iii) Herald Center Whole Loan Borrower is not engaging in any Prohibited Transaction.

(b)   (i) Herald Center Whole Loan Borrower is not a Governmental Plan and (ii) no transactions by or with Herald Center Whole Loan Borrower are Prohibited Governmental Transactions.

1.1.11.	Compliance

Herald Center Whole Loan Borrower and the Herald Center Mortgaged Property and the occupancy, use and operation thereof comply with all applicable Legal Requirements, including, without limitation, all Environmental Laws, building, zoning and parking ordinances and codes and all covenants and restrictions. Herald Center Whole Loan Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority which would reasonably be expected to have or does have a Material Adverse Effect, and Herald Center Whole Loan Borrower has received no written notice of any such default or violation. There has not been committed by Herald Center Whole Loan Borrower or any other Person in occupancy of or involved with the operation or use of the Herald Center Mortgaged Property any act or omission affording the federal government or any other Governmental Authority the right of forfeiture or seizure as against the Herald Center Mortgaged Property or any part thereof or any monies paid in performance of Herald Center Whole Loan Borrower’s obligations under any of the Loan Documents.

1.1.12.	Financial Information

All financial data, including, without limitation, the balance sheets, statements of cash flow, statements of income and operating expense and rent rolls, that have been delivered to Lender in respect of Herald Center Whole Loan Borrower, any Principal, Guarantor, and the Herald Center Mortgaged Property (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of Herald Center Whole Loan Borrower, any Principal, Guarantor, and the Herald Center Mortgaged Property, as applicable, as of the date of such reports, and (iii) have been prepared in accordance with Approved Accounting Principles throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, Herald Center Whole Loan Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Herald Center Whole Loan Borrower and reasonably likely to have a materially adverse effect on the Herald Center Mortgaged Property or the operation thereof as a mixed use retail and office building except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Herald Center Whole Loan Borrower, any Principal, or Guarantor from that set forth in said financial statements.

1.1.13.	Condemnation

No Condemnation or other similar proceeding has been commenced or, to Herald Center Whole Loan Borrower’s knowledge, is threatened or contemplated with respect to all or any portion of the Herald Center Mortgaged Property or for the relocation of roadways providing access to the Herald Center Mortgaged Property.

1.1.14.	Federal Reserve Regulations

No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of the Mortgage Loan Agreement or the other Loan Documents.

1.1.15.	Utilities and Public Access

The Herald Center Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, and (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Herald Center Mortgaged Property. All public utilities necessary or convenient to the full use and enjoyment of the Herald Center Mortgaged Property are located either in the public right-of-way abutting the Herald Center Mortgaged Property (which are connected so as to serve the Herald Center Mortgaged Property without passing over other property) or in recorded easements serving the Herald Center Mortgaged Property and such easements are set forth in and insured by the Title Insurance Policy. All roads necessary for the use of the Herald Center Mortgaged Property for its current purposes have been completed, are physically open and are dedicated to public use and have been accepted by all Governmental Authorities. The Herald Center Mortgaged Property has, or is served by, parking to the extent required to comply with all Legal Requirements.

1.1.16.	Not a Foreign Person

Herald Center Whole Loan Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code.

1.1.17.	Separate Lots

The Herald Center Mortgaged Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the Herald Center Mortgaged Property.

1.1.18.	Assessments

There are no taxes, pending or proposed special or other governmental assessments for public improvements, PACE Liens or other outstanding governmental charges (including, without limitation, water and sewage charges) otherwise affecting the Herald Center Mortgaged Property, nor are there any contemplated improvements to the Herald Center Mortgaged Property that may result in such special or other assessments.

1.1.19.	Enforceability

The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Herald Center Whole Loan Borrower, including the defense of usury, and Herald Center Whole Loan Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto including, without limitation, any offset, defense, counterclaim or right based on fraud by Lender in connection with the origination of the Loan.

1.1.20.	No Prior Assignment

There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

1.1.21.	Insurance

Herald Center Whole Loan Borrower has obtained and has delivered to Lender certified copies of all Policies or, to the extent such Policies are not available as of the Origination Date, certificates of insurance with respect to all such Policies reflecting the insurance coverages, amounts and other requirements set forth in the Mortgage Loan Agreement. No claims have been made under any of the Policies, and neither Herald Center Whole Loan Borrower, nor to Herald Center Whole Loan Borrower’s knowledge, any other Person, has done, by act or omission, anything which would impair the coverage of any of the Policies.

1.1.22.	Use of Property

The Herald Center Mortgaged Property is used exclusively for retail, office and educational institution purposes and other appurtenant and related uses.

1.1.23.	Certificate of Occupancy; Licenses

All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required for the legal use, occupancy and operation of the Herald Center Mortgaged Property by Herald Center Whole Loan Borrower as a mixed use retail and office building (collectively, the “Licenses”), have been obtained and are in full force and effect and are not subject to revocation, suspension or forfeiture. Herald Center Whole Loan Borrower shall keep and maintain all Licenses necessary for the operation of the Herald Center Mortgaged Property as a mixed-use retail and office building. The use being made of the Herald Center Mortgaged Property is in conformity with the certificate of occupancy issued for the Herald Center Mortgaged Property.

1.1.24.	Flood Zone

None of the Improvements on the Herald Center Mortgaged Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards and, if so located, the flood insurance required pursuant to Section 5.1(a)(vii) is in full force and effect.

1.1.25.	Physical Condition

Except as set forth in the Property Condition Report, the Herald Center Mortgaged Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good repair and condition. Except as set forth in the Property Condition Report, there exists no structural or other material defects or damages in the Herald Center Mortgaged Property, whether latent or otherwise, and Herald Center Whole Loan Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Herald Center Mortgaged Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond. Except as expressly set forth in the Property Condition Report, the Herald Center Mortgaged Property is free from damage covered by fire or other casualty. All liquid and solid waste disposal, septic and sewer systems located on the Herald Center Mortgaged Property are in a good and safe condition and repair and in compliance with all Legal Requirements.

1.1.26.	Boundaries

All of the Improvements which were included in determining the appraised value of the Herald Center Mortgaged Property lie wholly within the boundaries and building restriction lines of the Herald Center Mortgaged Property, and no improvements on adjoining property encroach upon the Herald Center Mortgaged Property, and no easements or other encumbrances upon the Herald Center Mortgaged Property encroach upon any of the Improvements, except as set forth on the Survey.

1.1.27.	Leases

The Herald Center Mortgaged Property is not subject to any Leases other than the Leases described on the rent roll delivered in connection with closing of the Loan attached as Schedule I to the Mortgage Loan Agreement (the “Rent Roll”). Herald Center Whole Loan Borrower is the owner and lessor of landlord’s interest in the Leases. No Person has any possessory interest in the Herald Center Mortgaged Property or right to occupy the same except under and pursuant to the provisions of the Leases. The current Leases are in full force and effect and, there are no defaults by Herald Center Whole Loan Borrower or to Herald Center Whole Loan Borrower’s knowledge, any tenant under any Lease, and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults under any Lease. No Rent has been paid more than one (1) month in advance of its due date. There are no offsets or defenses to the payment of any portion of the Rents, except as set forth on Schedule VIII to the Mortgage Loan Agreement . All work to be performed by Herald Center Whole Loan Borrower under each Lease has been performed as required and has been accepted by the applicable tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Herald Center Whole Loan Borrower to any tenant has already been received by such tenant. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is still in effect. Except as described on the Rent Roll, no tenant under any Lease has sublet all or any portion of the premises demised thereby, no such tenant holds its leased premises under sublease, nor does anyone except such tenant and its employees occupy such leased premises. Except pursuant to Article 2 of the H&M Lease, no tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. Except as set forth on Schedule VIII to the Mortgage Loan Agreement, no tenant under any Lease has any right or option for additional space in the Improvements. Herald Center Whole Loan Borrower represents that (a) it has heretofore delivered to Lender true, correct and complete copies of all Leases and any and all amendments or modifications thereof, and (b) no tenant has directly or indirectly (i) asserted any defense or otherwise sought or given notice (whether written or oral) that it intends to seek any relief or concessions with respect to the payment of rent or other sums or the performance of any obligations under its Lease or (ii) made any other request for or otherwise given notice (whether written or oral) that it intends to seek any amendment, waiver, deferral, forbearance or other modification of any term or provision of its Lease, in any case, pursuant to any force majeure clause contained in its Lease or otherwise as a result of the COVID-19 pandemic or any Emergency Law.

1.1.28.	Title and Survey

(a)   The Title Insurance Policy and Herald Center Whole Loan Borrower’s title insurance policy are each in full force and effect, all premiums thereon have been paid and no claims have been made thereunder and no claims have been paid thereunder. Neither Herald Center Whole Loan Borrower, nor to Herald Center Whole Loan Borrower’s knowledge, any other Person, has done, by act or omission, anything that would materially impair the coverage under the Title Insurance Policy.

(b)   To the best of Herald Center Whole Loan Borrower’s knowledge, after due inquiry, the Survey for the Herald Center Mortgaged Property delivered to Lender in connection with the Mortgage Loan Agreement does not fail to reflect any material matter affecting the Herald Center Mortgaged Property or the title thereto.

1.1.29.	Loan to Value

On the Origination Date, the maximum principal amount of the Loan does not exceed one hundred twenty-five percent (125%) of the aggregate fair market value of the Herald Center Mortgaged Property.

1.1.30.	Filing and Recording Taxes

All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Herald Center Mortgaged Property to Herald Center Whole Loan Borrower have been paid or will be paid at or prior to the filing or recordation of the Security Instrument or any other Loan Document. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instrument, have been paid or will be paid at or prior to the filing or recordation of the Security Instrument or any other Loan Document.

1.1.31.	Management Agreement

The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. No management fees under the Management Agreement are accrued and unpaid.

1.1.32.	Illegal Activity

No portion of the Herald Center Mortgaged Property has been or will be purchased with proceeds of any illegal activity and to the best of Herald Center Whole Loan Borrower’s knowledge, there are no illegal activities or activities relating to any controlled substances at the Herald Center Mortgaged Property (including, without limitation, any growing, distributing and/or dispensing of marijuana for commercial purposes, medical or otherwise for so long as the foregoing is a violation of a Legal Requirement of any applicable Governmental Authority).

1.1.33.	No Change in Facts or Circumstances; Disclosure

All information submitted by Herald Center Whole Loan Borrower to Lender and in all financial statements, rent rolls reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Herald Center Whole Loan Borrower in the Mortgage Loan Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the use, operation or value of the Herald Center Mortgaged Property or the business operations or the financial condition of Herald Center Whole Loan Borrower. Herald Center Whole Loan Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any Provided Information or information described in this Section 3.1.33 or any representation or warranty made herein to be materially misleading.

1.1.34.	Investment Company Act

Herald Center Whole Loan Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or State law or regulation which purports to restrict or regulate its ability to borrow money.

1.1.35.	Principal Place of Business; State of Organization

Each Herald Center Whole Loan Borrower’s principal place of business as of the date of the Mortgage Loan Agreement is the address set forth in the introductory paragraph of the Mortgage Loan Agreement. Fee Borrower is organized under the laws of the State of Delaware and its organizational identification number is 4158688. Leasehold is organized under the laws of the State of Delaware and its organizational identification number is 4256841.

1.1.36.	Single Purpose Entity

Each Herald Center Whole Loan Borrower covenants and agrees that it has not since the date of its formation, and shall not (and its organizational documents shall provide that Herald Center Whole Loan Borrower has not since the date of its formation, and shall not), and its general partner(s), if Herald Center Whole Loan Borrower is a partnership, or its managing member(s), if Herald Center Whole Loan Borrower is a limited liability company with multiple members (in each case, such general partner(s) or managing member(s), “Principal”) has not since the date of its formation and shall not (and the organizational documents of Principal shall provide that it has not since the date of its formation and shall not):

(a)          with respect to Herald Center Whole Loan Borrower, engage in any business or activity other than the acquisition, development, ownership, operation, leasing, managing and maintenance of the Herald Center Mortgaged Property, and entering into the Loan, and activities incidental thereto and with respect to Principal, if any, engage in any business or activity other than the ownership of its equity interest in Herald Center Whole Loan Borrower, and activities incidental thereto;

(b)          with respect to Herald Center Whole Loan Borrower, acquire or own any material assets other than (i) the Herald Center Mortgaged Property, and (ii) such incidental Personal Property as may be necessary for the operation of the Herald Center Mortgaged Property, as the case may be and with respect to Principal, acquire or own any material asset other than its equity interest in Herald Center Whole Loan Borrower;

(c)          merge into or consolidate with any Person or, to the fullest extent permitted by law, divide, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;

(d)          (i) fail to observe its organizational formalities or preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, and qualification to do business in the State where the Herald Center Mortgaged Property is located, if applicable, or (ii) without the prior written consent of Lender, amend, modify, terminate or fail to comply with the provisions of Herald Center Whole Loan Borrower’s organizational documents, as the case may be, or of Principal’s organizational documents, as the case may be, whichever is applicable;

(e)          other than Principal’s equity ownership interest in Herald Center Whole Loan Borrower, own any subsidiary or make any investment in, any Person without the prior written consent of Lender;

(f)             commingle its assets with the assets of any of its members, general partners, Affiliates, principals or of any other Person, participate in a cash management system with any other Person or fail to use its own separate stationery, telephone number, invoices and checks;

(g)          with respect to Herald Center Whole Loan Borrower, incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Debt and Permitted Debt, and with respect to Principal, if any, incur any debt secured or unsecured, direct or contingent (including guaranteeing any obligations) other than (A) liabilities of Principal as a general partner of a limited partnership, in the capacity as such and (B) liabilities incurred in the ordinary course of business relating to the ownership and operation of the Person which it holds an interest in and routine administration of the Person which it holds an interest in, provided that, with respect to clauses (A) and (B) in the aggregate, (x) the outstanding liabilities at any time shall not exceed $25,000.00 and (y) such liabilities are normal and reasonable under the circumstances; provided, however, that this covenant shall not require any shareholder, partner or member of Principal to make additional capital contributions to any such entity;

(h)          to the extent the Herald Center Mortgaged Property produces sufficient revenue, become insolvent and fail to pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due (provided that nothing in this clause (h) shall obligate any shareholder, partner or member of Herald Center Whole Loan Borrower or of Principal to make any capital contributions to Herald Center Whole Loan Borrower);

(i)              (i) fail to maintain its records (including financial statements), books of account and bank accounts separate and apart from those of the members, general partners, principals and Affiliates of Herald Center Whole Loan Borrower or of Principal, as the case may be, the Affiliates of a member, general partner or principal of Herald Center Whole Loan Borrower or of Principal, as the case may be, and any other Person, (ii) permit its assets or liabilities to be listed as assets or liabilities on the financial statement of any other Person or (iii) include the assets or liabilities of any other Person on its financial statements; provided, however, that its assets may be included in a consolidated financial statement of its Affiliates, provided that any such consolidated financial statement shall contain a note indicating that its separate assets and liabilities are neither available to pay the debts of the consolidated entity nor constitute obligations of the consolidated entity;

(j)             enter into any contract or agreement with any member, general partner, principal or Affiliate of Herald Center Whole Loan Borrower or of Principal, as the case may be, Guarantor, or any member, general partner, principal or Affiliate thereof (other than a business management services agreement with an Affiliate of Herald Center Whole Loan Borrower, provided that (i) such agreement is acceptable to Lender, (ii) the manager, or equivalent thereof, under such agreement holds itself out as an agent of Herald Center Whole Loan Borrower and (iii) the agreement meets the standards set forth in this subsection (j) following this parenthetical), except upon terms and conditions that are commercially reasonable, intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any member, general partner, principal or Affiliate of Herald Center Whole Loan Borrower or of Principal, as the case may be, Guarantor, or any member, general partner, principal or Affiliate thereof;

(k)          to the fullest extent permitted by law, seek the dissolution or winding up in whole, or in part, of Herald Center Whole Loan Borrower or of Principal, as the case may be;

(l)              fail to correct any known misunderstandings regarding the separate identity of Herald Center Whole Loan Borrower, or of Principal, as the case may be, or any member, general partner, principal or Affiliate thereof or any other Person;

(m)       guarantee or become obligated for the debts of any other Person or hold itself out to be responsible for the debts of another Person other than with respect to the Loan;

(n)          make any loans or advances to any third party, including any member, general partner, principal or Affiliate of Herald Center Whole Loan Borrower or of Principal, as the case may be, or any member, general partner, principal or Affiliate thereof, and shall not acquire obligations or securities of any member, general partner, principal or Affiliate of Herald Center Whole Loan Borrower or Principal, as the case may be, or any member, general partner, or Affiliate thereof (for the avoidance of doubt, the forgoing shall not affect the distribution of any available cash flow to Sole Member pursuant to the express terms of Herald Center Whole Loan Borrower’s operating agreement;

(o)          fail to file its own tax returns (or extensions, as applicable) or be included on the tax returns of any other Person except as required by applicable law;

(p)          fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name or a name franchised or licensed to it by an entity other than an Affiliate of Herald Center Whole Loan Borrower or of Principal, as the case may be, and not as a division or part of any other entity in order not (i) to mislead others as to the identity with which such other party is transacting business, or (ii) to suggest that Herald Center Whole Loan Borrower or Principal, as the case may be, is responsible for the debts of any third party (including any member, general partner, principal or Affiliate of Herald Center Whole Loan Borrower, or of Principal, as the case may be, or any member, general partner, principal or Affiliate thereof);

(q)          to the extent the Herald Center Mortgaged Property produces sufficient revenue, fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (provided that nothing in this clause (q) shall obligate any limited partner of Herald Center Whole Loan Borrower or member of Principal to make any capital contributions to Herald Center Whole Loan Borrower);

(r)            share any common logo with or hold itself out as or be considered as a department or division of (i) any general partner, principal, member or Affiliate of Herald Center Whole Loan Borrower or of Principal, as the case may be, (ii) any Affiliate of a general partner, principal or member of Herald Center Whole Loan Borrower or of Principal, as the case may be, or (iii) any other Person;

(s)          fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

(t)             pledge its assets for the benefit of any other Person, and with respect to Herald Center Whole Loan Borrower, other than with respect to the Loan;

(u)          fail to maintain a sufficient number of employees in light of its contemplated business operations;

(v)          fail to provide in its organizational documents that for so long as the Loan is outstanding pursuant to the Note, the Mortgage Loan Agreement and the other Loan Documents, (i) it shall not file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors without the prior unanimous written consent of the Independent Directors and all other general partners/managing members/directors or (ii) Lender is and shall be a third party beneficiary of the “special purpose” provisions of such organizational documents;

(w)           fail to hold its assets in its own name;

(x)           fail to consider the interests of its creditors in connection with all limited partnership or limited liability company actions to the extent permitted by applicable law;

(y)           have any of its obligations guaranteed by an Affiliate except Guarantor in connection with the Loan;

(z)           violate or cause to be violated the assumptions made with respect to Herald Center Whole Loan Borrower, Guarantor, and Principal in the Insolvency Opinion;

(aa)  with respect to Principal, or Herald Center Whole Loan Borrower, if Herald Center Whole Loan Borrower is a single member limited liability company that complies with the requirements of Section 3.1.36(cc) below, fail at any time to have at least two (2) Independent Directors;

(bb)  with respect to a Principal, if any, or Herald Center Whole Loan Borrower, if Herald Center Whole Loan Borrower is a single member limited liability company that complies with the requirements of Section 3.1.36(cc) below, permit its board of directors or other governing body to take any action which, under the terms of any certificate of incorporation, by-laws, voting trust agreement with respect to any common stock or other applicable organizational documents, requires the unanimous vote of one hundred percent (100%) of the members of the board or other governing body without the vote of the Independent Director; or

(cc)  in the event Herald Center Whole Loan Borrower is a Delaware limited liability company that does not have a managing member which complies with the requirements for a Principal under this Section 3.1.36, fail to have a limited liability company agreement of Herald Center Whole Loan Borrower (the “LLC Agreement”) which provides that (A) upon the occurrence of any event that causes the last remaining member of Herald Center Whole Loan Borrower (“Member”) to cease to be the Member of Herald Center Whole Loan Borrower (other than (1) upon an assignment by Member of all of its limited liability company interest in Herald Center Whole Loan Borrower and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (2) the resignation of Member and the admission of an additional member of Herald Center Whole Loan Borrower in accordance with the terms of the Loan Documents and the LLC Agreement), any person acting as Independent Director of Herald Center Whole Loan Borrower shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of Herald Center Whole Loan Borrower, automatically be admitted to Herald Center Whole Loan Borrower (“Special Member”) and shall continue Herald Center Whole Loan Borrower without dissolution or division and (B) Special Member may not resign from Herald Center Whole Loan Borrower or transfer its rights as Special Member unless (1) a successor Special Member has been admitted to Herald Center Whole Loan Borrower as Special Member in accordance with requirements of Delaware law and (2) such successor Special Member has also accepted its appointment as an Independent Director. The LLC Agreement shall further provide that (v) Special Member shall automatically cease to be a member of Herald Center Whole Loan Borrower upon the admission to Herald Center Whole Loan Borrower of a substitute Member, (w) Special Member shall be a member of Herald Center Whole Loan Borrower that has no interest in the profits, losses and capital of Herald Center Whole Loan Borrower and has no right to receive any distributions of Herald Center Whole Loan Borrower assets, (x) pursuant to Section 18-301 of the Delaware Limited Liability Company Act (the “Act”), Special Member shall not be required to make any capital contributions to Herald Center Whole Loan Borrower and shall not receive a limited liability company interest in Herald Center Whole Loan Borrower, (y) Special Member, in its capacity as Special Member, may not bind Herald Center Whole Loan Borrower and (z) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Herald Center Whole Loan Borrower, including, without limitation, the Division, merger, consolidation or conversion of Herald Center Whole Loan Borrower; provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as an Independent Director to vote on such matters required by the LLC Agreement. In order to implement the admission to Herald Center Whole Loan Borrower of Special Member, Special Member shall execute a counterpart to the LLC Agreement. Prior to its admission to Herald Center Whole Loan Borrower as Special Member, Special Member shall not be a member of Herald Center Whole Loan Borrower. The LLC Agreement shall further provide that upon the occurrence of any event that causes the Member to cease to be a member of Herald Center Whole Loan Borrower, to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in Herald Center Whole Loan Borrower, agree in writing (A) to continue Herald Center Whole Loan Borrower and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Herald Center Whole Loan Borrower, effective as of the occurrence of the event that terminated the continued membership of Member of Herald Center Whole Loan Borrower in Herald Center Whole Loan Borrower. Any action initiated by or brought against Member or Special Member under any Creditors Rights Laws shall not cause Member or Special Member to cease to be a member of Herald Center Whole Loan Borrower and upon the occurrence of such an event, the business of Herald Center Whole Loan Borrower shall continue without dissolution or division. The LLC Agreement shall provide that each of Member and Special Member waives any right it might have to agree in writing to dissolve the Herald Center Whole Loan Borrower upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of Herald Center Whole Loan Borrower. In addition, the LLC Agreement shall provide that (I) to the fullest extent permitted by applicable law, including Section 18-1101(c) of the Act and notwithstanding any duty otherwise existing at law or in equity, the Independent Director shall consider only the interests of the constituent equity owners of Herald Center Whole Loan Borrower (such constituent equity owners, the “Constituent Members”) (including Herald Center Whole Loan Borrower’s creditors) in acting or otherwise voting on the matters provided for herein and in Herald Center Whole Loan Borrower’s organizational documents (which such fiduciary duties to the Constituent Members and Herald Center Whole Loan Borrower (including Herald Center Whole Loan Borrower’s respective creditors), in each case, shall be deemed to apply solely to the extent of their respective economic interests in Herald Center Whole Loan Borrower exclusive of (x) all other interests (including, without limitation, all other interests of the Constituent Members), (y) the interests of other Affiliates of the Constituent Members and Herald Center Whole Loan Borrower and (z) the interests of any group of Affiliates of which the Constituent Members or Herald Center Whole Loan Borrower is a part)); (II) other than as provided in subsection (I) above, the Independent Director shall not have any fiduciary duties to any Constituent Members, any directors of Herald Center Whole Loan Borrower or any other Person; (III) the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing under applicable law; and (IV) to the fullest extent permitted by applicable law, including Section 18-1101(e) of the Act, an Independent Director shall not be liable to Herald Center Whole Loan Borrower, any Constituent Member or any other Person for breach of contract or breach of duties (including fiduciary duties), unless the Independent Director acted in bad faith or engaged in willful misconduct.

In the event there is ever a Principal of Herald Center Whole Loan Borrower, such Principal shall at all times be a single-member limited liability company organized under the Act.

(dd)  Herald Center Whole Loan Borrower hereby represents and warrants to Lender on the Origination Date that Herald Center Whole Loan Borrower has not, since the date of its formation: (a) failed to be duly formed, validly existing, and in good standing in the applicable jurisdiction(s) of its formation and the State; (b) had any judgments or liens of any nature against it except for (i) tax liens not yet delinquent and (ii) judgments which have been satisfied in full; (c) failed to comply in all material respects with all laws, regulations, and orders applicable to it or failed to receive all Permits necessary for it to operate; (d) been involved in any dispute with any taxing authority which is unresolved as of the Origination Date or failed to pay all taxes owed prior to the delinquency thereof (or, if later, then with all applicable penalties, interest and other sums due in connection therewith); (e) ever been party to any lawsuit, arbitration, summons, or legal proceeding that is still pending or that resulted in a judgment against it that has not been paid in full; (f) failed to comply with all separateness covenants contained in its organizational documents since its formation; (g) had any material contingent or actual obligations not related to the Herald Center Mortgaged Property; (h) except as expressly disclosed to Lender in connection with the closing of the Loan, amended, modified, supplemented, restated, replaced or terminated its organizational documents (or consented to any of the foregoing); (i) has been the product of, the subject of or otherwise involved in, in each case, any Division; (j) owned any real property other than the Herald Center Mortgaged Property and personal property necessary or incidental to its ownership or operation of the Herald Center Mortgaged Property and has never engaged in any business other than the ownership and operation of the Herald Center Mortgaged Property; (k) has not incurred any indebtedness that is still outstanding other than indebtedness that is permitted under the Loan Documents, or (l) had any of its obligations guaranteed by an Affiliate, except for guarantees that have been either released or discharged (or that will be discharged as a result of the closing of the Loan). In addition, Herald Center Whole Loan Borrower hereby represents to Lender on the Origination Date that Herald Center Whole Loan Borrower obtained a current Phase I environmental site assessment (or, if applicable, a current Phase II environmental assessment) (ESA) for the Herald Center Mortgaged Property prepared consistent with ASTM Practice E 1527 and the ESA has not identified any recognized environmental conditions that require further investigation or remediation.

1.1.37.   Business Purposes

The Loan is solely for the business purpose of Herald Center Whole Loan Borrower, and is not for personal, family, household, or agricultural purposes.

1.1.38.   Taxes

Herald Center Whole Loan Borrower has filed all federal, State, county, municipal, and city income and other tax returns required to have been filed by it and has paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by it. Herald Center Whole Loan Borrower knows of no basis for any additional assessment in respect of any such taxes and related liabilities for prior years.

1.1.39.   Forfeiture

Neither Herald Center Whole Loan Borrower nor any other Person in occupancy of or involved with the operation or use the Herald Center Mortgaged Property has committed any act or omission affording the federal government or any State or local government the right of forfeiture as against the Herald Center Mortgaged Property or any part thereof or any monies paid in performance of Herald Center Whole Loan Borrower’s obligations under the Note, the Mortgage Loan Agreement or the other Loan Documents. Herald Center Whole Loan Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.

1.1.40.   Taxpayer Identification Number

Fee Borrower’s United States taxpayer identification number is 20-4878135. Leasehold Borrower’s United States taxpayer identification number is 99-4003999.

1.1.41.   Property Documents

With respect to each Property Document, Herald Center Whole Loan Borrower hereby represents that (a) each such Property Document is in full force and effect and has not been amended, restated, replaced or otherwise modified, (b) there are no material defaults under such Property Document by Herald Center Whole Loan Borrower, or to Herald Center Whole Loan Borrower’s knowledge, by any party thereto and, to Herald Center Whole Loan Borrower’s knowledge, no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a material default under any such Property Document, and (c) to Herald Center Whole Loan Borrower’s knowledge, no party to any Property Document has commenced any action or given or received any notice for the purpose of terminating (or contemplating the termination of) such Property Document.

1.1.42.   OFAC

Herald Center Whole Loan Borrower represents and warrants that each Herald Center Whole Loan Borrower Party and their respective Affiliates and any Person that to Herald Center Whole Loan Borrower’s knowledge has an economic interest in any Herald Center Whole Loan Borrower Party is (i) not a Prohibited Person; (ii) in full compliance with the requirements of the Patriot Act and all other applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control of the U.S. Department of the Treasury (as used in this Section only, “OFAC”); (iii) operated under policies, procedures and practices, if any, that are in compliance with the Patriot Act and available to Lender for Lender’s review and inspection during normal business hours and upon reasonable prior notice; (iv) not in receipt of any notice from the Secretary of State or the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of the Patriot Act; (v) not listed as a Specially Designated Terrorist or as a “blocked” Person on any lists maintained by the OFAC pursuant to the Patriot Act or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of the OFAC issued pursuant to the Patriot Act or on any other list of terrorists or terrorist organizations maintained pursuant to the Patriot Act; and (vi) not a Person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act. Herald Center Whole Loan Borrower covenants and agrees that in the event Herald Center Whole Loan Borrower receives any notice that any Herald Center Whole Loan Borrower Party (or any of their respective beneficial owners or Affiliates) become listed on the Annex or any other list promulgated under the Patriot Act or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Herald Center Whole Loan Borrower shall immediately notify Lender. It shall be an Event of Default hereunder if any Herald Center Whole Loan Borrower Party or any other party to any Loan Document becomes listed on any list promulgated under the Patriot Act or is indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering. All capitalized words and phrases and all defined terms used in the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to the subject matter of the Patriot Act, including Executive Order 13224 effective September 24, 2001 (collectively referred to in this Section only as the “Patriot Act”) are incorporated into this Section.

1.1.43.   ICAP Program

(a)    Herald Center Whole Loan Borrower timely filed an ICAP Preliminary Application, ICAP Final Application, and ICAP Notice of Completion for certain eligible work (“ICAP Work”) re: ICAP Application No. 17870, Manhattan, Block 809, Lot 45. Herald Center Whole Loan Borrower satisfied all conditions and requirements of the ICAP Program in order to fully vest in the ICAP Property all rights for benefits under the ICAP Program. The NYC Department of Finance issued the Confirmation of Eligibility for ICAP, formerly known as, the ICAP Final Certificate of Eligibility on February 22, 2017. A true, correct and complete copy of such certificate has been delivered to Lender, and such documents have not been amended, restated, replaced or otherwise modified. ICAP benefits began with the 2017/2018 tax year and will expire on June 30, 2027.

(b)    Within the seven (7) years prior to the date of the ICAP Preliminary Application, neither Herald Center Whole Loan Borrower nor any Person owning a Substantial Interest (as defined under the ICAP Program) in the Herald Center Mortgaged Property, nor any officer, director, general partner or member of Herald Center Whole Loan Borrower or any such Person was: (i) finally adjudicated by a court of competent jurisdiction to have violated Section 235 of the Real Property Law (which deals with harassment), any section of Article 150 of the Penal Law (which deals with arson), or any similar arson law of another state, or (ii) finally adjudicated by a competent authority, agency or court of competent jurisdiction to have violated any state, city or municipal business regulations or ordinances related to payment of taxes, payment of wages, or fraudulent representation to governmental entities (the “Fraud Laws”), or was an officer, director, general partner or member of a Person at the time such Person was finally adjudicated to have violated such Fraud Laws.

(c)    The ICAP Property is not currently and will not be the beneficiary of any exemption or abatement of Taxes under any other law.

(d)    Herald Center Whole Loan Borrower incurred a Minimum Required Expenditure (“MRE”) for the ICAP Work in excess of thirty percent (30%) of the taxable assessed value of the Herald Center Mortgaged

Property in the tax year with a taxable status date immediately preceding the issuance of the first building permit, and complied with all filing and certification requirements related thereto.

(e)    Herald Center Whole Loan Borrower completed construction of the ICAP Work no later than five (5) years from the date of issuance of the first building permit.

(f)      Herald Center Whole Loan Borrower complied with the Minority and/or Women Owned Business Enterprises (“M/WBEs”) solicitation requirements of Section 11-278 of the Administrative Code of the City of New York and Local Law 67 of 2008, as amended.

(g)    Herald Center Whole Loan Borrower complied with the requirements of Executive Order 50, as amended, and has made all filings required by the New York City Department of Small Business Services, Division of Labor Services (“DSBS/DLS”) to monitor compliance thereunder or as required under the ICAP Program.

(h)    Herald Center Whole Loan Borrower complied with all applicable city, state, and federal laws, mayoral directives, and executive orders designed to encourage participation by M/WBEs or to ensure equal employment opportunity, and made all filings required by DSBS/DLS to monitor compliance therewith or as required under the ICAP Program.

(i)     Herald Center Whole Loan Borrower cured all violations of the applicable building, fire, and air pollution codes, as required under the ICAP Program or upon notice or request of the New York City Department of Finance or any other applicable Governmental Authority, and as may be required to obtain the abatement of Taxes under the ICAP Program.

(j)     Herald Center Whole Loan Borrower’s projection of the total ICAP benefit is set forth on Schedule VII attached to the Mortgage Loan Agreement (the “Projected ICAP Benefit”).

(k)    Herald Center Whole Loan Borrower timely filed the Fourth ICAP Certificate of Continuing Use for preserving the Projected ICAP Benefit available to the ICAP Property for the 2025/2026 and 2026/2027 tax years.

(l)     Herald Center Whole Loan Borrower is not in default under any ICAP Document and no condition exists which, but for the giving of notice or passage of time, or both, would constitute a default under any ICAP Document.

1.1.44.   Deposit Accounts

(a)    The Mortgage Loan Agreement and the Lockbox Agreement create valid and continuing security interests (as defined in the UCC) in the Lockbox Account and the Cash Management Account in favor of Lender, which security interests are prior to all other Liens and are enforceable as such against creditors of and purchasers from Herald Center Whole Loan Borrower.

(b)    The Lockbox Account is and shall be maintained (i) as a “deposit account” (as such term is defined in Section 9-102(a)(29) of the UCC), (ii) in such a manner that Lender shall have control (within the meaning of Section 9-104(a)(2) of the UCC) over the Lockbox Account and (iii) such that neither Herald Center Whole Loan Borrower nor Manager shall have any right of withdrawal from the Lockbox Account and during the continuance of any Trigger Period, no Account Collateral shall be released to Herald Center Whole Loan Borrower or Manager from the Lockbox Account.

(c)    Each Account other than the Lockbox Account is and shall be maintained (i) as a “securities account” (as such term is defined in Section 8-501(a) of the UCC), (ii) in such a manner that Lender shall have control (within the meaning of Section 8-106(d)(2) of the UCC) over each such Account other than the Lockbox Accounts, (iii) such that neither Herald Center Whole Loan Borrower nor Manager shall have any right of withdrawal from such Accounts and, except as expressly provided in the Mortgage Loan Agreement, no Account Collateral shall be released to Herald Center Whole Loan Borrower from such Account, (iv) in such a manner that the Cash Management Bank shall agree to treat all property credited to each Account other than the Lockbox Account as “financial assets” and (v) such that all securities or other property underlying any financial assets credited to such Accounts shall be registered in the name of Cash Management Bank, indorsed to Cash Management Bank or in blank or credited to another securities account maintained in the name of Cash Management Bank and in no case will any financial asset credited to any Account be registered in the name of Herald Center Whole Loan Borrower, payable to the order of Herald Center Whole Loan Borrower or specially indorsed to Herald Center Whole Loan Borrower except to the extent the foregoing have been specially indorsed to Cash Management Bank or in blank);

(d)    Herald Center Whole Loan Borrower owns and has good and marketable title to the Lockbox Account and the Cash Management Account free and clear of any Lien or claim of any Person (other than that of Lender);

(e)    Herald Center Whole Loan Borrower has delivered to Lender fully executed agreements pursuant to which Lockbox Bank and Cash Management Bank (if having been requested to do so by Lender pursuant to Section 6.1(b) of the Mortgage Loan Agreement) have agreed to comply with all instructions originated by Lender directing disposition of the funds in such accounts without further consent by Herald Center Whole Loan Borrower;

(f)     Other than the security interest granted to Lender pursuant to the Mortgage Loan Agreement and the Lockbox Agreement, Herald Center Whole Loan Borrower has not pledged, assigned, or sold, granted a security interest in, or otherwise conveyed the Lockbox Account or the Cash Management Account; and

(g)    The Lockbox Account and the Cash Management Account are not in the name of any Person other than Herald Center Whole Loan Borrower for the benefit of Lender. Herald Center Whole Loan Borrower has not consented to Lockbox Bank or Cash Management Bank complying with instructions of any Person other than Lender.

1.1.45.   Third Party Representations

Each of the representations and the warranties made by Guarantor in the other Loan Documents (if any) are true, complete and correct.

1.1.46.   Insolvency Opinion Assumptions

All of the assumptions made in the Insolvency Opinion, including, but not limited to, any exhibits attached thereto and/or certificates delivered in connection therewith, are true, complete and correct.

1.1.47.   Yeshiva Documents

(a)    Each Yeshiva Document (i) is in full force and effect and has not been modified or amended in any manner whatsoever, (ii) there are no defaults under any Yeshiva Document and no event has occurred which but for the passage of time, or notice, or both would constitute a default under any Yeshiva Document, (iii) all amounts due and payable under the Yeshiva Documents have been paid in full, (iv) Herald Center Whole Loan Borrower has not commenced any action or given or received any notice for the purpose of terminating any Yeshiva Document, and (v) to the best of Herald Center Whole Loan Borrower’s knowledge, without any duty to investigate, Yeshiva is not subject to any voluntary or involuntary bankruptcy, reorganization or insolvency proceeding;

(b)    The Yeshiva Documents permit the interest of each Herald Center Whole Loan Borrower thereunder to be encumbered by the Security Instrument;

(c)    Except for Yeshiva’s express right pursuant to the terms and conditions of section 10.01 of the Underlying Lease to request that the Underlying Lease be terminated due solely to a Casualty or

Condemnation, the Yeshiva Documents themselves provide that no Yeshiva Document may be amended, modified, canceled, surrendered or terminated without the prior written consent of Lender and that any such action without such consent is not binding on Lender;

(d)    The Yeshiva Documents require Yeshiva to give notice of any default by Herald Center Whole Loan Borrower to Lender;

(e)    All Seller Work (as defined in the Yeshiva PSA) with respect to the Tranche 1 Premises (as defined in the Yeshiva PSA) has been completed in accordance with all Legal Requirements and the express terms of the Yeshiva Documents;

(f)     The Yeshiva Documents, together with the Underlying Lease contemplate that following the Leasehold Condominium Conversion in accordance with the terms of Section 2.6 of the Mortgage Loan Agreement, Yeshiva will have a leasehold condominium interest in the Yeshiva Unit for a term of thirty-one (31) years, and upon the expiration (or sooner termination in accordance with the express terns of the Underlying Lease and the Yeshiva Documents) of the Underlying Lease and the Leasehold Condominium Documents, (i) the Leasehold Condominium Regime shall be terminated, (ii) title to the Yeshiva Unit will revert back to Fee Borrower and the lien of the Security Instrument on the fee interest in the Herald Center Mortgaged Property will be spread to the Yeshiva Unit or portion of the Herald Center Mortgaged Property previously identified as the Yeshiva Unit and the Security Instrument shall continue to encumber the entire Herald Center Mortgaged Property;

(g)    The imposition of a Leasehold Condominium Regime on the Herald Center Mortgaged Property in accordance with the terms of Section 2.6 of the Mortgage Loan Agreement and, except as expressly provided in Section 15 of the Yeshiva Supplemental Agreement and Section 2.7 of the Mortgage Loan Agreement, the sale of the Yeshiva Unit to Yeshiva pursuant to the Yeshiva Documents will not result in any termination rights, abatement rights or reduction of rents or other amounts payable, nor trigger or give any tenant any option, offer, right of first refusal, right of first offer or other similar right to acquire all or any portion of the Herald Center Mortgaged Property or any Unit, in each case, under any Lease or Property Document; and

(h)    In connection with any sale, conveyance, assignment or subletting by Yeshiva of all or any portion of the Yeshiva Unit in accordance with the terms of the Yeshiva Documents, the Leasehold Condominium Documents and the Underlying Lease, Yeshiva shall remain primarily liable under each of the Yeshiva Documents, Underlying Lease and Leasehold Condominium Documents.

1.1.48.   Embargoed Person

As of the date of the Mortgage Loan Agreement and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of any Borrower Party constitute property of, or are beneficially owned, directly, indirectly, or by any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in any such Borrower Party (whether directly or indirectly) is prohibited by applicable law or the Loan made by the Lender is in violation of applicable law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in any Borrower Party, with the result that the investment in any such Borrower Party (whether directly or indirectly), is prohibited by applicable law or the Loan is in violation of applicable law; and (c) none of the funds of any Borrower Party have been (or will be) derived from any unlawful activity with the result that the investment in any such Borrower Party (whether directly or indirectly), is prohibited by applicable law or the Loan is in violation of applicable law. Any violation of the foregoing shall, at Lender’s option, constitute an Event of Default hereunder.

1.1.49.   Construction Expenses

All costs and expenses of any and all labor, materials, supplies and equipment used in the construction, maintenance or repair of the Improvements have been paid in full. There are no claims for payment for work, labor or materials affecting the Herald Center Mortgaged Property which are or may become a lien prior to, or of equal priority with, the Liens created by the Loan Documents.

1.1.50.   Personal Property

Herald Center Whole Loan Borrower has paid in full for, and is the owner of, all Personal Property (other than tenants’ property) used in connection with the operation of the Herald Center Mortgaged Property, free and clear of any and all security interests, liens or encumbrances, except for Permitted Encumbrances and the Lien and security interest created by the Loan Documents.

1.1.51.   Intellectual Property/Websites

All trademarks, trade names and service marks necessary to the business of Herald Center Whole Loan Borrower as presently conducted or as Herald Center Whole Loan Borrower contemplates conducting its business are in good standing and, to the extent of Herald Center Whole Loan Borrower’s knowledge, uncontested. Herald Center Whole Loan Borrower has not infringed, is not infringing, and has not received notice of infringement with respect to asserted trademarks, trade names and service marks of others. To Herald Center Whole Loan Borrower’s knowledge, there is no infringement by others of trademarks, trade names and service marks of Herald Center Whole Loan Borrower.

1.1.52.   Preferred Equity Investment

(a)    The Preferred Equity Documents are in full force and effect and no default has occurred under any Preferred Equity Documents, and there is no existing condition which, but for the passage of time or the giving of notice, could result in (i) a default under the terms of any Preferred Equity Document (including, without limitation, any agreements that have been cross-defaulted with any Preferred Equity Document), (ii) the Operating General Partner no longer being able to manage and administer the day-to-day business and operations of Sole Member, each Herald Center Whole Loan Borrower and/or any Herald Center Mortgaged Property, or (iii) any claim for indemnification pursuant to the Preferred Equity Documents.

(b)    Herald Center Whole Loan Borrower delivered (or caused to be delivered) to Lender true, correct and complete copies of the Preferred Equity Documents (including all amendments, supplements, exhibits and/or schedules thereto.

(c)    No Herald Center Whole Loan Borrower, Guarantor or Operating General Partner has received any notice from PE Investor pursuant to paragraph 33 of the Preferred Equity LP Agreement or any other provision therein relating to PE Investor’s right to cause any Herald Center Mortgaged Property to be sold, exchanged, transferred, assigned or disposed of. Any sale, exchange, transfer, assignment or disposition of any Herald Center Mortgaged Property, including, without limitation, any sale pursuant to section 33 of the Preferred Equity LP Agreement, shall be subject to the express terms and conditions of the Loan Documents, including, without limitation, the repayment of the Loan in full in accordance with the terms of the Loan Documents, including, the payment of any prepayment premium.

(d)    All consents and approvals necessary or required to be obtained pursuant to the terms of the Preferred Equity Documents for each Herald Center Whole Loan Borrower to enter into the Loan and execute and deliver the Loan Documents have been obtained.

(e)    The delivery to Lender, its agents, consultants and/or representatives by (or on behalf of) any Herald Center Whole Loan Borrower or any Guarantor of any and all reports, certificates, financial statements, agreements, instruments, documents and other materials and/or information relating to each Herald Center Whole Loan Borrower, Sole Member, Operating General Partner, PE Investor, Guarantor,

any constituent party of Operating General Partner Member and PE Investor and the Herald Center Mortgaged Property, in all cases in connection with the origination of the Loan, does not violate any confidentiality provisions contained in any Preferred Equity Documents. Furthermore, the delivery of any and all reports, certificates, financial statements, agreements, instruments, documents and other materials and/or information required to be delivered to Lender or Servicer during the Term pursuant to the terms of the Loan Documents, will not violate any confidentiality provision in any Preferred Equity Document.

(f)     ICS has no right to approve or consent to (i) each Herald Center Whole Loan Borrower entering into the Loan, (ii) the Leasehold Condominium Conversion, (iii) the transactions contemplated or related to the Leasehold Condominium Documents, the Underlying Lease and/or the Yeshiva Documents or (iv) any matters relating to the operations of each Herald Center Whole Loan Borrower and/or the Herald Center Mortgaged Property. ICS’s interests in Preferred Member have not been redeemed and the redemption price is fixed at $470,000.00.

(g)    Pursuant to the terms of the Preferred Equity LP Agreement, the (i) Operating General Partner is Herald Center Department Store GP LLC, a Delaware limited liability company, (ii) PE Investor is BIG Herald Investments II, LLC, a Delaware limited liability company and (iii) the Limited Partners are (w) Herald Center Department Store, Inc., a Delaware corporation, (x) Herald Center Department Store II LLC, a Delaware limited liability company, (y) Bailey Herald Center, L.P., a Delaware limited partnership and ICS.

(h)   The Sixth Amended and Restated Agreement of Limited Partnership of Herald Center Department Store, L.P. amends and restates in its entirety, the terms and provisions of (i) the Original Partnership Agreement, (ii) the Second A&R Partnership Agreement, (iii) the Third A&R Partnership Agreement, (iv) the Fourth A&R Partnership Agreement and (v) the Fifth A&R Partnership Agreement (each as defined in the Preferred Equity LP Agreement).

1.1.53.   Underlying Lease

(a)    (i) The Underlying Lease is in full force and effect and has not been modified or amended in any manner whatsoever, (ii) there are no defaults under the Underlying Lease by Fee Borrower or Leasehold Borrower and no event has occurred which but for the passage of time, or notice, or both would constitute a default under the Underlying Lease, (iii) all rents, additional rents and other sums due and payable under the Underlying Lease have been paid in full, (iv) neither Fee Borrower nor Leasehold Borrower has commenced any action or given or received any notice for the purpose of terminating the Underlying Lease, (v) the Fee Borrower, as debtor in possession or by a trustee for the Fee Borrower, has not given any notice of, and Leasehold Borrower has not consented to, any attempt to transfer the fee simple estate in the Herald Center Mortgaged Property free and clear of the Underlying Lease under section 363(f) of the Bankruptcy Code, and (vi) the Fee Borrower is not subject to any voluntary or involuntary bankruptcy, reorganization or insolvency proceeding and the fee simple estate in the Herald Center Mortgaged Property is not an asset in any voluntary or involuntary bankruptcy, reorganization or insolvency proceeding;

(b)    The Underlying Lease or a memorandum thereof in form and substance substantially similar to the form attached hereto as Exhibit E-3, will be submitted to the Office of the New York City Register on the Origination Date to be promptly and duly recorded, the Underlying Lease permits the interest of the lessee thereunder to be encumbered by the Security Instrument and does not restrict the use of the Herald Center Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the Security Instrument and there have not been any modifications, amendments or other changes in the terms of the Underlying Lease since its recordation;

(c)    Leasehold Borrower’s interest in the Underlying Lease is not subject to any Lien superior to, or of equal priority with, the Security Instrument;

(d)    The Underlying Lease itself provides and/or the Fee Borrower has agreed in a writing for the benefit of Lender, its successors and assigns that the Underlying Lease may not be amended, modified, canceled, surrendered or terminated without the prior written consent of Lender and that any such action without such consent is not binding on Lender;

(e)    The Underlying Lease does not place commercially unreasonable restrictions on the identity of Lender and Leasehold Borrower’s interest in the Underlying Lease is assignable but without the consent of the Fee Borrower and, in the event that it is so assigned, it is further assignable without the need to obtain the consent of, the Fee Borrower;

(f)      The Underlying Lease or the estoppel certificate delivered by Fee Owner to Lender at Closing requires the Leasehold Borrower to give notice of any default by Fee Borrower to Lender and the Underlying Lease or the estoppel certificate delivered by Fee Owner to Lender at Closing further provides that notice of default or termination given under the Underlying Lease is not effective against Lender unless a copy of the notice has been delivered to Lender, and requires that the Fee Borrower will supply an estoppel certificate to Lender in form and substance acceptable to Lender;

(g)    Lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of Leasehold Borrower under the Underlying Lease) to cure any default under the Underlying Lease, which is curable after the receipt of notice of any default before the Fee Borrower may terminate the Underlying Lease;

(h)    The Underlying Lease has a term which extends not less than twenty (20) years beyond the Maturity Date;

(i)     The Underlying Lease or the estoppel certificate delivered by Fee Owner to Lender at Closing requires the Fee Borrower to enter into a new lease with Lender upon termination of the Underlying Lease for any reason and/or upon rejection of such Underlying Lease in a bankruptcy proceeding, unless any such new lease would terminate or reduce any real estate tax exemption that Yeshiva is receiving for the Yeshiva Unit;

(j)     Under the terms of the Underlying Lease and the applicable Loan Documents, taken together, any Net Proceeds will be applied either to the Restoration of all or part of the Herald Center Mortgaged Property, with Lender or a trustee appointed by Lender having the right to hold and disburse such Net Proceeds as the Restoration progresses, or to the payment of the outstanding principal balance of the Loan together with any accrued interest thereon; and

(k)    The Underlying Lease does not impose restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender.

1.1.54.   Leasehold Condominium Regime

The creation of the Leasehold Condominium Regime pursuant to the terms of the Leasehold Condominium Documents and Section 2.6 of the Mortgage Loan Agreement and the sale of the Yeshiva Unit to Yeshiva pursuant to the Yeshiva Documents and the release of the Yeshiva Unit from the leasehold lien of the Security Instrument pursuant to the terms of Section 2.6 of the Mortgage Loan Agreement, will not (x) trigger or give any tenant (including, without limitation, H&M) any option, offer, right of first refusal, right of first offer or other similar right to acquire all or any portion of the Herald Center Mortgaged Property or any Unit or (y) cause a default under any Lease.

1.2                Survival of Representations

Borrower agrees that, unless expressly provided otherwise, all of the representations and warranties of Borrower set forth in Section 3.1 and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing by Borrower to Lender under this Agreement or any of the other Loan Documents, to the extent such representations and warranties are not matters which by their nature can no longer be true and correct as a result of the passage of time. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by

Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.